                                        Filed Pursuant to Rule No. 424(b)(3)
                                        Registration Statement Nos. 333-82465
                                                                    333-82465-01

                         1,500,000 Capital Securities
      [LOGO]                 NHTB CAPITAL TRUST I
                           9.25% Capital Securities

                              fully guaranteed by
                     New Hampshire Thrift Bancshares, Inc.

-----------------------------------------------------------------------------

          New Hampshire Thrift Bancshares, Inc.: We are a savings and loan holding company that offers, through our subsidiary Lake Sunapee Bank, fsb, a full range of community banking and related financial services to our customers in west-central New Hampshire.

          NHTB Capital Trust I: NHTB Capital Trust I is a subsidiary of New Hampshire Thrift Bancshares, Inc. and a statutory business trust created under Delaware law.

          The Offering: In connection with this offering, the Trust will:
          . sell capital securities to the public and common securities to us; . use the proceeds from these sales to buy an equivalent principal amount of 9.25% subordinated debentures due September 30, 2029 issued by us; and
          . distribute the future cash payments it receives on the subordinated debentures to the holders of the capital and common securities.

          The capital securities represent preferred ownership interests in the assets of the Trust.

          Each capital security pays a cumulative quarterly distribution at the annual rate of 9.25% of the $10.00 liquidation amount of each capital security, beginning September 30, 1999. We have granted the underwriters a 45-day option to purchase up to 225,000 additional capital securities on the same terms set forth below solely to cover over-allotments.

          The capital securities have been approved for listing on the Nasdaq National Market under the symbol "NHTBP". We expect trading to commence within 30 days after the capital securities are first issued.

          The capital securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about August 11, 1999.

          We will sell our subordinated debentures to the Trust, which will be its sole asset. We may defer interest payments on the subordinated debentures from time to time for up to 20 consecutive quarterly periods. We may redeem the subordinated debentures on or after September 30, 2004, and before September 30, 2004 upon the occurrence of a tax, investment company or bank regulatory event described in this prospectus.

          Investing in the capital securities involves certain risks which are described in the "Risk Factors" section beginning on page 13 of this prospectus. You should read this prospectus carefully before you invest in the capital securities.

          Neither the SEC nor any state securities commission has approved or disapproved of the capital securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The capital securities are not deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                               _________________________  ________________
                                  Per capital security          Total
Public Offering Price.......           $10.00                $15,000,000
Proceeds to the Trust.......           $10.00                $15,000,000

          The Trust will use all proceeds to purchase the junior subordinated debentures. We will pay all underwriting discounts and commissions, equal to $0.35 per capital security, or a $525,000 total of (or $603,750 if the over-allotment option is exercised in full).

                          Tucker Anthony Cleary Gull
                The date of this prospectus is August 5, 1999.

           [MAP OF LOCATIONS INCLUDING NLT BRANCHES TO BE ACQUIRED]

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
Forward-looking statements relating to
   future performance or expectations.......................................................       4
Summary Information.........................................................................       5
Summary Selected Consolidated Financial
   Data.....................................................................................      11
Risk Factors................................................................................      13
New Hampshire Thrift Bancshares, Inc........................................................      22
Management..................................................................................      26
NHTB Capital Trust I........................................................................      27
Use of Proceeds.............................................................................      28
Capitalization..............................................................................      29
Accounting Treatment........................................................................      31
Description of Capital Securities...........................................................      31
Description of Subordinated
   Debentures...............................................................................      45
Description of Guarantee....................................................................      57
Relationship Among the Capital
   Securities, the Subordinated
   Debentures and the Guarantee.............................................................      60
Certain Federal Income Tax
   Consequences.............................................................................      62
ERISA Considerations........................................................................      66
Underwriting................................................................................      69
Legal Matters ..............................................................................      71
Experts.....................................................................................      71
Where you can find more information  .......................................................      71
Additional information we have incorporated
   in the prospectus........................................................................      71
Annual Report on Form 10-KSB................................................................     A-1
Quarterly Report on Form 10-QSB.............................................................     B-1

Forward-looking statements relating to future performance or expectations

     We have used and incorporated by reference "forward-looking statements" in this prospectus. Words such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" may constitute forward-looking statements. These statements are within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause our actual results to differ materially. We have used these statements to describe our expectations and estimates in various areas, including:


     . our overall business conditions particularly in the markets in which we operate,

     .    fiscal and monetary policy,

     .    the market for mortgage originations and purchases,

     .    year 2000 compliance issues,

     .    competitive products and pricing,

     .    credit risk management and

     .    changes in regulations affecting financial institutions.

Our actual results could vary materially from the future results covered in our forward-looking statements. The statements in the "Risk Factors" section are cautionary statements identifying important factors, including certain risks and uncertainties, that could cause our results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the United States economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements. We disclaim any obligation to announce publicly future events or developments that affect the forward-looking statements in this prospectus.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the capital securities being offered, including over-alloting shares of the capital securities and bidding for and purchasing such securities at a level above that which otherwise might prevail in the open market. For a description of these activities, see "Underwriting." Such stabilizing transactions, if commenced, may be discontinued at any time. In connection with this offering, certain underwriters (and selling group members) may engage in passive market making transactions in the capital securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M. See "Underwriting."

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering of the capital securities. If given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the capital securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has not been any change in the facts in this prospectus or our affairs since the date of this prospectus.

                              Summary Information

     The following information is a summary of our business operations and the major terms of the offering of capital securities. You should carefully read the more detailed discussion and financial information appearing elsewhere or incorporated in this prospectus before you decide to invest in the capital securities. In this prospectus, references to "we," "us," "our" and "NHTB" are to New Hampshire Thrift Bancshares, Inc.

                     New Hampshire Thrift Bancshares, Inc.

Overview

     We are a Delaware chartered savings and loan holding company headquartered in Newport, New Hampshire. We are regulated by the Office of Thrift Supervision (the "OTS") of the United States Department of the Treasury. Through our wholly-owned subsidiary, Lake Sunapee Bank, fsb (the "Bank"), we provide community banking services to our principal market area, the Upper Valley-Kearsarge-Lake Sunapee area of west-central New Hampshire, including the counties of Merrimack, Sullivan, Hillsboro and Grafton. The Bank was originally chartered in 1868 and presently operates as a federally-chartered stock savings bank through its main office and eleven branch locations.

     We provide a wide range of community banking products and services to individuals and small- to medium-sized businesses located in our market area. We are engaged principally in the business of attracting deposits from the general public, borrowing funds and investing those deposits and funds in various types of residential and commercial real estate loans, residential construction loans, consumer loans, commercial loans, municipal loans and investment securities. In addition, we offer our customers a range of services such as safe deposit box rentals, money orders, wire transfers, drive-through teller facilities, ATMs, telephone banking, debit cards and check imaging. We also provide trust services, investment brokerage services and life insurance products through our subsidiaries and through arrangements with third parties. We expect to offer our customers PC banking services by the third quarter of this year.

     We have grown to $317.6 million in assets and $275.4 million in deposits at March 31, 1999. Our deposits are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") up to FDIC limits (generally $100,000 per depositor).

     Our principal executive office is located at 9 Main Street, Newport, New Hampshire 03773 and our telephone number is (603) 863-0886.

Business Strategy

     We offer community banking products and services to individuals and small- to medium-sized businesses in our market area. Our goal is to enhance our regional presence by expanding our geographic market area and customer base through selective acquisitions and branch expansion and by increasing the financial services we provide our customers. The major components of our growth-oriented community banking strategy are set forth below.

 .    Growth of Our Community Banking Franchise

 .    Becoming a Full-Service Financial Provider

 .    Providing Technologically Enhanced Products and Services

 .    Controlled Growth Through Selective Acquisitions and Branch Expansion

 .    Efficient Capital Management and Consistent Shareholder Returns


Pending Acquisition of Three New London Trust, FSB Branches

     On April 12, 1999, we announced the signing of a definitive agreement to purchase three branches located in New London, Andover and Newbury, New Hampshire from New London Trust, FSB. The transaction, which is subject to regulatory approval, is currently expected to close in the fourth quarter of 1999. The Bank has filed the regulatory applications necessary to obtain the required regulatory approvals.

     Under the agreement, the Bank will acquire all of the deposits, certain loans and certain other assets and liabilities related to the three branches. At March 31, 1999, approximately $103.0 million in deposits and approximately $88.0 million in loans at the three branches would be acquired by us.

                             NHTB Capital Trust I


     We organized the Trust as a statutory Delaware business trust on July 7, 1999. The Trust will sell its capital securities to the public and its common securities to us. The Trust will use all of the proceeds from the sale of the capital securities and the common securities to buy our 9.25% subordinated debentures due September 30, 2029. The subordinated debentures have the same financial terms as the capital securities. We are obligated to make interest payments and other payments under the subordinated debentures to the Trust, which the Trust will use to make distributions on the capital securities to you. Our obligations under the subordinated debentures are unsecured and rank junior to all of our other borrowings, except borrowings that by their terms rank equal or junior to the capital securities. We will, on a subordinated basis, fully, irrevocably and unconditionally guarantee the payment by the Trust of the amounts that are required to be paid on the capital securities, to the extent that the Trust has funds available for such payment.


     The Trust intends to maintain its status as an entity that is not taxable as a corporation for federal income tax purposes. The Trust has no separate financial statements. The statements would not be meaningful to you, because the Trust has no independent operations. The Trust has a term of approximately 30 years, but may be dissolved earlier.

                                 The Offering

Securities Offered............     The underwriters are offering 1,500,000
                                   capital securities (1,725,000 if the
                                   underwriters excercise their over-allotment option in full) each with a liquidation amount of $10.00. Each capital security represents an undivided preferred beneficial interest in the assets of the Trust. Each capital security that you own will entitle you to receive quarterly distributions as described in this prospectus.

The Offering Price............     The Trust is offering capital securities at a
                                   price of $10.00 for each capital security.

Distributions.................     If you purchase any capital securities, you
                                   will be entitled to receive quarterly cash distributions at an annual rate of 9.25% of the liquidation amount of $10.00 for each capital security. You will be entitled to be paid distributions on March 31, June 30,
                                   September 30 and December 31 of each year, beginning September 30, 1999. The amount of each distribution will include amounts accrued up to the date the distribution is due. The distribution payable on September
                                   30, 1999 will equal the amount accrued from August 12, 1999 through September 29, 1999.
                                   These payments are identical to the payments that we are required to make under the subordinated debentures.

Subordinated Debentures.......     The Trust will invest the proceeds from the
                                   issuance of the capital securities and the common securities in an equivalent amount of our 9.25% subordinated debentures.

Maturity......................     The subordinated debentures are scheduled to
                                   mature on September 30, 2029 unless we
                                   shorten the maturity date. We will not
                                   shorten the maturity date unless we have first received any required regulatory approvals. The Trust must redeem the capital securities when the subordinated debentures are paid on the maturity date, or following any earlier redemption of the subordinated debentures.

We Have the Ability to Defer
 Payment of your Distributions...  We can, on one or more occasions, defer interest payments on the subordinated
                                   debentures for up to 20 consecutive quarters, unless an event of default exists under the subordinated debentures. We cannot defer interest payments beyond September 30, 2029, the stated maturity date of the subordinated debentures.

                                   If we defer interest payments on the
                                   subordinated debentures, the Trust will also defer distributions on the capital securities. During this deferral period, the capital securities will still accumulate distributions at an annual rate of 9.25% of the liquidation amount of $10.00 for each capital security. Additionally, any unpaid distributions on the capital securities will accumulate additional distributions at the same rate, compounded quarterly, to the extent permitted by law. If the Trust defers your distributions, you will still be required to accrue interest income and include it in your gross income for United States federal income tax purposes, even if you are a cash basis taxpayer.

Our Guarantee of
 the Capital Securities..........  We will fully, irrevocably and unconditionally guarantee, on a subordinated basis, to the extent that the Trust has funds legally available to make the following payment obligations:

                                   .  payment of distributions on the capital
                                      securities,

                                   .  payments on liquidation of the Trust, and

                                   . payments on maturity or earlier redemption of the capital securities.

                                   If we do not make a payment on the
                                   subordinated debentures, the Trust will not have sufficient funds to make payments on the capital securities. Our guarantee does not cover the payment of distributions when the Trust does not have sufficient funds to pay the distributions. Our obligations under the guarantee and under the subordinated debentures are unsecured and rank junior to all of our other borrowings, except borrowings that by their terms rank equal or junior to the subordinated debentures.

Redemption....................     The Trust will redeem the capital securities
                                   when we pay the subordinated debentures at maturity on September 30, 2029. In addition, if we redeem some or all of the subordinated debentures before maturity, the Trust will use the cash it receives from the redemption of the subordinated debentures to redeem proportionately an amount of capital securities and common securities having an aggregate liquidation amount (the number of securities times $10.00) equal to the aggregate principal amount of the subordinated debentures that we redeem.

                                   We can redeem some or all of the subordinated debentures before September 30, 2004 at their principal amount plus any accrued and unpaid interest to the date of redemption at any time on or after September 30, 2004.

                                   We can redeem all but not less than all of the subordinated debentures before
                                   September 30, 2004 at their principal amount plus any accrued and unpaid interest to the date of redemption at any time if changes in the bank regulatory, investment company or tax laws occur that would adversely affect the status of the Trust, the capital securities or the subordinated debentures.

                                   We may have to obtain regulatory approvals, including the approval of the OTS, before we redeem any subordinated debentures prior to maturity.

Distribution of
 Subordinated Debentures........   We have the right at any time to dissolve the
                                   Trust and cause the subordinated debentures to be distributed to holders of capital securities in liquidation of the Trust, subject to receiving prior approval of the OTS to do so if we are then required under applicable capital guidelines or policies of the OTS. See "Description of Capital
                                   Securities---Liquidation of the Trust and
                                   Distribution of Subordinated Debentures."

Trustees of NHTB
 Capital Trust I................   There are five trustees of the Trust.
                                   Wilmington Trust Company will be the property trustee, Wilmington Trust Company will be the Delaware trustee and three individuals who are employees of NHTB will be the administrative trustees of the Trust.

                                   As the sole holder of the common securities, we can replace or remove any of the trustees. However, if an event of default exists under the trust agreement governing the Trust, only the holders of a majority in aggregate liquidation amount of the capital securities would be able to remove and replace the property trustee and the Delaware trustee. As owner of all of the common securities, only we can remove or replace the administrative trustees. The duties and obligations of each trustee are governed by the trust agreement.

Form of the Capital Securities
 When They Are Issued...........   The capital securities will be represented by
                                   one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New
                                   York ("DTC") or its nominee. This means that you will not receive a certificate for the capital securities. We expect that the capital securities will be ready for delivery through DTC on or about August 12, 1999.

Purchases of the Capital
 Securities for an Employee
 Benefit Plan..................    If you are purchasing the capital securities
                                   for an employee benefit plan, you should read
                                   "ERISA Considerations" for a discussion of prohibited transactions and your fiduciary duties.

Limited Voting Rights..........    If you purchase the capital securities, you
                                   will have no voting rights, except in limited circumstances. See "Description of Capital
                                   Securities---Voting Rights; Amendment of
                                   Trust Agreement."

Use of Proceeds................    All the proceeds to the Trust from the sale
                                   of the capital securities and the common securities will be invested by the Trust in the subordinated debentures. Of the $15.0 million in proceeds ($17.25 million if the underwriters' over-allotment option is exercised in full), we will contribute approximately $15.0 million to the Bank as equity capital to support the pending acquisition of three branches of New London
                                   Trust, FSB. The balance of the proceeds will be used for:

                                   .  financing growth, which may include
                                      expansion of the Bank's lending and
                                      investment activities, one or more branch acquisitions, acquisitions of other financial institutions, or acquisitions of other financial services companies;

                                   .  repurchases of our common stock; and

                                   .  general corporate purposes.

                                   The offering of the capital securities is not contingent upon consummation of the pending branch acquisition. If the branch acquisition is not consummated, we may use the proceeds for expansion of the Bank's lending and investment activities, repurchases of our common stock and for general corporate purposes.

Listing of the Capital
 Securities....................    The capital securities have been approved for
                                   listing on the Nasdaq National Market under the symbol "NHTBP." We expect trading to commence within 30 days after the capital securities are first issued.

                 Summary Selected Consolidated Financial Data

     We have selected highlights from our consolidated financial data as of, and for the quarters ended March 31, 1999 and 1998 and as of, and for the three years ended December 31, 1998. You should read our consolidated financial statements and related notes included in our annual report on Form 10-KSB for the year ended December 31, 1998 and the quarterly report on Form 10-QSB for the three months ended March 31, 1999, which we have attached to this prospectus as Appendix A and Appendix B, respectively.


                                               -----------------------------------------
                                                   At or For the Three
                                                       Months Ended                 At or For the Years Ended December 31,
                                                        March 31,
                                               ------------    ------------     ------------     ------------     ------------
                                                   1999            1998             1998             1997             1996
                                                              (Dollars in thousands, excluding per share data)
SELECTED FINANCIAL
CONDITION DATA:
  Total assets..............................   $    317,578    $    320,592     $    323,408     $    317,989     $    264,385
  Loans receivable, net.....................        240,619         247,427          232,321          255,224          216,003
    Securities available for
        sale at fair value..................         51,266          32,942           52,138           30,180           25,291
     Other investments......................          2,033           2,065            2,033            1,988            2,308
  Total deposits............................        275,442         272,307          282,049          271,227          213,959
    Securities sold under agreements
        to repurchase.......................          7,085           8,924           11,849            8,393            8,663
  FHLB advances and other borrowings........          3,848          10,177                -           10,546           20,179
     Total shareholders' equity.............         27,604          25,940           27,780           25,563           19,194

SELECTED OPERATIONS DATA:
  Total interest and dividend income........   $      5,533    $      5,814     $     23,263     $     23,386     $     18,704
  Total interest expense....................          2,684           3,062           12,184           12,605           10,324
                                               ------------    ------------     ------------     ------------     ------------
  Net interest income.......................          2,849           2,752           11,079           10,781            8,380
  Provision for loan losses.................             30              15              120              932            1,661
                                               ------------    ------------     ------------     ------------     ------------
    Net interest income after provision
       for loan losses......................          2,819           2,737           10,959            9,849            6,719
  Other income..............................            614             391            2,643            2,553            1,923
  Other expenses............................          2,403           2,090            8,880            8,398            7,745
                                               ------------    ------------     ------------     ------------     ------------
  Income before income tax expense..........          1,030           1,038            4,722            4,004              897
  Income tax expense........................            319             335            1,603            1,233              286
                                               ------------    ------------     ------------     ------------     ------------
  Net income(1).............................   $        711    $        703     $      3,119     $      2,771     $        611
                                               ============    ============     ============     ============     ============

PER SHARE DATA:
  Basic earnings per share(1)...............   $       0.34    $       0.34     $       1.49     $       1.36     $       0.36
  Diluted earnings per share(1).............           0.34            0.33             1.47             1.33             0.35
  Book value per share......................          13.12           12.41            13.20            12.24            11.26
  Dividends per share.......................           0.16            0.15             0.60             0.50             0.50

                                                        (footnotes on next page)

                                               -----------------------------------------
                                                   At or For the Three
                                                       Months Ended                 At or For the Years Ended December 31,
                                                        March 31,
                                               ------------    ------------     ------------     ------------     ------------
                                                   1999            1998             1998             1997             1996
PERFORMANCE RATIOS(2):
Return on average assets..............              0.89%           0.88%            0.96%            0.88%           0.24%
Return on average equity..............             10.54           10.81            11.76            11.44            3.15
Interest rate spread(2)...............              3.57            3.43             3.44             3.43            3.13
Interest rate margin(2)...............              3.80            3.67             3.69             3.67            3.44

Average interest-earning assets to
    average interest-bearing liabilities..   106.45           106.27           106.29           105.72          107.32
Efficiency ratio(3) (4)...................    70.30            66.54            65.44            65.70           74.98

EARNINGS TO FIXED CHARGES RATIOS(5):
Including interest on deposits............     1.38x            1.34x            1.39x            1.32x           1.09x
Excluding interest on deposits............    17.09             7.65            13.05             5.02            1.54

BANK ASSET QUALITY RATIOS:
Nonperforming loans to total loans........     0.96%            0.98%            0.85%            0.49%           0.75%
Allowance for loan losses to total loans..     1.29             1.20             1.30             1.18            0.98
Allowance for loan losses to
  nonperforming loans.....................   134.00           125.12           154.23           241.02          131.83
Net charge-offs to average loans(2).......     0.00             0.02             0.03             0.35            0.63

CAPITAL RATIOS:
Stockholders' equity to total assets......     8.69%            8.09%            8.59%            8.04%           7.26%
Tier 1 risk-based capital ratio...........    11.60            11.65            12.03            11.12           11.81
Total risk-based capital ratio............    12.19            12.54            12.63            11.86           12.00
Core capital (to tangible assets).........     7.32             6.72             7.31             6.47            6.76
Tangible capital (to tangible assets).....     7.32             6.72             7.31             6.47            6.76

_____________________

(1) Net income for 1996, excluding the one time special assessment charge of $995,000 imposed to recapitalize the Savings Association Insurance Fund, would have been $1,267,411, or $0.75 per basic share ($0.74 per share diluted).
(2)  Ratios are annualized for the three months ended March 31, 1999 and 1998.
(3)  Ratios are calculated using fully tax equivalent (FTE) interest income.
(4) Equals other expenses divided by net interest income (FTE) plus other income (excluding writedowns and net gains or losses on securities transactions).
(5) For purposes of computing the ratios of earnings to fixed charges, earnings represent income before income tax expense plus fixed charges. Fixed charges represent one-third rent expense and total interest expense, including and excluding interest on deposits.

                                 Risk Factors

         An investment in the capital securities involves a number of risks. Some of these risks relate to the capital securities and others relate to us. We urge you to carefully consider this information, together with the other information in this prospectus and in the documents that we have incorporated by reference in this prospectus.


          Risks related to your investment in the capital securities

We will depend primarily on any dividends we may receive from our subsidiaries in making payments under the subordinated debentures, which could affect the payments made to you under the capital securities

         Because we are a savings and loan holding company, substantially all of our operating assets are owned by the Bank. We rely primarily on dividends from the Bank to pay principal and interest on our outstanding debt obligations and corporate expenses. The board of directors of the Bank has the sole discretion to declare and pay any dividends to us. In addition, the OTS limits all capital distributions by the Bank directly or indirectly to us, including dividend payments. Without prior approval, the Bank may not declare a dividend if the total amount of all dividends declared by the Bank in any calendar year exceeds the total of the Bank's retained net income for the current year and retained net income for the preceding two years. Under federal law, the Bank cannot pay any dividend if, after paying the dividend, the Bank will be "undercapitalized." The OTS may declare a dividend payment to be unsafe and unsound even though the Bank would continue to meet its capital requirements after the dividend. If the Bank does not pay dividends to us and we are unable to make payments on the subordinated debenture, the Trust will not be able to pay distributions and other payments on the capital securities and the guarantee will not apply.


We cannot make payments under the guarantee or the subordinated debentures if we default on our other obligations that are more senior

         Our obligations under the guarantee issued for your benefit are unsecured and rank

         . junior to all of our other borrowings, except those borrowings that by their terms are equal or junior to the guarantee;

         .    senior to our common stock.

         This means that we cannot pay under the guarantee if we default on payments of any of our other borrowings, unless, by their terms, those borrowings are equal or junior to the guarantee. If we liquidate, go bankrupt or dissolve, we would be able to pay under the guarantee only after we have paid all our other liabilities that are senior to the guarantee.

         Our obligations under the subordinated debentures are unsecured and rank junior in priority to all of our senior indebtedness, which includes our borrowings that are not by their terms equal or junior to the subordinated debentures. If we default on a payment on our senior indebtedness, we cannot pay principal or interest on the subordinated debentures. If we liquidate, go bankrupt or dissolve, we would be able to pay the Trust under the subordinated debentures only after we have made all payments on our senior indebtedness. As of March 31, 1999, we had senior indebtedness of $3.8 million.

         If we default on our obligations to pay principal or interest on the subordinated debentures, the Trust will not have sufficient funds to make distribution payments or liquidation payments on the capital securities. As a result, you will not be able to rely upon our guarantee for payment of these amounts. Instead, you or the property trustee may enforce the rights of the Trust under the subordinated debentures against us. For more information, please refer to "Description of Subordinated Debentures-Enforcement of Certain Rights by Holders."

         The capital securities, the guarantee, the subordinated debentures and the indenture do not limit our ability or the ability of any subsidiary to incur additional debt, including debt that is senior in priority of payment.

         For more information on payments under the guarantee and the subordinated debentures, you should refer to "Description of Guarantee-Status of the Guarantee" and "Description of Subordinated Debentures-Subordination."


We may defer interest payments on the subordinated debentures which could have adverse consequences to you

         We have the right, at one or more times, unless an event of default exists under the subordinated debentures, to defer interest payments on the subordinated debentures for up to 20 consecutive quarters, but not beyond September 30, 2029. If we defer interest payments, the Trust will defer paying distributions to you on your capital securities during the deferral period. However, during this period, the capital securities would still accumulate distributions at the rate of 9.25% per year, compounded quarterly, to the extent permitted by law. During any deferral period, we will be prohibited from declaring or paying cash dividends on our capital stock or from paying on or repaying, repurchasing or redeeming any debt which ranks equal or junior to the subordinated debentures. For more information, please refer to "Description of Capital Securities-Distributions."


         When any deferral period ends and we pay all interest then accrued and unpaid on the subordinated debentures, we may elect to begin a new deferral period. There is no limitation on the number of times that we may elect to begin a deferral period. See "Description of Capital Securities-Distributions" and "Description of Subordinated Debentures-Option to Extend Interest Payment Date."

         If we exercise our right to defer payments of interest on the subordinated debentures, you will be required to accrue income as original issue discount (OID) in respect of the deferred stated interest allocable to your capital securities for U.S. federal income tax purposes, which will be allocated but not distributed to you. As a result, you will be required to recognize income for United States federal income tax purposes before you receive any cash and will not receive the cash related to this interest income from the Trust if you dispose of your capital securities prior to the record date for the distribution payment. For more information, you should read "Certain Federal Income Tax Consequences-Interest Income and Original Issue Discount" and "-Sales or Redemption of Capital Securities."

         We do not currently intend to exercise our right to defer interest payments on the subordinated debentures. However, if we exercise this right in the future, the market price of the capital securities will probably be affected. The capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated debentures. If you sell your capital securities during a deferral period, you may not receive the same return on your investment as someone else who continues to hold the capital securities.

The guarantee covers payments only if the Trust has cash available

         If we default on our obligations to pay principal or interest on the subordinated debentures, the Trust will not have sufficient funds to make distribution payments or liquidation payments on the capital securities. Because our guarantee does not cover payments when the Trust does not have sufficient funds, you will not be able to rely upon the guarantee for payment of these amounts. Instead, you or the property trustee may enforce the rights of the Trust under the subordinated debentures against us. For more information, please refer to "Description of Subordinated Debenture-Enforcement of Certain Rights by Holders."

The Trust may redeem the capital securities before September 30, 2004 if a special event occurs; you may be taxed on the redemption proceeds and you may not be able to reinvest the redemption proceeds at the same or a higher rate of return

         If there are changes in the bank regulatory, investment company or tax laws that would adversely affect the status of the Trust, the capital securities or the subordinated debentures, we have the right to redeem the subordinated debentures, in whole but not in part. Our redemption of the subordinated debentures will cause the Trust to redeem the capital securities and the common securities at a price equal to $10.00 per security plus any accrued and unpaid distributions. Under current United States federal income tax law, the redemption of the capital securities would be a taxable event to you. In addition, depending upon capital market conditions at the time of such redemption, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the capital securities. We may have to obtain regulatory approval, including the approval of the OTS, before we redeem any subordinated debentures. For more information, you should refer to "Description of Capital Securities-Redemption."

If we distribute the subordinated debentures, there may be an adverse effect on the trading market and trading price of your investment, and there may be adverse tax effects

         We may dissolve the Trust at any time and, after satisfying the liabilities owed to the Trust's creditors under applicable law, the Trust will distribute the subordinated debenture to you, as a holder of capital securities, and us, as the holder of common securities.

         If the trustees distribute the subordinated debentures to you, we will use our best efforts to list the subordinated debentures on the Nasdaq National Market. We cannot be sure that the subordinated debentures will be approved for listing on Nasdaq or that a trading market will exist for the subordinated debentures. Accordingly, the capital securities or the subordinated debentures may trade at a discount from the price that an investor paid to purchase the capital securities. Because holders of capital securities may receive subordinated debentures in liquidation of the Trust and because distributions are otherwise limited to payments on the subordinated debentures; prospective purchasers of capital securities are also making an investment decision with regard to the subordinated debentures and should carefully review all the information regarding the subordinated debentures contained in this prospectus.

         Under current United States federal income tax law, a distribution of the subordinated debentures following the dissolution of the Trust would not be a taxable event to you unless the distribution occurs at a time when the Trust is treated as an association taxable as a corporation. However, any distributions of cash for the subordinated debentures would be a taxable event to you.

You should refer to "Certain Federal Income Tax Considerations-Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust" for more information.

You will have limited voting rights

         As a holder of capital securities, you will have limited voting rights. You can vote only to modify the capital securities and to exercise the Trust's rights as a holder of the subordinated debentures. In general, only we can replace or remove any of the trustees. However, if an event of default exists under the trust agreement, the holders of the capital securities may replace the property trustee and the Delaware trustee.

         We, along with the property trustee and the administrative trustees, may amend the trust agreement without your consent even if these actions adversely affect your interests, to ensure that the Trust:

         (a) will not be classified as an association taxable as a corporation for United States federal income tax purposes and

         (b) will not be required to register as an "investment company" under the Investment Company Act of 1940.

         You will have no voting rights with respect to any matters submitted to a vote of our stockholders. For more information on your voting rights, please refer to "Description of Capital Securities-Voting Rights; Amendment of the Trust Agreement" and "-Removal of Trustees."


The holders of the capital securities and the subordinated debentures are not protected by covenants in the indenture and the trust agreement

         Neither the indenture, which sets forth the terms of the subordinated debentures, nor the trust agreement, which sets forth the terms of the capital securities and the common securities, protects holders of the subordinated debentures or the capital securities, respectively, in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether we will be able to comply with our obligations under the subordinated debentures or the guarantee.


Trading price may not reflect the full value of the capital securities

         We cannot predict the market prices for the capital securities or the subordinated debentures that may be distributed if we dissolve the Trust. The capital securities or the subordinated debentures may trade at a discount from the price that you paid for the capital securities and may trade at prices that do not fully reflect the value of any accrued and unpaid interest on the underlying subordinated debentures.

         A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the subordinated debenture are deemed to have been issued with OID) and who disposes of its capital securities between record dates for payments of distributions) will be required to include accrued but unpaid interest on the subordinated debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to its adjusted tax basis in its share of the underlying subordinated debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations-Interest Income and Original Issue Discount" and "-Sales or Redemptions of Capital Securities."

         The capital securities have been approved for listing on the Nasdaq National Market. Although the underwriters of the offering has indicated that they intends to make a market in the capital securities, they is not obligated to do so and may stop any market-making activities at any time without notice. We cannot be sure that there will be a liquid trading market for the capital securities.


                             Risks related to NHTB


We may experience difficulties in managing our growth

         As part of our general strategy we may continue to acquire banks and businesses that we believe provide a strategic fit with our business. To the extent that we do grow, we cannot assure you that we will be able to adequately and profitably manage our growth. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

 .        potential exposure to liabilities of banks and businesses we acquire;

 .        difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

 .        potential disruption to our business;

 .        potential diversion of our management's time and attention;

 .        impairment of relationships with and the possible loss of key employees and customers of the banks and businesses we acquire; and

 .        incurrence of amortization expense if we account for an acquisition as a purchase.

         The success of our internal growth strategy will depend primarily on our ability to generate an increasing level of loans and deposits at acceptable risk levels and on acceptable terms without significant increases in non-interest expenses relative to revenues generated. There is no assurance that we will be successful in implementing our internal growth strategy. Our financial performance also depends, in part, on our ability to manage various portfolios and our ability to successfully introduce additional financial products and services. There can be no assurance that additional financial products and services will be introduced or, if introduced, that such financial products and services will be successful. Furthermore, the success of our growth strategy will depend on maintaining sufficient regulatory capital levels and on economic conditions.

If we are unable to successfully compete for customers in our market area, our financial condition and results of operations could be adversely affected

        We face intense and increasing competition in making loans, attracting deposits and providing other financial products and services. The market area in which we operate, west-central New Hampshire, has numerous financial institutions that we compete with for customers. Our competition for loans comes principally from


        .   commercial banks,                   .   mortgage banking companies,

        .   savings banks,                      .   finance companies, and

        .   savings and loan associations,      .   credit unions.


Our competition for deposits comes principally from


        .   commercial banks,                    .   brokerage firms,

        .   savings banks,                       .   insurance companies,

        .   savings and loan associations,       .   money market mutual funds,
                                                     and

        .   credit unions,                       .   mutual funds (such as
                                                     corporate and government
                                                     securities funds).


         Many of these competitors have greater financial resources and name recognition, more locations, more advanced technology and more financial products to offer than we have. Our profitability depends on our continued ability to attract new customers and compete in west-central New Hampshire. If we are unable to successfully compete, our financial condition and results of operations will be adversely affected.


Because we primarily serve west-central New Hampshire, a decline in the local economy could lower our profitability

         We serve the west-central New Hampshire counties of Merrimack, Sullivan, Hillsboro, and Grafton with our main office and 11 branches. The level of our profits depends on providing products and services to customers in this local region. An increase in unemployment, a decrease in real estate values or an increase in interest rates are among the factors that could weaken the local economy. With a weaker local economy:

        .   customers may not want or need our products and services;

        .   borrowers may be unable to repay their loans;

        . the value of the collateral securing our loans to borrowers may decline; and

        .   the overall quality of our loan portfolio may decline.

         Making mortgage loans is a significant source of our profits. If customers in the local area do not want these loans, our profits may decrease. Although we could make other investments, we may earn less revenue on these investments than on loans. Also, our losses on loans may increase if borrowers are unable to make payments on their loans.

Our future profits will be affected by our ability to successfully integrate the new branches to be acquired from New London Trust, FSB

         The Bank has agreed, subject to regulatory approval, to purchase three branches located in New London, Andover and Newbury, New Hampshire. Under the agreement, the Bank will acquire all of the deposits and certain loans related to the branches (approximately $103.0 million and 88.0 million, respectively, as of March 31, 1999). The Bank's future profits will be affected by the Bank's ability to retain the acquired deposits, to generate revenues from the new locations, to manage the costs associated with the acquisition and to otherwise successfully integrate the new branches into its operations.


Interest rate changes may reduce our profitability

         To be profitable, we have to earn more money in interest income and fee income than we pay as interest on deposits and other interest-bearing liabilities and as other expenses. If interest rates fall, the amount of interest we earn on loans and investment securities may decrease more quickly than the amount of interest we pay on deposits and other interest-bearing liabilities. This would result in a decrease in our profitability.

         Changes in the level or structure of interest rates also affect

               .   our ability to originate loans,

               .   the value of our loan and securities portfolios,

               . our ability to realize gains from the sale of loans and securities assets,

               .   the average life of our deposits and

               .   our ability to obtain deposits.

Fluctuations in interest rates will ultimately affect both the level of income and expense we record on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets, other than interest-earning assets that mature in the short term. The Bank's interest rate management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements by matching the interest rate sensitivity of assets and liabilities. Although we believe that our current mix of loans, investment securities and deposits is reasonable, significant fluctuations in interest rates may have a negative effect on our profitability.

         In addition, we are assuming $103.0 million of deposit liabilities from New London Trust, FSB and creating up to $17.25 million in interest-bearing liabilities in connection with this offering. The assumption of these interest bearing liabilities could affect our interest rate risk.


We cannot predict how changes in technology will affect our business

         The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

        .    telecommunications;

        .    data processing;

        .    automation;

        .    Internet-based banking;

        .    telebanking; and

        .    debit cards and so-called "smart cards."

        Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.


The year 2000 problem could hurt our operations and profits

        We rely upon computers to conduct our daily business. If our computer systems fail to recognize a date using "00" as the year 2000, we may be unable to do our routine business and provide service to our customers. The failure of the computer systems of parties we do business with or utilities, including the electric and telephone companies, to recognize the year 2000 may also disrupt our operations. For example, we may not be able to process withdrawals or deposits, prepare account statements or engage in any of the transactions that constitute our normal operations. Any one or more of these events could hurt our profits.

        We use a combination of purchased and contract-based software as well as other third party vendors for many of our data processing needs. Our vendor has modified or replaced many of its computer applications and systems necessary to correct the year 2000 date issue. We have substantially completed testing these modified applications and systems. Our internal assessment of potential computer issues for the year 2000 has been substantially completed. Where potential computer issues have been identified, the vendors have committed to definitive dates to resolve such issues. We have established contingency plans for systems for which year 2000 issues will not be corrected. If our vendors do not achieve year 2000 compliance, our operations could be adversely affected.

        The OTS, our primary federal bank regulator, along with the other federal bank regulators, has identified the year 2000 issue as a substantive area of examination for both regularly scheduled and special bank examinations. In accordance with regulatory guidelines issued by the banking regulators, we have substantially completed our testing of both internally and externally supplied systems and all renovations as of June 30, 1999. Because of this review by the banking regulatory agencies, if we do not become year 2000 compliant, we could become subject to administrative remedies similar to those imposed on financial institutions otherwise found not to be operating in a safe and sound manner, including remedies available under prompt corrective action regulations.

        There has been limited litigation filed against corporations regarding the year 2000 problem and a corporation's compliance efforts. However, the law in this area will probably continue to develop well into the new millennium. If we experience a year 2000 failure, our exposure could be significant and material.

Through March 31, 1999, we had incurred approximately $49,908 in costs associated with achieving year 2000 compliance. We expect to incur approximately $110,000 in additional costs to achieve year 2000 compliance during 1999.

We may be adversely affected by changes in laws and regulations affecting the financial services industry

        The Bank is subject to extensive regulation and supervision as a federal savings bank. The regulatory authorities have extensive discretion in connection with their supervision and enforcement activities and their examination policies, including the imposition of restrictions on the operation of a bank, the classification of assets by an institution and requiring an increase in a federal savings bank"s allowance for loan losses. Any change in the regulatory structure or the applicable statutes or regulations, whether by the regulators or Congress, could have a material effect on us, the Bank, and our operations.

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.


Overview

        We are a Delaware chartered savings and loan holding company, regulated by the Office of Thrift Supervision of the United States Department of Treasury and headquartered in Newport, New Hampshire. Through our wholly-owned subsidiary, Lake Sunapee Bank, fsb, we provide community banking services to our principal market area, the Upper Valley-Kearsarge-Lake Sunapee area of west-central New Hampshire, including the counties of Merrimack, Sullivan, Hillsboro and Grafton. The Bank was originally chartered in 1868 and presently operates as a federally-chartered stock savings bank through its main office and eleven branch locations.

        We provide a wide range of community banking products and services to individuals and small- to medium-sized businesses located in our market area. We are engaged principally in the business of attracting deposits from the general public, borrowing funds and investing those deposits and funds in various types of residential and commercial real estate loans, residential construction loans, consumer loans, commercial loans, municipal loans and investment securities. In addition, we offer our customers a range of services such as safe deposit box rentals, money orders, wire transfers, drive-through teller facilities, ATMs, telephone banking, debit cards and check imaging. We also provide trust services, investment brokerage services and life insurance products through our subsidiaries and through arrangements with third parties. We expect to offer our customers PC banking services by the third quarter of this year.

        We have grown to $317.6 million in assets and $275.4 million in deposits at March 31, 1999. Our deposits are insured by the FDIC up to FDIC limits (generally $100,000 per depositor).

        Our principal executive office is located at 9 Main Street, Newport, New Hampshire 03773 and our telephone number is (603) 863-0886.

Business Strategy

        The target customer base for our community banking products and services is composed of the individuals and small- to medium-sized businesses in our market area. Our goal is to enhance our regional presence by expanding our geographic market area and customer base through selective acquisitions and branch expansion and by increasing the financial services we provide our customers. The major components of our growth-oriented community banking strategy are set forth below.

 .       Growth of Our Community Banking Franchise

        We strive to be the premier community-oriented bank in our market area. Our focus is on developing long-term customer relationships, which we believe is accomplished by providing personalized service, convenient locations, and the flexibility to meet the needs of both individuals and businesses. Over the past five years we have demonstrated a commitment to grow our community banking franchise by expanding our deposit base (from $194.5 million to $275.4 million during this period), acquiring other whole institutions (such as Landmark Bank of Lebanon, New Hampshire in 1997), establishing new branches and introducing products and services that are attractive to retail customers (such as telephone banking, debit cards and check imaging). Our "gateway strategy" seeks to establish an initial checking account relationship with a new customer and, thereafter, to provide other types of transaction accounts and expanded financial services to the customer. As a result of this strategy, the Bank has increased the number of our checking accounts by 32% over the last three years. We believe the continued success of these core strategies for retail growth will be a key component to our ability to continue to expand our franchise.

 .       Becoming a Full-Service Financial Provider

        Unlike many traditional thrifts, we offer a full-range of deposit, loan, trust, securities brokerage, insurance and other financial products and services to our customers. We view these products and services as a natural extension of our community banking franchise. Commencing with the acquisition of Landmark Bank of Lebanon, New Hampshire in 1997, we have adopted a strategy to become a more active business lender and to achieve a greater diversification of assets on our balance sheet. We offer small- to medium-sized businesses in our market area traditional loan products and commercial services that enhance their ability to compete effectively by giving business owners not only increased working capital but also the financial means and capability to implement a variety of modernization plans and operating efficiencies, such as inventory controls, equipment upgrading and real estate acquisition and plant construction projects. As a result of these efforts, our commercial and commercial real estate loan portfolios have grown to represent 18.5% of our loan portfolio at March 31, 1999. Because commercial and commercial real estate loans typically carry a higher yield than investment securities, we anticipate that continued growth in these portfolios will further enhance our overall profitability. In addition, we provide trust services, investment brokerage services and life insurance products through our subsidiaries and through arrangements with third parties. By becoming a full-service provider of financial services, we have enhanced our ability to attract and retain both retail and commercial customers in our market area.

 .       Providing Technologically Enhanced Products and Services

        In order to adequately serve the needs of our customers, we must ensure that our products and services are easily accessed by and effectively delivered to our customers. In recent years, the increased use of alternative delivery channels has simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. In addition to conducting financial transactions at branch offices and through ATMs, customers are increasingly using telephone banking services, online banking and bill processing services and electronic funds transfer services. Our 24 hour Telebanker service provides our customers with around the clock access to their accounts through the use of a touch tone telephone. We also plan to introduce PC banking services, which will give our customers the ability to access their accounts and conduct online banking, bill payment and bill presentment activities through their personal computers, in the third quarter of 1999. In addition, we have added several new reporting and servicing capabilities. Our new check imaging system, instituted in 1998, has substantially simplified record keeping for both us and our customers, providing fully sorted and easy-to-store digital printouts of all checks. This new digital check imaging system also offers further flexibility and ease of use for customers by having this documentation available in the form of CD-ROMs.

 .       Controlled Growth Through Selective Acquisitions and Branch Expansion

        We have an established track record of capitalizing on strategic opportunities for growth through acquisitions and branch expansion. On January 22, 1997, we acquired Landmark Bank, a $57.8 million asset commercial bank located in Lebanon, New Hampshire. In October, 1997 we opened a de novo branch in Centerra Plaza, Lebanon, New Hampshire.

        Consistent with this strategy, on April 12, 1999, we agreed to acquire three retail banking offices from New London Trust, FSB located in New London, Andover and Newbury, New Hampshire. Our success in implementing a strategy of controlled growth is reflected by the expansion of our deposit base over the last five years from $194.5 million to $275.4 million. We will acquire all of the deposit liabilities and certain loans associated with these offices (approximately $103.0 million and $88.0 million, respectively, at March 31, 1999). We will continue to consider selective acquisition and branch expansion opportunities as a means for enhancing our regional presence, increasing market penetration, expanding the scope of our financial services and achieving improved operating and cost efficiencies. We will also continue to evaluate our technology, operations and product offerings in connection with our assessment of growth opportunities.

 .       Efficient Capital Management and Consistent Shareholder Returns

        Our policy has always been to maintain our financial strength through risk management, conservative loan underwriting standards, investment in high grade assets and consistent earnings. We have made progress in providing a more attractive return on equity over the past few years primarily as a result of the growth of our loan portfolio and deposit liabilities, increases in non-interest income and controlled growth of non-interest expenses, while maintaining our commitment to capital strength and asset quality. We have paid a cash dividend in each of the 40 consecutive quarters of our existence as a public company and, in recent years, we have a history of increasing quarterly cash dividends to enhance returns for our shareholders. Additionally, we will consider repurchasing shares of our common stock from time to time at prevailing market prices in order to enhance our return on equity.

Pending Acquisition of Three New London Trust, FSB Branches

        On April 12, 1999, we announced the signing of a definitive agreement to purchase three branches located in New London, Andover and Newbury, New Hampshire from New London Trust, FSB. The transaction, which is subject to regulatory approval, is currently expected to close in the fourth quarter of 1999. The Bank has filed the regulatory applications necessary to obtain the required regulatory approvals.

        Under the agreement, the Bank will acquire all of the deposits, certain loans and other assets and liabilities related to the three branches. At March 31, 1999, the total amount of deposits amounted to approximately $103.0 million classified as follows:

                                                            ---------------------------   ---------------------------------
                                                                    Amount                       Weighted Average
                                                                                                   Interest Rate
                                                                 (In thousands)
Demand deposits......................................       $        25,026                              0.80%
Money market.........................................                25,329                              4.01
Savings deposits.....................................                 9,107                              2.54
Time deposits........................................                43,615                              5.02
                                                            ---------------------------------------------------------------
   Total deposits....................................       $       103,077                              3.53%
                                                            ===============================================================

      At March 31, 1999, the total amount of loans amounted to approximately $88.0 million categorized as follows:

                                                            --------------                    ----------------
                                                                   Amount                     Weighted Average
                                                                                               Interest Rate
Real estate loans
   Conventional......................................       $       47,393                           7.59%
   Construction......................................                1,072                           8.03
Consumer loans.......................................                6,202                           8.44
Commercial and municipal loans.......................               33,538                           8.86
                                                            --------------                       --------
   Total loans.......................................       $       88,205                           8.14%
                                                            ==============                       ========

                                  MANAGEMENT

        Set forth below is certain biographical information with respect to our Directors and Executive Officers. Each of these persons has been engaged in the principal occupation or employment specified for the past five years unless otherwise noted.

Directors

        LEONARD R. CASHMAN, age 56, a resident of Etna, New Hampshire, is an owner and a partner of C.O.H. Properties, and owner, President and a Director of C.O.H. Enterprises, Inc., and a partner in Etna Real Estate Associates. He is also involved in the marketing of specialized group medical insurance products. He was formerly Vice President and General Manager of P&C Foods, Inc. Mr. Cashman has been a Director of NHTB since 1997.

        STEPHEN W. ENSIGN, age 52, has been associated with the Bank in various positions since 1971. He was elected President, Chief Operating Officer and Director of the Bank in May 1987 and Director of NHTB in 1989. On January 1, 1992 he was elected NHTB's President and Chief Executive Officer. In 1997, Mr. Ensign was elected Vice Chairman of the Board of Directors of both NHTB and the Bank.

        RALPH B. FIFIELD, JR., age 74, retired in 1995 from his position as Executive Vice President of the Bank. From April 1987 to August 1990, Mr. Fifield was employed as a regional president of BankEast Corporation, Hanover, New Hampshire. Prior to that, he was a Senior Vice President at the First National Bank of Boston where he retired after 37 years of service. He has served as a Director of the Bank and NHTB since 1990.

        JOHN A. KELLEY, Jr., age 69, is a retired building contractor from Warner, New Hampshire, and is the owner of a commercial laundromat located in Warner, New Hampshire. He has served as a Director of the Bank since 1975, and NHTB since 1989.

        JOHN J. KIERNAN, age 73, has been associated with the Bank since 1960. He has served as a Director of the Bank since 1968 and was elected Chairman of its Board in 1984. He has served as a Director and Chairman of the Board of NHTB since 1989. Prior to his retirement on December 31, 1991, he served as Chief Executive Officer of the Bank and as NHTB's President and Chief Executive Officer. Mr. Kiernan is the father-in-law of Stephen R. Theroux.

        PETER R. LOVELY, age 56, has been associated with the Bank since 1980. In 1983, he formed the Bank's Brokerage Services Department and served as Investment Manager of the Newport, New London, and Upper Valley offices of the Bank until his retirement in 1998. He has served as a Director of the Bank since 1996.

        DENNIS A. MORROW, age 62, is Sales Manager of Cote and Reney Lumber Company in Grantham, New Hampshire, and has been associated with that firm for 20 years. He has served as a Director of the Bank since 1984 and NHTB since 1989.

        JACK H. NELSON, age 54, a resident of Hanover, New Hampshire, is the Chairman of the Board of Directors of North East Environmental Products Inc., a manufacturer and distributor of water treatment equipment. Additionally, Mr. Nelson is President of the Hanover Water Company. Mr. Nelson has been a Director since 1997.

        PRISCILLA W. OHLER, age 74, has resided in New London, New Hampshire for over 40 years. She is a volunteer in various state and community activities. Mrs. Ohler has served as a Director of the Bank since 1981, and NHTB since 1989.

        STEPHEN R. THEROUX, age 49, was elected Executive Vice President of the Bank in May, 1987. He has served as a Director of the Bank since 1986. Mr. Theroux is NHTB Executive Vice President and a Director of NHTB having served in such capacities since 1989. Mr. Theroux has served as Chief Operating Officer of the Bank since 1997. Mr. Theroux is the son-in-law of John J. Kiernan.

        KENNETH D. WEED, age 72, is a partner of L.E. Weed & Sons, a cement manufacturer located in Newport, New Hampshire. He has served as a Director of the Bank since 1973, and NHTB since 1989.

        JOSEPH B. WILLEY, age 57, is a resident of Norwich, Vermont. Mr. Willey is a principal owner, the President and a Director of Pro-Cut International, Inc., a company engaged in the manufacture, sale and export of automotive repair products. He was previously a principal owner and a Vice President of Northern States Tire Corporation. He has served as a Director of the Bank since 1997 and a Director of NHTB since 1998.

Executive Officers Who are Not Directors

        DARYL J. CADY, age 37, has been associated with the Bank since 1985 and has served in various positions since that time. Ms. Cady was elected Senior Vice President and the Chief Financial Officer of the Bank and NHTB in April, 1998. Ms. Cady is a certified public accountant, a member of the AICPA, and a member of the Financial Managers Society.

                             NHTB Capital Trust I

        We organized the Trust as a statutory business trust under Delaware law pursuant to the trust agreement that we, as sponsor, and the trustees executed. We, together with the trustees, filed a certificate of trust with the Delaware Secretary of State on July 7, 1999.

        The Trust exists solely to:

        . issue and sell the capital securities to the public and the common securities to us;

        . use the proceeds from the sale of the capital securities and common securities to purchase our subordinated debentures, which will be the only assets of the Trust;

        . maintain its status as a grantor trust for federal income tax purposes; and

        . engage in other activities that are necessary or incidental to these purposes.

        We will purchase all of the common securities of the Trust. The common securities will represent an aggregate liquidation amount equal to 3% of the Trust's total capitalization. The capital securities will represent the remaining 97% of the Trust's total capitalization. The common securities will have terms substantially identical to the capital securities. However, if we default on our payments under the subordinated debentures, the Trust will only pay cash distributions and liquidation, redemption and other amounts payable to us with respect to the common securities after it pays you these amounts on the capital securities.

        The Trust has a term of 30 years, but we may dissolve it earlier as provided in the trust agreement. The trustees conduct the Trust's business and affairs. We appoint each trustee. The trustees are:

        .      Wilmington Trust Company, as property trustee;

        .      Wilmington Trust Company, as Delaware trustee; and

        . Three individuals who are our employees, as administrative trustees.

        As the sole holder of the common securities, we can replace or remove any of the trustees. However, if an event of default exists under the trust agreement, the holders of the capital securities with at least a majority of aggregate liquidation amount of the capital securities will be able to remove and replace the property trustee and the Delaware trustee. Only we, as owner of all of the common securities, can remove or replace the administrative trustees. The duties and obligations of each trustee are governed by the trust agreement.

        We will pay all fees and expenses related to the Trust and the offering of the capital securities, as well as all of the ongoing costs and expenses of the Trust. We will not be responsible for the Trust"s obligations under the capital securities, except as provided by our guarantee of the capital securities.

        The Trust has no separate financial statements. The statements would not be meaningful to you because the Trust has no independent operations.

        The principal executive office of the Trust is c/o New Hampshire Thrift Bancshares, Inc., 9 Main Street, P.O. Box 9, Newport, NH 03773 and its telephone number is (603) 863-0886.

                                Use of Proceeds

        All the proceeds to the Trust from the sale of the capital securities and the common securities will be invested by the Trust in the subordinated debentures. Of the $15.0 million in proceeds ($17.25 million if the underwriters' over-allotment option is exercised in full) we will contribute approximately $15.0 million to the Bank as equity capital to support the pending acquisition of three branches from New London Trust, FSB. We will retain the balance of the proceeds for:

        . financing growth, which may include expansion of our lending and investment activities, one or more branch acquisitions, acquisitions of other financial institutions, or acquisitions of other financial services companies;

        .      repurchases of our common stock; and

        .      general corporate purposes.

The offering of the capital securities is not contingent upon consummation of the pending branch acquisition. If the branch acquisition is not consummated, we may use the proceeds for the expansion of our lending and investment activities, repurchases of our common stock and for general corporate purposes.

                                Capitalization

               The following table presents our consolidated capitalization at March 31, 1999 and as adjusted to show the effect of the completion of the offering of the capital securities (without giving effect to the underwriters' over-allotment option) and the issuance of the subordinated debentures to the Trust. You should read this table together with the consolidated financial statements and notes incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 and our Quarterly Report on Form 10-QSB for the three months ended March 31, 1999 and the "Use of Proceeds" section in this prospectus.

                                                                      -------------------------------------------------------
                                                                                    At March 31, 1999
                                                                                    -----------------
                                                                                                As Adjusted
                                                                      --------      --------------           ----------------
                                                                                                             Securities Sale
                                                                       Actual       Securities Sale          and Branch
                                                                                                             Acquisition
                                                                                 (Dollars in thousands)
    Guaranteed preferred beneficial interest in our subordinated
      debentures(1)...............................................    $  -          $      15,000            $      15,000
                                                                      ---------     -------------            -------------
Shareholders" equity:

Common stock, $.01 par value per share, 5,000,000 shares
    authorized, 2,479,858 shares issued and 2,104,285
    shares outstanding at March  31, 1999.........................           25                25                       25
    Paid-in capital...............................................       17,875            17,875                   17,875
    Retained earnings.............................................       12,457            12,457                   12,457
    Net unrealized loss on securities available for sale..........         (295)             (295)                    (295)
    Treasury stock, at cost (375,573 shares as of
      March 31, 1999).............................................        (2,458)           (2,458)                  (2,458)
                                                                       ---------    --------------           --------------
      Total shareholders"  equity.................................     $  27,604    $       42,604           $       42,604
                                                                       ---------    --------------           --------------
      Total guaranteed preferred beneficial interest in our
       subordinated debentures and stockholders' equity...........     $  27,604    $       45,104           $       45,104
                                                                       =========    ==============           ==============
Capital ratios (2):
    Tier 1 risk-based capital ratio(3)............................       11.60%            19.16%                    10.08%
    Total risk-based capital ratio(3).............................       12.19             19.76                     10.84
    Core capital (to tangible assets) ............................        7.32             12.09                      6.51
    Tangible capital (to tangible assets) ........................        7.32             12.09                      6.51

--------------------
(1) The sole assets of the Trust, which we will treat as one of our subsidiaries, will be $15.5 million aggregate principal amount of our subordinated debentures ($17.8 million assuming full exercise of the underwriters' over-allotment option), which will mature on September 30, 2029. NHTB will own all of the common securities issued by the Trust.
(2) Assumes that we will contribute $15.0 million of proceeds from the sale of the capital securities to the Bank. The capital ratios, as adjusted, are computed in a manner consistent with OTS guidelines.
(3) For purposes of the "as adjusted" risk-based capital ratios, the proceeds from the securities offering were assumed to have a risk-weighting of 0% and the estimated net proceeds from the acquisition of the branches from New London Trust, FSB were assumed to have an average risk-weighting consistent with the average risk-weighting for the Bank.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF MARCH 31, 1999
                            (Dollars in thousands)

                                                    --------------    -----------     ----------       -----------    --------------
                                                       Unaudited        Capital        Pro Forma       Acquisition      Pro Forma
                                                        NHTB at       Securities         After           of NLT          NHTB at
                                                    March 31, 1999    Issuance(1)       Capital        Branches(2)    March 31, 1999
                                                                                      Securities
                                                                                       Issuance
Assets
  Cash and due from banks.......................        $   6,370       $      -        $   6,370        $    850        $   7,220
  Federal funds sold............................                -         14,475           14,475               -           14,475
                                                        ---------       --------        ---------        --------        ---------
   Cash and cash equivalents....................            6,370         14,475           20,845             850           21,695
  Securities available for sale, at fair value..           51,266              -           51,266               -           51,266
  Other investments ............................            2,033              -            2,033               -            2,033
  Loans receivable, net.........................          240,619              -          240,619          88,205          328,824
  Accrued interest receivable...................            1,947              -            1,947               -            1,947
  Premises and equipment, net...................            8,327              -            8,327           3,255           11,582
  Investments in real estate....................              528              -              528               -              528
    Real estate owned and property
      acquired in settlement of loans...........              687              -              687               -              687
  Goodwill .....................................            3,151              -            3,151          11,326           14,477
  Other assets..................................            2,650            525            3,263           3,170            6,345
                                                        ---------       --------        ---------        --------        ---------
      Total assets..............................        $ 317,578       $ 15,000        $ 332,578       $ 106,806        $ 439,384
                                                        =========       ========        =========       =========        =========

Liabilities, Guaranteed Preferred Beneficial
Interests in Our Subordinated
Debentures and Shareholders' Equity

  Total deposits................................        $ 275,442       $      -        $ 275,442        $103,077        $ 378,519
  Securities sold under agreements
      to repurchase.............................            7,085              -            7,085               -            7,085
  FHLB advances and other borrowings............            3,848              -            3,848               -            3,848
  Accrued expenses and other liabilities........            3,599                           3,599           3,729            7,328
                                                        ---------       --------        ---------        --------        ---------
      Total liabilities.........................          289,974              -          289,974         106,806          396,780
                                                        ---------       --------        ---------        --------        ---------
  Guaranteed preferred beneficial interests in..                -         15,000           15,000               -           15,000
                                                        ---------       --------        ---------        --------        ---------
  Shareholders' equity:
      Common  stock.............................               25              -               25               -               25
      Additional paid-in capital................           17,875              -           17,875               -           17,875
      Retained earnings.........................           12,457              -           12,457               -           12,457
      Accumulated other comprehensive loss......             (295)             -             (295)              -             (295)
      Treasury stock, at cost...................           (2,458)             -           (2,458)              -           (2,458)
                                                        ---------       --------        ---------        --------        ---------
         Total shareholders' equity.............           27,604              -           27,604               -           27,604
                                                        ---------       --------        ---------        --------        ---------
         Total liabilities, guaranteed preferred
          beneficial interests in our
          subordinated debentures and
          shareholders' equity..................        $ 317,578       $ 15,000        $ 332,578        $106,806        $ 439,384
                                                        =========       ========        =========        ========        =========

___________________________

(1) Represents the issuance of the capital securities (without giving effect to the underwriters' over-allotment option), with the net proceeds reflected as federal funds sold. The estimated offering costs of $525,000 will be included in other assets and amortized over the 30 year term of the subordinated debentures. Does not reflect additional offering expenses estimated to be approximately $375,000.

(2) Represents, as of March 31, 1999, the assets to be acquired and the liabilities to be assumed in the proposed acquisition of the three branches from New London Trust, FSB. Since the assets acquired and liabilities assumed do not constitute a business which has continuity, historical financial statements are not available or relevant and are accordingly not included herein. Loans and premises and equipment to be acquired approximates the assets' fair value. The deposits assumed are all considered to be at market rates and, accordingly, approximate fair value. Intangible assets represents the tax deductible deposit premium of 10.26% of the deposits assumed, including accrued interest payable, which will be amortized over 15 years on a straight-line basis plus $750,000 in transaction costs. The net cash received in the settlement of the transaction has been shown as federal funds sold.

                             Accounting Treatment

      For financial reporting purposes, we will treat the Trust as our subsidiary. We will include the Trust's accounts in our consolidated financial statements. The capital securities will be presented as a separate line item in our consolidated balance sheet under the caption "borrowed funds," and appropriate disclosures about the capital securities, the guarantee and the subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the capital securities as an expense in our consolidated statements of income.

                       Description of Capital Securities

      This summary describes the material provisions of the capital securities. This description is not complete and you should refer to the trust agreement, including the definitions used in the trust agreement, and the Trust Indenture Act for more information. We have filed the form of the trust agreement as an exhibit to the registration statement of which this prospectus is a part.

General

      The capital securities of the Trust will rank equal to, and payments made on the capital securities will be made on a pro rata basis with, the common securities of the Trust, except as described under "--Subordination of Common Securities." The property trustee will have legal title to the subordinated debentures and will hold them in trust for the benefit of you and the other holders of the capital securities. Our guarantee for the benefit of the holders of the capital securities will be a guarantee on a subordinated basis with respect to the capital securities, but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the capital securities when the Trust does not have funds legally available to pay distributions or other amounts to the holders of the capital securities. You should read "Description of Guarantee" for more information about our guarantee.

Distributions

      The capital securities represent beneficial ownership interests in the Trust. Distributions on the capital securities will be cumulative, and will accumulate from the date that the capital securities are first issued. Distributions will be made at the annual rate of 9.25% of the stated liquidation amount of $10.00, payable quarterly in arrears on the distribution dates, which are March 31, June 30, September 30 and December 31 of each year, to holders of the capital securities on the relevant record dates. If the capital securities are in book-entry form, the record dates will be one business day prior to the relevant distribution date. If the capital securities are not in book-entry form, record dates will be the 15th day of the month in which the distribution is to be paid.

      The first distribution date for the capital securities will be September 30, 1999. The period beginning on and including the date the capital securities are first issued and ending on but excluding September 30, 1999, and each period thereafter beginning on and including a distribution date and ending on but excluding the next distribution date is a distribution period. The amount of distributions payable for any distribution period will be based on a 360-day year of twelve 30-day months.

      If any distribution date would otherwise fall on a day that is not a business day, the distribution date will be postponed to the next day that is a business day without any additional payments for the delay, unless the distribution would fall in the next calendar year, in which case the distribution date will be the last business day of the calendar year. A business day means any day other than a Saturday or a Sunday, or a day on which banks in New York, New York or Wilmington, Delaware are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the property trustee is closed for business.

      The Trust's revenue available for distribution to holders of the capital securities will be limited to our payments to the Trust under our subordinated debentures. For more information, please refer to "Description of Subordinated Debentures --General." If we do not make interest payments on the subordinated debentures, the property trustee will not have funds available to pay distributions on the capital securities and on the common securities. We will guarantee the payment of distributions if and to the extent that the Trust has funds legally available to pay the distributions. You should read "Description of Guarantee" for more information about the extent of our guarantee.

Option to Defer Interest Payments

      As long as no event of default exists, we have the right under the indenture to elect to defer the payment of interest on the subordinated debentures, at any time or from time to time, for no more than 20 consecutive quarters with respect to each deferral period, provided that no deferral period will end on a date other than an interest payment date on the subordinated debentures, or extend beyond September 30, 2029, the maturity date of the debentures. If we defer payments, the Trust will defer quarterly distributions on the capital securities during a deferral period. During any deferral period distributions will continue to accrue on the capital securities and on any accrued and unpaid distributions, compounded quarterly from the relevant distribution date at the applicable distribution rate, which will be equal to the applicable interest rate on the subordinated debentures. The term distributions includes any accumulated additional distributions.

      Before the end of any deferral period, we may extend the deferral period, as long as the extension does not cause the deferral period to exceed 20 consecutive quarters, or, to end on a date other than an interest payment date or extend beyond September 30, 2029. At the end of any deferral period and upon the payment of all amounts then due obn any interest payment date, we may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period until the deferral period ends. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer interest payments or to extend a deferral period at least five business days before the earlier of:

      . the date the distributions on the capital securities would have been payable except for the election to begin a deferral period; and

      . the date the administrative trustees are required to give notice to any securities exchange or automated quotation system or to holders of the capital securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date.

      There is no limitation on the number of times that we may elect to begin a deferral period. Please refer to "Description of Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount."
      During any deferral period, we may not:

            . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

            . make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equal or junior to the subordinated debentures; or

            . make any guarantee payments with respect to any guarantee of the debt securities of any subsidiary (including our guarantee of the capital securities issued by NHTB Capital Trust I and other similar guarantees) if such guarantee ranks equal or junior to the subordinated debentures.

            Notwithstanding the foregoing, during a deferral period we may make the following payments:

                (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

                (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of rights, stock or other property under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

                (c)      payments under the guarantee,

                (d) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock or indebtedness for another class or series of our capital stock,

                (e) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and

                (f) purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

          We do not currently intend to exercise our right to defer payments of interest on the subordinated debentures. Our obligations under the guarantee to make payments of distributions is limited to the extent that the Trust has funds legally available to pay distributions. You should read "Description of Guarantee" for more information about the extent of our guarantee.

Redemption

          Upon repayment on September 30, 2029 or prepayment, in whole or in part prior to September 30, 2029, of the subordinated debentures (other than following the distribution of the subordinated debentures to you as a holder of the capital securities and us, as the holder of the common securities), the property trustee will apply the proceeds from the repayment or prepayment of the subordinated debentures (as long as the property trustee has received written notice no later than 45 days before the repayment) to redeem at the applicable redemption price an amount of capital securities having an aggregate liquidation amount equal to the principal amount of the subordinated debentures paid to the Trust. We will give notice of any redemption between 30 and 60 days prior to the redemption date.

          If we prepay less than all of the subordinated debentures on a redemption date, then the property trustee will allocate the proceeds of the prepayment on a pro rata basis among the capital securities and the common securities. If a court of competent jurisdiction enters an order to dissolve the Trust, the subordinated debentures will be subject to optional prepayment in whole, but not in part, on or after September 30, 2004.

          We will have the right to prepay the subordinated debentures:

          (1)     in whole or in part, on or after September 30, 2004; and

          (2) in whole but not in part, at any time prior to September 30, 2004, if there are changes in the bank regulatory, investment company or tax laws that would adversely affect the status of the Trust, the capital securities or the subordinated debentures.

          We may have to obtain regulatory approval, including the approval of the OTS, before we redeem any subordinated debentures.

          Please refer to "Description of Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment" for information on prepayment of the subordinated debentures.

Liquidation of the Trust and Distribution of Subordinated Debentures

          We, as holder of the outstanding common securities, will have the right at any time to dissolve the Trust and, after satisfying the liabilities owed to the Trust's creditors as required by applicable law, we will have the right to distribute the subordinated debentures to the holders of the capital securities and to us as holder of the common securities. Our right to dissolve the Trust is subject to our receiving:

          . an opinion of counsel to the effect that if we distribute the subordinated debentures, the holders of the capital securities will not experience a taxable event; and

          .       any required regulatory approval.

          The Trust will automatically dissolve if:

          (1)     certain bankruptcy events occur, or we dissolve or liquidate;

          (2) we distribute subordinated debentures having a principal amount equal to the liquidation amount of the capital securities to holders of the capital securities and we, as holder of the common securities, have given written directions to the property trustee to dissolve the Trust (which direction is at our option and, except as described above, wholly within our discretion, as holder of the common securities);

          (3) the Trust redeems all of the capital securities as described under "--Redemption;"

          (4)     the Trust's term expires; or

          (5) a court of competent jurisdiction enters an order for the dissolution of the Trust.

          If the Trust is dissolved as described in clause (1), (2), (4), or (5) above, the Trust will be liquidated by the trustees as quickly as the trustees determine to be possible by distributing to holders of the capital securities, after satisfying the liabilities owed to the Trust's creditors as provided by applicable law, subordinated debentures having a principal amount equal to the liquidation amount of the capital securities, unless the property trustee determines that this distribution is not practicable. If the property trustee determines that this distribution is not practicable, the holders of the capital securities will be entitled to receive an amount equal to the aggregate in liquidation amount plus accumulated and unpaid distributions on the capital securities to the date of payment (such amount being the "liquidation distribution") out of the assets of the Trust legally available for distribution to holders, after satisfying the liabilities owed to the Trust's creditors as provided by applicable law. If the liquidation distribution can be paid only in part because the Trust has insufficient assets legally available to pay the full amount of the liquidation distribution, or if a debenture event of default exists, the capital securities will have a priority over the common securities. For more information, please refer to "--Subordination of Common Securities."

          After the liquidation date is fixed for any distribution of subordinated debentures to holders of the capital securities:

          (1) the capital securities and the common securities will no longer be deemed to be outstanding;

          (2) DTC or its nominee will receive in respect of each registered global certificate representing capital securities and the common securities a registered global certificate representing the subordinated debentures to be delivered upon this distribution; and

          (3) any certificates representing capital securities and the common securities not held by DTC or its nominee will be deemed to represent subordinated debentures having a principal amount equal to the liquidation amount of those capital securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on those capital securities until such certificates are presented to the administrative trustees or their agent for cancellation, in which case we will issue to those holders, and the Delaware trustee will authenticate, a certificate representing the subordinated debentures.

          We cannot assure you of the market prices for the capital securities or the subordinated debentures that may be distributed to you in exchange for the capital securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the capital securities that you purchase, or the subordinated debentures that you may receive upon a dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the capital securities offered by this prospectus

          If we elect not to prepay the subordinated debentures prior to maturity and either elect not to or we are unable to liquidate the Trust and distribute the subordinated debentures to holders of the capital securities, the capital securities will remain outstanding until the repayment of the subordinated debentures on September 30, 2029.

Redemption Procedures

          If we redeem the subordinated debentures, the Trust will redeem capital securities and the common securities at the applicable redemption price with the proceeds that it receives from our redemption of the subordinated debentures. Any redemption of capital securities and the common securities will be made and the applicable redemption price will be payable on the redemption date only to the extent that the Trust has funds legally available to pay the applicable redemption price. For more information, you should refer to "--Subordination of Common Securities."

          If the Trust gives a notice of redemption for the capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds legally are available, with respect to:

          . the capital securities held by DTC or its nominees, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the capital securities. For more information, you should refer to "--Form, Denomination, Book-Entry Procedures and Transfer."

          . the capital securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders upon surrender of their certificates evidencing the capital securities. For more information, you should refer to "--Payment and Paying Agency."

          The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us.

          Notwithstanding the foregoing, distributions payable on or before the redemption date will be payable to the holders of the capital securities on the relevant record dates for the related distribution dates. If the Trust gives a notice of redemption and funds are deposited as required, then upon the date of the deposit, all rights of the holders of the capital securities called for redemption will cease, except the right of the holders of the capital securities to receive the applicable redemption price, without interest, and the capital securities called to be redeemed will cease to be outstanding.

          If any redemption date for the capital securities is not a business day, then the applicable redemption price, without interest or any other payment in respect of the delay, will be paid on the next business day, except that, if the next business day falls in the next calendar year, the payment shall be made on the last business day of the calendar year. If payment of the applicable redemption price is improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee:

          (1)   distributions on the capital securities will continue to
accumulate at             %, from the redemption date originally established by
the Trust to the date such applicable redemption price is actually paid; and

          (2) the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

          Notice of any redemption will be mailed between 30 and 60 days before the redemption date to each holder of capital securities at its registered address. Unless we default in payment of the applicable redemption price on, or in the repayment of, the subordinated debentures, on and after the redemption date, distributions will cease to accrue on the capital securities called for redemption.

          Subject to applicable law (including, without limitation, U.S. federal securities laws), we or our subsidiaries may at any time, and from time to time, purchase outstanding capital securities in the open market or by private agreement.

Subordination of Common Securities

          Payment of distributions on, and the redemption price of, the capital securities and the common securities, as applicable, will generally be made on a pro rata basis. However, if a debenture event of default exists on any distribution or redemption date, no payment of any distribution on, or applicable redemption price of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding capital securities for all distribution periods terminating on or before the distribution or redemption date, or payment of the applicable redemption price is made in full. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the capital securities then due and payable.

          In the case of any event of default, we, as holder of all of the common securities, will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured, waived or otherwise eliminated. Until any event of default has been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and not on our behalf, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

          An event of default under the indenture constitutes an event of default under the trust agreement. See "Description of Subordinated Debentures--Debenture Events of Default."

          The trust agreement provides that within five (5) business days after any event of default actually known to the property trustee occurs, the property trustee will give notice of the event of default to the holders of the capital securities, the administrative trustees and to us, as sponsor, unless the event of default has been cured or waived. We, as sponsor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether we and the administrative trustees have complied with the applicable conditions and covenants of the trust agreement.

          If a debenture event of default exists, the capital securities will have a preference over the common securities as described under "--Liquidation of the Trust and Distribution of Subordinated Debentures" and "--Subordination of Common Securities." An event of default does not entitle the holders of capital securities to accelerate the maturity date of the capital securities.

Removal of Trustees

          Unless a debenture event of default exists, we may remove the property trustee and the Delaware trustee at any time. If a debenture event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding capital securities. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all of the common securities. No resignation or removal of the property trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the trust agreement.

Merger or Consolidation of Issuer Trustees

          If the property trustee, the Delaware trustee or any administrative trustee that is not a natural person is merged, converted or consolidated into another entity, or the property trustee is a party to a merger, conversion or consolidation which results in a new entity, or an entity succeeds to all or substantially all of the corporate trust business of the property trustee, the new entity shall be the successor of the respective trustee under the trust agreement, provided that the entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

          The Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease substantially all of its properties and assets to any corporation or other entity, except as described below or as otherwise described under "--Liquidation of the Trust and Distribution of Subordinated Debentures." The Trust may, at our request, as sponsor, and with the consent of the administrative trustees but without the consent of the holders of the capital securities, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease substantially all of its properties and assets to a trust organized as such under the laws of any state; provided, that:

          (1)     the successor either

                  (a) expressly assumes all of the obligations of the Trust with respect to the capital securities and the common securities or

                  (b) substitutes securities for the capital securities and the common securities that have substantially the same terms as the capital securities and the common securities so long as the substitute securities rank equal to the capital securities and the common securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

          (2) we appoint a trustee of the successor possessing the same powers and duties as the property trustee with respect to the subordinated debentures;

          (3) the substitute securities are listed, or any substitute securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the capital securities and the common securities are then listed or quoted, if any;

          (4) if the capital securities, substitute securities or subordinated debentures are rated by any nationally recognized statistical rating organization prior to such transaction, the transaction does not cause any of those securities to be downgraded by the rating organization;

          (5) the transaction does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect;

          (6) the successor has a purpose substantially identical to that of the Trust;

          (7) prior to the transaction, we received an opinion from independent counsel to the Trust experienced in such matters to the effect that

                  (a) the transaction does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect (other than any dilution of such holders' interests in the new entity), and

                  (b) following the transaction, neither the Trust nor the successor will be required to register as an investment company under the Investment Company Act; and

          (8) we, or any permitted successor or assignee owns all of the common securities of the successor and guarantees the obligations of the successor under the substituted securities at least to the extent provided by the guarantee and the common securities guarantee.

          Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the capital securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause the Trust or the successor to be classified as an association taxable as a corporation for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

          Except as provided below and under "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the capital securities will have no voting rights.

          We, as holder of the common securities, together with the property trustee and the administrative trustees, may amend the trust agreement from time to time, without the consent of the holders of the capital securities:

          (1) to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement; or

          (2) to modify, eliminate or add to any provisions of the trust agreement as is necessary to ensure that at all times that any capital securities are outstanding, the Trust will not be classified as an association taxable as a corporation or to enable the Trust to qualify as a grantor trust, in each case for United States federal income tax purposes, or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act, provided, however, that in the case of clause (1) the amendment would not adversely affect in any material respect the interests of the holders of the capital securities. Any amendments of the trust agreement pursuant to the foregoing shall become effective when notice of the amendment is given to the holders of the capital securities.

          We, as holder of the common securities, together with the trustees, may amend the trust agreement:

          (1) with the consent of holders representing a majority (based upon liquidation amount) of the outstanding capital securities; and

          (2) upon receipt by the trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's classification as an entity that is not taxable as a corporation or as being a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an investment company under the Investment Company Act, provided that, without the consent of each holder of capital securities, no amendment may change the amount or timing of any distribution on the capital securities and the common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the capital securities and the common securities as of a specified date; or restrict the right of a holder of capital securities and the common securities to sue for the enforcement of any payment on or after the specified date.

     So long as any subordinated debentures are held by the property trustee, the trustees may not:

     . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the debenture trustee with respect to the subordinated debentures;

     .    waive certain past defaults under the indenture;

     . exercise any right to rescind or annul a declaration accelerating the maturity of the principal of the subordinated debentures; or

     . consent to any amendment, modification or termination of the indenture or the subordinated debentures, where such consent shall be required,

without, in each case, obtaining the prior consent of the holders of a majority in liquidation amount of all outstanding capital securities; provided, however, that where a consent under the indenture would require the consent of each holder of subordinated debentures affected by the amendment, modification or termination, the property trustee will not give consent without the prior approval of each holder of the capital securities.

     The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of such holders. The property trustee shall notify each holder of capital securities of any notice of default with respect to the subordinated debentures. In addition to obtaining the approvals of the holders of the capital securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of capital securities may be given at a meeting of the holders convened for the purpose of approving the matter or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of such holders has been taken, to be given to each holder of record of capital securities in accordance with the trust agreement.

     No vote or consent of the holders of capital securities will be required for the Trust to redeem and cancel the capital securities in accordance with the trust agreement.

     Notwithstanding that holders of the capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by us, the trustees or any of our or any trustee's affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Depositary Procedures

     DTC has advised the Trust and us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants, to eliminate the need for physical movement of certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

     DTC also has advised the Trust and us that, pursuant to procedures established by it, (1) upon deposit of the global capital securities, DTC will credit the accounts of participants designated by the underwriters with portions of the liquidation amount of the global capital securities and (2) ownership of interests in the global capital securities will be shown on, and the transfer of ownership of the global capital securities, will be effected only through records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global capital securities).

Registration of Capital Securities

     The capital securities will be represented by one or more global certificates registered in the name of DTC or its nominee. Beneficial interests in the capital securities will be shown on, and transfers of the global capital securities will be effected only through, records maintained by participants. Except as described below, capital securities in certificated form will not be issued in exchange for the global certificates. See "Exchange of Book-Entry Capital Securities for Certificated Capital Securities."

     You may hold your interests in the global capital security directly through DTC if you are a participant, or indirectly through organizations that are participants. All interests in a global capital security will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global capital security to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global capital security to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the capital securities, see "--Exchange of Book-Entry Capital Securities for Certificated Capital Securities."

     Payments on the global capital security registered in the name of DTC, or its nominee, will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the capital securities, including the global capital securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

     . any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global capital securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global capital securities; or

     . any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised the Trust and us that its current practice, upon receipt of any payment on the capital securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of the capital securities as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date. Payments by participants and indirect participants to the beneficial owners of capital securities will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the property trustee, the Trust or us. None of the Trust, NHTB nor the property trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the capital securities, and the Trust, NHTB and the property trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

     Any secondary market trading activity in interests in the global capital securities will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will settle in same-day funds.

     DTC has advised the Trust and us that it will take any action permitted to be taken by a holder of capital securities (including, without limitation, presenting the capital securities for exchange as described below) only at the direction of one or more participants who have an interest in DTC's global capital securities in respect of the portion of the liquidation amount of the capital securities as to which the participant or participants has or have given direction. However, if an event of default exists under the trust agreement, DTC reserves the right to exchange the global capital securities for legended capital securities in certificated form and to distribute the certificated capital securities to its participants.

     We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information.

     Although DTC has agreed to the procedures described in this section to facilitate transfers of interests in the global capital securities among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. None of the Trust, NHTB nor the property trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global capital securities that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Capital Securities for Certificated Capital Securities

     A global capital security can be exchanged for capital securities in registered certificated form if:

     (1) DTC notifies the Trust that it is unwilling or unable to continue as depositary for the global capital security and the Trust fails to appoint a successor depositary within 90 days of receipt of DTC's notice, or has ceased to be a clearing agency registered under the Exchange Act and the Trust fails to appoint a successor depositary within 90 days of becoming aware of this condition;

     (2) the Trust, in its sole discretion, elects to cause the capital securities to be issued in certificated form; or

     (3) an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the trust agreement.

     In addition, beneficial interests in a global capital security may be exchanged by or on behalf of DTC for certificated capital securities upon request by DTC, but only upon at least 20 days' prior written notice given to the property trustee in accordance with DTC's customary procedures. In all cases, certificated capital securities delivered in exchange for any global capital security will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agency

     The Trust will make payments on the capital securities that are held in global form to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates. The Trust will make payments on the capital securities that are not held by DTC by mailing a check to the address of the holder entitled to the payment as the holder's address appears on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' notice to the property trustee, the administrative trustees and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which must be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Registrar and Transfer Agent

     The property trustee will act as registrar and transfer agent for the capital securities.

     The Trust will register transfers of the capital securities without charge, except for any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to have the transfer of the capital securities registered after they have been called for redemption.

Information Concerning the Property Trustee

     Except if an event of default exists, the property trustee will undertake to perform only the duties specifically set forth in the trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not obligated to exercise any of the powers vested in it by the trust agreement at the request of any holder of capital securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If no event of default exists and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the capital securities or the common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as directed by us and, if not directed, shall take such action as it deems advisable and in the best interests of the holders of the capital securities and will have no liability, except for its own bad faith, negligence or willful misconduct.

Miscellaneous

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

     (1) The Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     (2) The Trust will be classified as a grantor trust for United States federal income tax purposes; and

     (3) the subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

     We, together with the administrative trustees, are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the trust agreement, that we and the administrative trustees determine in our discretion is necessary or desirable, as long as it does not materially adversely affect the interests of the holders of the capital securities.

     The trust agreement provides that holders of the capital securities have no preemptive or similar rights to subscribe for any additional capital securities and the issuance of capital securities is not subject to preemptive rights.

     The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                    Description of Subordinated Debentures

     This summary describes the material provisions of the subordinated debentures. This description is not complete and you should refer to the indenture and the Trust Indenture Act for more information. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part. Wilmington Trust Company will act as debenture trustee under the indenture. The indenture is qualified under the Trust Indenture Act.

General

     The Trust will invest the proceeds from the sale of the capital securities and the common securities in the subordinated debentures issued by us. The subordinated debentures will bear interest at the annual rate of 9.25% of the principal amount of the subordinated debentures, payable quarterly in arrears on interest payment dates of March 31, June 30, September 30 and December 31 of each year and at maturity to the person in whose name each subordinated debenture is registered at the close of business on the relevant record date. The first interest payment date for the subordinated debentures will be September 30, 1999. The period beginning on and including the date the subordinated debentures are first issued and ending on but excluding September 30,

1999, and each period beginning on and including an interest payment date and ending on but excluding the next interest payment date, is an interest period.

     We anticipate that, until the liquidation, if any, of the Trust, each subordinated debenture will be held by the property trustee in trust for the benefit of the holders of the capital securities. The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date would otherwise fall on a day that is not a business day, the interest payment date will be postponed to the next business day (without any interest or other payment due to the delay) unless it would fall in the next calendar year, in which case the interest payment date shall be the last business day of the calendar year.

     Accrued interest that is not paid on the applicable interest payment date will bear additional interest (to the extent permitted by law) at the rate of 9.25% per annum, compounded quarterly from the relevant interest payment date. The term "interest" as used in this prospectus includes quarterly interest payments and interest on quarterly interest payments not paid on the applicable interest payment date.

     Notwithstanding anything to the contrary set forth above, if the maturity date falls on a day that is not a business day, the payment of principal and interest will be paid on the next business day, with the same force and effect as if made on the maturity date, and no interest on such payments will accrue from and after the maturity date.

     The subordinated debentures will be issued as a series of subordinated debentures under the indenture.

     The subordinated debentures will mature on September 30, 2029.

     The subordinated debentures will rank equal to all of our other subordinated debentures which have been or may be issued to other trusts established by us, in each case similar to the Trust, and will be unsecured and rank subordinate and junior to all indebtedness for money that we borrow to the extent and in the manner set forth in the indenture. See "--Subordination."

     We are a savings and loan holding company regulated by the OTS, and substantially all of our operating assets are owned by the Bank. We are a legal entity separate and distinct from our subsidiaries. Holders of subordinated debentures should look only to us for payments on the subordinated debentures. The principal sources of our income are dividends, interest and fees from the Bank. We rely primarily on dividends from the Bank to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Dividend payments from the Bank are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over the Bank. In addition to regulatory restrictions on the payment of dividends, the Bank is subject to restrictions imposed by federal law on any extensions of credit to us and other affiliates of the Bank and on investments in stock or other securities of affiliates. Also, as a savings and loan holding company, our right to receive distributions from the Bank may be limited if the Bank is liquidated or reorganized. For more information about these regulatory limits , you should read "Risk Factors -- Risks related to your investment in the capital securities-- We will depend primarily on any dividends we may receive from our subsidiaries in making payments under the subordinated debentures, which could affect the payments made to you under the capital securities."

     The subordinated debentures will be effectively subordinated to all existing and future liabilities of the Bank (including the Bank's deposit liabilities) and all liabilities of any of our future subsidiaries. The indenture does not limit us or the Bank from incurring or issuing other secured or unsecured debt, including senior indebtedness. See "--Subordination."

Form, Registration and Transfer

     If the subordinated debentures are distributed to the holders of the capital securities, the subordinated debentures may be represented by one or more global certificates registered in the name of Cede & Co., as the nominee of DTC. The depositary arrangements for such subordinated debentures are expected to be substantially similar to those in effect for the capital securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, you should read "Description of Capital Securities -- Form, Denomination, Book-Entry Procedures and Transfer."

Payment and Paying Agents

     Payment of principal and interest on the subordinated debentures will be made at the office of the debenture trustee in New York, New York or at the office of such paying agent or paying agents as we may designate from time to time, except that, at our option, payment of any interest may be made, except in the case of subordinated debentures in global form:

     . by check mailed to the address of the person or entity entitled to the interest payment as such address shall appear in the register for the subordinated debentures; or

     . by transfer to an account maintained by the person or entity entitled to the interest payment as specified in the register, provided that proper transfer instructions have been received by the relevant record date.

     Payment of any interest on any subordinated debenture will be made to the person or entity in whose name the subordinated debenture is registered at the close of business on the record date for the interest payment date, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will always be required to maintain a paying agent in each place of payment for the subordinated debentures.

     Any moneys deposited with the debenture trustee or any paying agent, or then held by us, in trust for the payment of the principal or interest on any subordinated debenture and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us and the holder of the subordinated debenture shall thereafter look, as a general unsecured creditor, only to us for payment.

Option to Extend Interest Payment Date

     So long as no debenture event of default exists, we will have the right under the indenture to defer the payment of interest on the subordinated debentures, at any time and from time to time, for no more than 20 consecutive quarters for each deferral period, provided that no deferral period shall end on a date other than an interest payment date or extend beyond September 30, 2029. At the end of a deferral period, we must pay all interest then accrued and unpaid (together with interest thereon at the rate of 9.25% per year, compounded quarterly from the relevant interest payment date, to the extent permitted by applicable law). During a deferral period, interest will continue to accrue, and holders of the capital securities or, if the subordinated debentures have been distributed to holders of the capital securities, holders of subordinated debentures, will be required to include that deferred interest in gross income for United States federal income tax purposes on an accrual method of accounting prescribed by the Internal Revenue Code of 1986 (the "Code") and Treasury regulation provisions on original issue discount prior to the receipt of cash attributable to that income. See "Certain Federal Income Tax Consequences--Original Issue Discount."

     During any such deferral period, we may not:

     (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

     (2) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equal to or junior to the subordinated debentures; or

     (3) make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries (including our guarantee of the capital securities of the Trust and any other guarantees) if such guarantee ranks equal or junior to the subordinated debentures other than

          (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock;

          (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of rights, stock or other property under any such plan in the future, or the redemption or repurchase of any rights pursuant thereto,

          (c)  payments under the guarantee,

          (d) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock or indebtedness for another class or series of our capital stock,

          (e) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and

          (f) purchases of our common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

     We do not currently intend to exercise our option to defer payments of interest on the subordinated debentures.

     Before the end of any deferral period, we may extend the deferral period, as long as no event of default exists and the extension does not cause the deferral period to exceed 20 consecutive quarterly periods, to end on a date other than an interest payment date or to extend beyond September 30, 2029. At the end of any deferral period and upon the payment of all then accrued and unpaid interest (together with interest thereon at the rate of 9.25% per year, compounded quarterly, to the extent permitted by applicable law), we may elect to begin a new deferral period, subject to the requirements set forth herein. No interest shall be due and payable during a deferral period until the deferral period ends. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election at least five business days before the earlier of:

     . the date the distributions on the capital securities and the common securities would have been payable except for the election to begin or extend such deferral period;

     . the date the administrative trustees are required to give notice to any securities exchange or automated quotation system on which the capital securities are listed or quoted or to holders of capital securities of the record date for such distributions; or

     . the date such distributions are payable, but at least five business days prior to the record date.

     The debenture trustee will notify holders of the capital securities of our election to begin or extend a new deferral period.

     There is no limit on the number of times that we may elect to begin a deferral period.

Optional Prepayment

     We may prepay the subordinated debentures, in whole or in part, at our option on or after September 30, 2004, subject to our receipt of any required regulatory approval, at an optional prepayment price equal to 100% of the principal amount of the subordinated debentures.

Special Event Prepayment

     If there are changes in the bank regulatory, investment company or tax laws that adversely affect the status of the Trust, the capital securities or the subordinated debentures, we may, at our option, and subject to our receipt of any required regulatory approval, prepay the subordinated debentures, in whole but not in part, at any time within 90 days of the change in the law, at the special event prepayment price. If we exercise our option to prepay the subordinated debentures under these circumstances, then the proceeds of that prepayment must be applied to redeem the capital securities at a prepayment price equal to 100% of the principal amount of the subordinated debentures so prepaid, plus, in each case, accrued and unpaid interest on the subordinated debentures, if any, to the date of prepayment. See "Description of Capital Securities--Redemption."

     A change in the bank regulatory law means our receipt of an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of

     . any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of an applicable regulatory agency or authority or

     . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the capital securities and the common securities are first issued, the capital securities do not constitute, or within 90 days of the opinion will not constitute, Tier 1 Capital (or its then equivalent if we were subject to such capital requirement).

     A change in the investment company law means the receipt by us and the Trust of an opinion of independent securities counsel experienced in such matters to the effect that, as a result of

     . any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority or

     . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the capital securities are first issued, the Trust is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act.

     A change in tax law means the receipt by us and the Trust of an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

     . any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any political subdivision or taxing authority thereof or therein or

     . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the capital securities are first issued, there is more than an insubstantial risk that:

     . The Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to any income received or accrued on the subordinated debentures;

     . interest payable by us on the subordinated debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

     . The Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     We will mail any notice of prepayment between 30 and 60 days before the prepayment date to each holder of subordinated debentures to be prepaid at its registered address. Unless we default in payment of the prepayment price, on the prepayment date interest shall cease to accrue on the subordinated debentures called for prepayment.

     If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a change in the tax law, we will pay as additional amounts on the subordinated debentures any amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding capital securities shall not be reduced as a result of any additional sums, including taxes, duties or other governmental charges to which the Trust has become subject as a result of a change in the tax law.

Certain Covenants by Us

          We will also covenant that we will not:

          (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

          (2) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equal or junior to the subordinated debentures; or

          (3) make any guarantee payments with respect to any of our guarantees of the debt securities of any of our subsidiaries if such guarantee ranks equal or junior to the subordinated debentures, other than

                  (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

                  (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of rights, stock or other property under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

                  (c)      payments under the guarantee,

                  (d) as a result of a reclassification of our capital stock or indebtedness or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

                  (e) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and

                  (f) purchases of our common stock related to the issuance of common stock or rights under any of our benefit plans for its directors, officers or employees or any of our dividend reinvestment plans, if at such time:

          . we have actual knowledge that there is any event that is, or with the giving of notice or the lapse of time, or both, would be, a debenture event of default and that we have not taken reasonable steps to cure;

          . we are in default with respect to our payment of any obligations under the guarantee; or

          . we have given notice of our election to exercise our right to defer interest payments on the subordinated debentures as provided in the indenture and the deferral period, or any extension of the deferral period, is continuing.

          So long as the capital securities and common securities remain outstanding, we also will covenant:

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

          . to maintain 100% direct or indirect ownership of the common securities; provided, however, that any of our permitted successors under the indenture may succeed to our ownership of the common securities;

          . to use commercially reasonable efforts to cause the Trust to remain a business trust, except in connection with the distribution of subordinated debentures to the holders of capital securities in liquidation of the Trust, the redemption of all of the capital securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement;

          . to use commercially reasonable efforts to cause the Trust to otherwise continue not to be classified as an association taxable as a corporation and to be classified as a grantor trust for United States federal income tax purposes;

          . to use commercially reasonable efforts to cause each holder of capital securities to be treated as owning an undivided beneficial interest in the subordinated debentures; and

          . to not cause, as sponsor of the Trust, or permit, as holder of the common securities, the dissolution, winding-up or liquidation of the Trust, except as provided in the trust agreement.

Modification of Indenture

          From time to time, we, together with the debenture trustee, may, without the consent of the holders of subordinated debentures, amend the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, provided that any amendment in the indenture does not materially adversely affect the interest of the holders of subordinated debentures, and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act.

          The indenture permits us and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the subordinated debentures; provided that no modification may, without the consent of the holders of each outstanding subordinated debenture affected:

          . change the stated maturity date, or reduce the principal amount, of the subordinated debentures,

          . reduce the amount payable on prepayment or reduce the rate or extend the time of payment of interest except pursuant to our right under the indenture to defer the payment of interest (see "--Option to Extend Interest Payment Date"),

          . make the principal or interest on the subordinated debentures payable in any coin or currency other than that provided in the subordinated debentures,

          . impair or affect the right of any holder of subordinated debentures to institute suit for the payment thereof, or

          . reduce the percentage of the principal amount of the subordinated debentures, the holders of which are required to consent to any such modification.

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

Debenture Events of Default

          A "debenture event of default" is

          . our failure for 30 days to pay any interest (including compounded interest and additional sums, if any) on the subordinated debentures or any other debentures when due (subject to the deferral of any interest due date in the case of a deferral period with respect to the subordinated debentures or other debentures as the case may be); or

          . our failure to pay any principal on the subordinated debentures or any other debentures when due whether at maturity, upon prepayment, by accelerating the maturity or otherwise; or

          . our failure to observe or perform, in any material respect, any other covenant contained in the indenture for 90 days after written notice to us from the debenture trustee or to us and the debenture trustee from the holders of at least 25% in aggregate outstanding principal amount of subordinated debentures; or

          . certain events related to our bankruptcy, insolvency or reorganization.

          The holders of a majority in aggregate outstanding principal amount of the subordinated debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the subordinated debentures may annul this declaration and waive the default if the default (other than the non-payment of the principal of the subordinated debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee.

          The holders of a majority in aggregate outstanding principal amount of the subordinated debentures affected may, on behalf of the holders of all the subordinated debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding subordinated debenture.

          The indenture requires that we file with the debenture trustee a certificate annually as to the absence of defaults specified under the indenture.

          The indenture provides that the debenture trustee may withhold notice of a debenture event of default from the holders of the subordinated debentures if the debenture trustee considers it in the interest of the holders to do so.

Enforcement of Certain Rights by Holders of Capital Securities

          If a debenture event of default exists that is attributable to our failure to pay the principal or interest (including compounded interest and additional sums, if any) on the subordinated debentures on the due date, a holder of capital securities may institute a direct action. We may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the capital securities. Notwithstanding any payments that we make to a holder of capital securities in connection with a direct action, we shall remain obligated to pay the principal or interest (including compounded interest and additional sums, if any) on the subordinated debentures, and we shall be subrogated to the rights of the holder of the capital securities with respect to payments on the capital securities to the extent that we make any payments to a holder in any direct action.

          The holders of the capital securities will not be able to exercise directly any remedies, other than those described in the above paragraph, available to the holders of the subordinated debentures, unless an event of default exists under the trust agreement. See "Description of Capital Securities--Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

          The indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties to any person, and no person shall consolidate with or merge into us or convey, transfer or lease all or substantially all of its properties to us, unless:

          . in case we consolidate with or merge into another person or convey or transfer all or substantially all of our properties to any person, the successor is organized under the laws of the United States or any state or the District of Columbia, and the successor expressly assumes our obligations under the indenture with respect to the subordinated debentures;

          . immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, exists; and

          .    certain other conditions as prescribed in the indenture are met.

          The general provisions of the indenture do not afford holders of the subordinated debentures protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the subordinated debentures.

Satisfaction and Discharge

          The indenture provides that when, among other things,


          . all subordinated debentures not previously delivered to the debenture trustee for cancellation have become due and payable or will become due and payable at maturity or called for prepayment within one year, and

          . we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal and interest (including compounded interest and additional sums, if any) to the date of the prepayment or to September 30, 2029, as the case may be, then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel), and we will be deemed to have satisfied and discharged the indenture.

Subordination

          We have promised that any subordinated debentures issued under the indenture will be ranked junior to all senior indebtedness to the extent provided in the indenture. Upon any payment or distribution of our assets to creditors upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of our creditors, marshaling of our assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of us, the senior indebtedness must be paid in full before the holders of the subordinated debentures will be entitled to receive or retain any payment in respect thereof.

          If the maturity of subordinated debentures is accelerated, the holders of all senior indebtedness outstanding at such time will first be entitled to receive payment in full of such senior indebtedness before the holders of subordinated debentures will be entitled to receive or retain any payment in respect of the principal or interest, if any, on the subordinated debentures.

          No payments on account of principal or interest, if any, in respect of the subordinated debentures may be made if there is a default in any payment with respect to senior indebtedness, or an event of default exists with respect to any senior indebtedness that accelerates the maturity of the senior indebtedness, or if any judicial proceeding shall be pending with respect to the default.

          Indebtedness for money borrowed means any obligation of or any obligation guaranteed by us, to repay borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; except that indebtedness for money borrowed does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

          Indebtedness ranking on a parity with the subordinated debentures means:

          . indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date that the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks equal to and not prior to the subordinated debentures in the right of payment upon the happening of our dissolution, winding-up, liquidation or reorganization and

          . all other debt securities, and guarantees in respect of those debt securities, issued to any trust other than the Trust, or a trustee of the trust, partnership or other entity affiliated with us, that is our financing vehicle (a "financing entity"), in connection with the issuance by the financing entity of equity securities or other securities guaranteed by us pursuant to an instrument that ranks equal to, with or junior to the guarantee, including the guarantee issued with respect to the capital securities of the Trust. The securing of any indebtedness otherwise constituting indebtedness ranking on a parity with the subordinated debentures shall not be deemed to prevent such indebtedness from constituting indebtedness ranking on a parity with the subordinated debentures.

          Indebtedness ranking junior to the subordinated debentures means any indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks junior to and not equal to or prior to the subordinated debentures (and any other indebtedness ranking on a parity with the subordinated debentures) in right of payment upon the happening of our dissolution or winding-up or liquidation or reorganization. The securing of any indebtedness for money borrowed otherwise constituting indebtedness ranking junior to the subordinated debentures shall not be deemed to prevent the indebtedness for money borrowed from constituting indebtedness ranking junior to the subordinated debentures.

          Senior indebtedness means all indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, except indebtedness ranking on a parity with the subordinated debentures or indebtedness ranking junior to the subordinated debentures, and any deferrals, renewals or extensions of the senior indebtedness.

          For more information regarding the regulatory limitations applicable to dividends and other payments by the Bank, you should read "Risk Factors-- Risks related to your investments in the capital securities -- We will depend primarily on any dividends we may receive from our subsidiaries in making payments under the subordinated debentures, which could affect the payments made to you under the capital securities."

Governing Law

          The indenture and the subordinated debentures will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

Information Concerning the Debenture Trustee

          The debenture trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the debenture trustee is not obligated to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties under the indenture if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                           Description of Guarantee

          The guarantee will be executed and delivered by us at the same time as the capital securities. Wilmington Trust Company will act as guarantee trustee under the guarantee to comply with the Trust Indenture Act. The guarantee will be qualified as an indenture under the Trust Indenture Act. This summary of the material provisions of the guarantee is not complete and you should refer to the guarantee and the Trust Indenture Act for more information. The form of the guarantee has been filed as an exhibit to the registration statement of which this prospectus is part. The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities.

General

          We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the payments with respect to the capital securities to the extent not paid by the Trust. The payments that will be subject to the guarantee are:

          . any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the Trust has funds legally available at that time;


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

          . the applicable redemption price with respect to the capital securities called for redemption, to the extent that the Trust has funds legally available at that time; and

          . upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of the subordinated debentures to holders of the capital securities or the redemption of all capital securities), the lesser of (a) the liquidation distribution, to the extent the Trust has funds legally available at that time, and (b) the amount of assets of the Trust remaining available for distribution to holders of capital securities after satisfying the liabilities owed to the Trust's creditors as required by applicable law.

          The guarantee will rank subordinate and junior to all senior indebtedness to the extent provided in the guarantee. See "--Status of the Guarantee." Our obligation to make a guarantee payment may be satisfied by our direct payment of the required amounts to the holders of the capital securities or by causing the Trust to pay these amounts to the holders of the capital securities.

          The guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the capital securities, but will apply only to the extent that the Trust has funds sufficient to make these payments. If we do not make interest payments on the subordinated debentures held by, the Trust will not be able to pay you distributions on the capital securities and will not have funds legally available. Please refer to the "Relationship Among the Capital Securities, the Subordinated Debentures and the Guarantee" section of this prospectus. The guarantee does not limit us from incurring or issuing other secured or unsecured debt, including senior indebtedness, whether under the indenture, any other indenture that we may enter into in the future or otherwise.

          The holders of at least a majority in aggregate liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of our guarantee or to direct the exercise of any trust power conferred upon the guarantee trustee under our guarantee. Any holder of the capital securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

          If we default on our obligation to pay amounts payable under the subordinated debentures, the Trust will lack funds for the payment of distributions or amounts payable on redemption of the capital securities or otherwise, and the holders of the capital securities will not be able to rely upon the guarantee for payment of such amounts. Instead, if a debenture event of default exists that is attributable to our failure to pay principal or interest on the subordinated debentures on a payment date, then any holder of capital securities may institute a direct action against us pursuant to the terms of the indenture for enforcement of payment to that holder of the principal or interest on such subordinated debentures having a principal amount equal to the aggregate liquidation amount of the capital securities of that holder. In connection with a direct action, we will have a right of set-off under the indenture to the extent that we made any payment to the holder of capital securities in the direct action. Except as described herein, holders of capital securities will not be able to exercise directly any other remedy available to the holders of the subordinated debentures or assert directly any other rights in respect of the subordinated debentures. The trust agreement provides that each holder of capital securities by accepting the capital securities agrees to the provisions of the guarantee and the indenture.

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

          We will, through our guarantee, the trust agreement, the subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the capital securities. No single document standing alone, or operating in conjunction with fewer than all of the other documents, constitutes that guarantee. Only the combined operation of these documents provides a full, irrevocable and unconditional guarantee of the Trust's obligations under the capital securities. You should refer to "Relationship Among the Capital Securities, the Subordinated Debentures and the Guarantee" for more information about our guarantee.

Status of the Guarantee

          Our guarantee will constitute an unsecured obligation and will rank subordinate and junior to all senior indebtedness in the same manner as the subordinated debentures. See "Description of Subordinated Debentures-- Subordination." In addition, because we are a savings and loan holding company, our right to participate in any distribution of the Bank's assets upon the Bank's liquidation or reorganization or otherwise is subject to the prior claims of the Bank's creditors (including its depositors), except to the extent we may be recognized as a creditor of the Bank. Accordingly, our obligations under the guarantee effectively will be subordinated to all existing and future liabilities of our present and future subsidiaries (including depositors of the Bank). As a result, claimants should look only to our assets for payments under the guarantee. See "Description of Subordinated Debentures--General."

          Our guarantee will rank equal to all of our other guarantees with respect to preferred beneficial interests issued by other trusts. Our guarantee of the Trust's capital securities does not limit the amount of secured or unsecured debt, including senior indebtedness, that we or any of our subsidiaries may incur. We expect from time to time that we will incur additional indebtedness and that our subsidiaries will also incur additional liabilities. Our guarantee will constitute a guarantee of payment and not of collection, enabling the guaranteed party to institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity. Our guarantee will be held for the benefit of the holders of the capital securities. Our guarantee will not be discharged, except by payment of the guarantee payments in full to the extent that the Trust has not paid, or upon distribution of the subordinated debentures to, the holders of the capital securities.

Events of Default

          There will be an event of default under the guarantee if we fail to perform any of our payment or other obligations under the guarantee; except that with respect to a default in payment of any guarantee payment, we shall have received notice of default and shall not have cured the default within 60 days after receipt of the notice. The holders of at least a majority in liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of our guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under our guarantee.

          Any holder of the capital securities may institute a legal proceeding directly against us to enforce the rights of the holders of the capital securities under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

          We, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding our compliance with the applicable conditions and covenants under our guarantee.

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

Amendments and Assignment

          Except with respect to any changes that do not materially adversely affect the rights of holders of the capital securities (in which case no vote will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding capital securities. You should read "Description of Capital Securities--Voting Rights; Amendment of the Trust Agreement" for more information about the manner of obtaining the holders' approval. All guarantees and agreements contained in the guarantee agreement shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the capital securities then outstanding.

Termination of the Guarantee

          Our guarantee will terminate and be of no further force and effect upon:

 .         full payment of the applicable redemption price of all outstanding capital securities,

 .         full payment of the liquidation amount payable upon liquidation of the
          Trust or

 .         distribution of subordinated debentures to the holders of the capital securities.

          Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities must restore payment of any sums paid under the capital securities or the guarantee.



Information Concerning the Guarantee Trustee

          The Delaware trustee shall act as the guarantee, except if we default under the guarantee, and will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by the guarantee at the request of any holder of the capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Governing Law

          The guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

                Relationship among the Capital Securities, the
                   Subordinated Debentures and the Guarantee

Full and Unconditional Guarantee to the extent that the Trust has Funds Legally Available to Pay Distributions

          We will irrevocably guarantee payments of distributions and other amounts due on the capital securities to the extent the Trust has funds legally available to pay distributions as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the subordinated debentures, the indenture, the trust agreement and the guarantee will provide, a full, irrevocable and unconditional guarantee of the Trust's payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with

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

fewer than all of the other documents constitutes this guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of the Trust's obligations under the capital securities.

          If and to the extent that we do not make the required payments on the subordinated debentures, the Trust will not have sufficient funds to make its related payments, including distributions on the capital securities. Our guarantee will not cover any payments when the Trust does not have sufficient funds legally available to make those payments. Your remedy, as a holder of capital securities, is to institute a direct action. Our obligations under the guarantee will be subordinate and junior to all senior indebtedness.

Sufficiency of Payments

          As long as we pay the interest and other payments when due on the subordinated debentures, the Trust will have sufficient funds to cover distributions and other payments due on the capital securities, primarily because:

          . the aggregate principal amount or prepayment price of the subordinated debentures will equal the sum of the liquidation amount or redemption price, as applicable, of the securities;

          . the interest rate and interest payment dates and other payment dates on the subordinated debentures will match the distribution rate and distribution payment dates and other payment dates for the capital securities;

          . as sponsor, we will pay for all and any costs, expenses and liabilities of the Trust, except for the Trust's obligations to holders of capital securities; and

          . the trust agreement also provides that the Trust is not authorized to engage in any activity that is not consistent with its limited purposes.

Enforcement Rights of Holders of Capital Securities

          You, as holder of capital securities, may institute a legal proceeding directly against us to enforce your rights under our guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity.

          A default or event of default under any senior indebtedness would not constitute a default or event of default under the trust agreement. However, if there are payment defaults under, or accelerations of, senior indebtedness, the subordination provisions of the indenture provide that we cannot make payments in respect of the subordinated debentures until we have paid the senior indebtedness in full or we have cured any payment default or a payment default has been waived. Our failure to make required payments on subordinated debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

          The capital securities will represent beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the capital securities, using the proceeds from the sale of the capital securities to acquire our subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a capital security and a holder of a subordinated debenture

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

will be entitled to receive from us the principal amount and interest on subordinated debentures held, while a holder of capital securities is entitled to receive distributions from the Trust (or, in certain circumstances, from us under our guarantee) if and to the extent the Trust has funds legally available to pay the distributions.

Rights Upon Dissolution

     Unless the subordinated debentures are distributed to holders of securities, if the Trust is voluntarily or involuntarily dissolved, wound-up or liquidated, after satisfying the liabilities owed to the Trust's creditors as required by applicable law, the holders of the capital securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of Capital Securities--Liquidation of the Trust and Distribution of Subordinated Debentures."

     If we are voluntarily or involuntarily liquidated or bankrupted, the property trustee, as holder of the subordinated debentures, would be one of our subordinated creditors, subordinated in right of payment to all senior indebtedness, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its capital securities), the positions of a holder of capital securities and a holder of subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.


                 Certain Federal Income Tax Consequences

General

     In the opinion of Thacher Proffitt & Wood, special federal income tax counsel to us and the Trust, the following describes the material United States federal income tax consequences of the purchase, ownership and disposition of a capital security.

     This summary addresses only the tax consequences to a person that acquires a capital security on its original issuance at its original issue price and that holds the security as a capital asset. This summary does not address all tax consequences that may be applicable to a beneficial owner of a capital security and does not address the tax consequences to holders subject to special tax regimes (like banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold a capital security as a position in a "straddle," as part of a "synthetic security" or "hedge" or as part of a "conversion transaction" or other integrated investment). This summary does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may apply to a capital security. Except as noted below in the discussion of Non-U.S. Holders, this discussion is addressed to a U.S. Holder, which is defined as a beneficial owner of a capital security that, for U.S. federal income tax purposes, is (or is treated as)

     (1)  a citizen or individual resident of the United States,

     (2) a corporation or partnership (or entity treated for federal income tax purposes as a corporation or partnership) created or organized in or under the laws of the United States or any political subdivision thereof,

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

     (3) an estate the income of which is includible in gross income for U.S. federal income tax purposes without regard to its source, or

     (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the ability to control all substantial decisions of the trust.

     This summary does not address the tax consequences to any shareholder, partner or beneficiary of a holder of a capital security. This summary is based on the Code, Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. An opinion of Thacher Proffitt & Wood is not binding on the Internal Revenue Service (the "IRS") or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the matters described herein. We can give no assurance that the opinions expressed herein will not be challenged by the IRS or, if challenged, that the challenge will not be successful.

Classification of the Subordinated Debentures

     We intend to take the position that the subordinated debentures will be classified for U.S. federal income tax purposes as our indebtedness. Thacher Proffitt & Wood will render its opinion that, under then current law, based on the representations, facts and assumptions set forth in this prospectus and certain assumptions and qualifications referenced in the opinion, and assuming full compliance with the terms of the indenture (and other relevant documents), the subordinated debentures will be characterized for U.S. federal income tax purposes as our indebtedness. We, together with the Trust and the holders of the capital securities (by acceptance of a beneficial interest in a capital security) will agree to treat the subordinated debentures as our indebtedness for all U.S. federal income tax purposes. We cannot be sure that this position will not be challenged by the IRS or, if challenged, that the challenge will not be successful. The remainder of this discussion assumes that the subordinated debentures will be classified as our indebtedness for U.S. federal income tax purposes.

Classification of the Trust

     In connection with the issuance of the capital securities, Thacher Proffitt & Wood will render its opinion that, under then current law and assuming full compliance with the terms of the trust agreement and the indenture (and certain other documents), and based on certain facts and assumptions contained in that opinion, the Trust will not be classified for U.S. federal income tax purposes as an association taxable as a corporation. Accordingly, for U.S. federal income tax purposes, the Trust will not be subject to U.S. federal income tax, and each holder of a capital security will be required to include in its gross income any interest (or accrued original issue discount) with respect to its allocable share of the subordinated debentures.

Interest Income and Original Issue Discount

     Under the indenture, we have the right to defer the payment of interest on the subordinated debentures at any time or from time to time for one or more deferral periods not exceeding 20 consecutive quarterly periods each, provided that no deferral period shall end on a date other than an interest payment date or extend beyond September 30, 2029. By reason of that right, the Treasury regulations will subject the subordinated debentures to the rules in the Code and Treasury regulations on debt instruments issued with original issue discount (the "OID Rules"), unless the indenture or subordinated debentures contain terms or conditions that make the likelihood of exercise of the deferral option remote. Under the Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. Although there is no authority directly on point, we believe that the likelihood that we would exercise our option to defer payments of interest is "remote" since exercising that option would, among other things, prevent us from declaring dividends on any class of our equity securities. Accordingly, we intend to take the position that the subordinated debentures will not be considered to be issued with original issue discount and, accordingly, stated interest on the subordinated debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting.

     Under the Treasury regulations, if we were to exercise our option to defer payments of interest, the subordinated debentures would at that time be treated as issued with original issue discount, and all stated interest on the subordinated debentures would thereafter be treated as original issue discount as long as the subordinated debentures remain outstanding. If this occurred, all of a holder's interest income with respect to the subordinated debentures would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of a capital security would be required to include in gross income original issue discount even though we would not make actual cash payments during a deferral period. The amount of such includible original issue discount could be significant. Also, under the Treasury regulations, if the option to defer the payment of interest were determined not to be "remote," the subordinated debentures would be treated as having been originally issued with original issue discount. In such event, a holder would be required to include in gross income an amount of original issue discount each taxable year that approximates the amount of interest that accrues on the subordinated debentures at the stated interest rate, regardless of such holder's method of tax accounting, and actual cash payments of interest on the subordinated debentures would not be separately includible in gross income. These Treasury regulations have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation described herein.

     Because income on the capital securities will constitute interest or original issue discount, corporate holders of the capital securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the capital securities.

Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust

     We will have the right at any time to liquidate the Trust and cause the subordinated debentures to be distributed to the holders of the capital securities. Under current law, the liquidation of the Trust and the distribution of the subordinated debentures to trust security holders, for U.S. federal income tax purposes, would be treated as a nontaxable event to each holder, and the aggregate tax basis of each holder in the subordinated debentures received by such holder would be equal to the holder's aggregate tax basis in those capital securities surrendered. A holder's holding period in the subordinated debentures received in liquidation of the Trust would be no shorter than the period during which the capital securities were held by that holder.

     The subordinated debentures may be prepaid in cash, and the proceeds of that prepayment would be distributed to holders in redemption of their capital securities. Under current law, that redemption would constitute, for U.S. federal income tax purposes, a taxable disposition of the redeemed capital securities, the tax consequences of which are described below under "--Sales or Redemptions of Capital Securities."

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

Sales or Redemptions of Capital Securities

     On a sale or redemption of a capital security for cash, a holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital security and the amount realized on the sale or redemption of that capital security. If the rules regarding original issue discount do not apply, a holder's adjusted basis in a capital security generally will be its initial purchase price, and if the holder uses an accrual method of accounting, the holder will have a basis in any accrued but unpaid interest. If the rules regarding original issue discount apply, a holder's adjusted basis in a capital security generally will be its initial purchase price increased by any original issue discount previously included in the holder's gross income to the date of disposition and decreased by any payments received on the capital security. Gain or loss recognized on a sale or redemption of a capital security will be capital gain or loss. Capital gain recognized by an individual in respect of a capital security held for more than one year as of the date of sale or redemption is subject to a maximum U.S. federal income tax rate of 20 percent.

     The capital securities may trade at a price that discounts any accrued but unpaid interest on the subordinated debentures. Therefore, the amount realized by a holder who disposes of a capital security between distribution payment dates and whose adjusted basis in the capital security has been increased by the amount of any accrued but unpaid original issue discount (or interest) may be less than the holder's adjusted basis in the capital security. A holder's basis in a capital security could be increased either under the rules regarding original issue discount or, if those rules do not apply, in the case of a holder that uses an accrual method of accounting, under the accrual accounting rules. In that case, the holder will recognize a capital loss. Subject to a limited exception in the case of individual taxpayers, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Non-U.S. Holders

     For purposes of this discussion, a "Non-U.S. Holder" generally is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for U.S. federal income tax purposes.

     Under current U.S. federal income tax laws, subject to the discussion below of backup withholding, payments by the Trust or any of its paying agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that (a) the Non-U.S. Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote, (b) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership, (c) the Non-U.S. Holder is not a bank whose receipt of interest on the subordinated debentures is described in Section 881(c)(3)(A) of the Code, and (d) either (A) the Non-U.S. Holder certifies to the Trust or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers? securities in the ordinary course of business (a "Financial Institution") and holds the capital security in that capacity certifies to the Trust or its agent, under penalties of perjury, that the statement has been received from the Non-U.S. Holder by it or by a Financial Institution between it and the Non-U.S. Holder and furnishes the Trust or its agent with a copy thereof. New Treasury regulations provide alternative methods for satisfying the certification requirements described in clause (1)(d), effective for certain payments made after December 31, 2000.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the capital securities (or the subordinated debentures) is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected

                                       63
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PAGE>

earnings and profits that are repatriated or treated as repatriated. For this purpose, the interest income would be included in the foreign corporation's earnings and profits. In the case of a Non-U.S. Holder entitled to the benefits of a tax treaty with the United States, the foregoing discussion generally applies only if the Non-U.S. Holder is engaged in business in the United States through a U.S. permanent establishment and the income on the subordinated debentures is attributable to that permanent establishment within the meaning of the treaty, and the rate of the branch profits tax may be limited to a rate prescribed by the treaty for the withholding of tax on dividends. New final Treasury regulations generally prescribe new methods for certifying that a Non-U.S. Holder is exempt from the withholding of U.S. federal income tax by reason of being engaged in trade or business in the United States.

     Any gain recognized upon a sale or other disposition of capital securities (or subordinated debentures) generally will not be subject to U.S. federal income tax unless (1) the gain is, or is treated as, effectively connected with a U.S. trade or business of the Non-U.S. Holder or (2) in the case of a Non-U.S. Holder who is an individual, that individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and certain other conditions are met.

Backup Withholding Tax and Information Reporting

     The amount of interest, including original issue discount, accrued on capital securities held of record by U.S. persons (other than corporations and other exempt holders) will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt U.S. persons unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

     Payment of the proceeds from the disposition of capital securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

     Non-U.S. Holders are generally exempt from the information reporting and backup withholding rules but may be required to comply with certain certification and identification requirements to prove their exemption.

     Any amount withheld from a holder under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

     It is anticipated that income on capital securities will be reported to holders on Form 1099 and mailed to holders of capital securities by January 31 following each calendar year.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF A CAPITAL SECURITY, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

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

                             ERISA Considerations

     The primary purpose of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") is to protect the interests of participants in employee benefit plans by mandating standards of conduct, obligations and responsibilities for the people who serve as the fiduciaries of these plans. A person will be considered to be a fiduciary with respect to an employee benefit plan under ERISA to the extent that he or she exercises discretionary authority over the management or the investment of the plan's assets. Accordingly, before investing the assets of an employee benefit plan in capital securities, a fiduciary will be required to determine whether the investment satisfies the prudence and diversification requirements of ERISA and whether the investment, itself, is permitted under the plan's governing documents.

     Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code, from engaging in certain transactions involving "plan assets" with persons who are "parties-in-interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Violation of the "prohibited transaction" rules will result in the imposition of an excise tax or other liabilities on the "parties-in-interest" or the "disqualified persons," as applicable, unless exemptive relief is available under a statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; however, governmental plans may be subject to similar provisions under applicable state laws.

     The U.S. Department of Labor has issued special regulations governing certain investments by employee benefits plans covered by ERISA. These regulations are known as the "Plan Asset Regulations." Under these Regulations, the assets of the Trust will be deemed to be the assets of the employee benefit plan for purposes of ERISA and Section 4975 of the Code if the plan's assets are used to acquire an equity interest in the Trust and no exception under the Plan Asset Regulations applies to the transaction. An "equity interest" is defined in the Plan Asset Regulations to specifically include a beneficial interest in a trust such as the Trust.

     The Plan Asset Regulations do, however, contain certain exceptions to this general rule. Under one exception, the assets of the Trust will not be deemed to be the "plan assets" of the investing plans if, at all times, less than 25% of the value of each class of equity interest in the Trust is held by all employee benefit plans, including, for this purpose, employee benefit plans not subject to ERISA or Section 4975 of the Code, such as governmental, church and foreign plans, and any other plans whose assets qualify as "plan assets" under the Plan Asset Regulations (collectively, the "Benefit Plan Investors"). Alternatively, the assets of the Trust will not be deemed to be "plan assets" of the investing plans if the capital securities constitute "publicly-offered securities" within the meaning of the Plan Asset Regulations. Potential employee benefit plan investors should be aware that although these exceptions exist, we cannot give plan investors any assurance that the capital securities held by Benefit Plan Investors will be less than 25% of the total value of the capital securities either at the completion of this offering or at any subsequent time. In addition, no assurance can be given that the capital securities offered in this Prospectus constitute "publicly-offered securities" within the meaning of the Plan Asset Regulations. We will purchase and initially hold all of the common securities of the Trust.

     By operation of the Plan Asset Regulations, certain transactions involving the Trust and an employee benefit plan may be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code. A direct or indirect prohibited transaction may occur if the assets of the Trust are deemed to be the "plan assets" of the plan investing in the Trust. For example, if we were a party- in-interest with respect to a plan (either directly or by reason of its ownership of the Bank or other subsidiaries), an extension of credit between us and the Trust (as represented by the subordinated debentures and the guarantee) would occur which is likely to be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief is available. In addition, if we qualify as a fiduciary with respect to the Trust as a result of certain powers it holds under the Trust Indenture (such as the powers to remove and replace the property trustee and the administrative trustees), it is possible that the optional redemption or acceleration of the subordinated debentures would be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In order to avoid engaging in these prohibited transactions, each investing plan, by purchasing capital securities, will be deemed to have directed the Trust to invest in the subordinated debentures and to have appointed the property trustee.

     The DOL has issued five separate prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief to an employee benefit plan for direct or indirect prohibited transactions that may arise from the purchase or holding of the capital securities. The available PTCE's include:

     . PTCE 96-23 which may be applicable for certain transactions involving in-house asset managers;

     . PTCE 95-60 which may be applicable for certain transactions involving insurance company general accounts;

     . PTCE 91-38 which may be applicable for certain transactions involving bank collective investment funds;

     . PTCE 90-1 which may be applicable for certain transactions involving insurance company separate accounts; and

     . PTCE 84-14 which may be applicable for certain transactions involving independent qualified asset managers.

     Because the capital securities may be deemed to be equity interests in NHTB for us of applying ERISA and Section 4975 of the Code, these capital securities may not be purchased or held by any employee benefit plan ("Plan"), any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "Plan Asset Entity") or any person investing the "plan assets" of any plan, unless the purchaser or holder is exempt from all of ERISA's prohibited transaction rules because of the relief provided under one of the PTCE's identified above or another applicable exemption. Any purchaser or holder of capital securities (or any interest in such securities) will be deemed to have represented, through the fact of the purchase and holding of the capital securities, that the purchaser either (a) is not a Plan or a Plan Asset Entity and is not purchasing the capital securities on behalf of, or with the "plan assets" of, any Plan or (b) is exempt from ERISA's prohibited transaction rules because of the relief provided under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. If a Plan or Plan Asset Entity purchases or holds capital securities and elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, we, together with the Trust, may require an opinion of legal counsel or other satisfactory evidence that such exemption is available.

     Due to the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions, it is critical that Plan fiduciaries consult with legal counsel regarding the consequences that may result if the assets of the Trust are deemed to be the "plan assets" of the Plan by operation of the Plan Asset Regulations and the exemptive relief, described above, is not available.

                                 Underwriting

     Subject to the terms and conditions set forth in the underwriting agreement, dated August 5, 1999, we, together with the Trust, have agreed that the Trust will sell to the underwriters listed below (the "Underwriters") represented by Tucker Anthony Cleary Gull ("Tucker Cleary"), and the Underwriters have agreed to purchase from the Trust, the respective number of capital securities set forth opposite their respective names below:

                                                              Number of
                                                         Capital Securities
                                                         ------------------

     Tucker Anthony Cleary Gull                                1,242,000
     Advest, Inc.                                                 43,000
     First Albany Corporation                                     43,000
     Janney Montgomery Scott Inc.                                 43,000
     Robert W. Baird & Co. Inc.                                   43,000
     Ryan, Beck & Co., Inc.                                       43,000
     Fahnstock & Co., Inc.                                        21,500
     Moors & Cabot Inc.                                           21,500
          Total                                                1,500,000
                                                               =========


     Under the terms and conditions of the underwriting agreement, the Underwriters are committed to take and pay for all of the capital securities if any are taken.

     We will pay the Underwriters compensation of $0.35 for each capital security sold in the offering. The Underwriters will then offer the capital securities in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to several securities dealers at the initial public offering price less a concession of no more than $
0.20 for each capital security. The Underwriters and such dealers may allow and reallow, a concession of no more than $ 0.10 for each capital security to other brokers and dealers. After the capital securities are released for sale to the public, the initial public offering price and other selling terms may from time to time be varied by Tucker Cleary. The Underwriters will not execute any transaction in a discretionary account without prior approval of the customer. In addition, we have agreed to pay Tucker Cleary a fee of $50,000 for its services in managing the offering.

     We have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 225,000 capital securities at the initial public offering price set forth on the cover page hereof less underwriting discounts. The underwriter may exercise such option to purchase additional capital securities solely for the purpose of covering over-allotments, if any, incurred in the sale of the capital securities. If this option is exercised in full, total proceeds from the sale of the capital securities to the Trust will be 17.25 million.

     To the extent that the Underwriters exercise their option to purchase additional capital securities, the Trust will issue and sell to the Underwriters additional capital securities and we will issue and sell to the Trust subordinated debentures in an aggregate principal amount equal to the total liquidation amount of the additional capital securities being purchased pursuant to the option and the additional capital securities.

     Prior to the offering, there has been no public market for the capital securities. Although the Underwriters have indicated to us and to the Trust that they intend to make a market in the capital securities, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the capital securities.

     We, together with the Trust, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Until the distribution of the capital securities is completed, rules of the SEC may limit the ability of the Underwriters to bid for and purchase the capital securities. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the capital securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the capital securities.

     If the Underwriters create a short position in the capital securities in connection with the offering, i.e., if they sell a greater aggregate number of capital securities than is set forth on the cover page of this prospectus, the Underwriters may reduce the short position by purchasing capital securities in the open market.

     The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase shares of capital securities in the open market to reduce their short position or to stabilize the price of the capital securities, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither we nor the Underwriters make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the capital securities. In addition, neither we nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     During a period of 180 days from the date of this Prospectus, neither the Trust nor NHTB will, subject to certain exceptions, without the prior written consent of Tucker Cleary, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any capital securities, any security convertible into or exchangeable into or exercisable for capital securities or the subordinated debentures or any debt securities substantially similar to the subordinated debentures or equity securities substantially similar to the capital securities (except for the subordinated debentures and the capital securities offered hereby).

     Because the National Association of Securities Dealers, Inc, (the "NASD") is expected to view the capital securities as interests in a direct participation program, the offering of the capital securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

     It is expected that delivery of the capital securities will be made in book-entry form only through the facilities of DTC in New York, New York against payment therefor on or about August 12, 1999, as agreed upon by us, the Trust and Tucker Cleary in accordance with Rule 15c6-1 under the Exchange Act.

     Tucker Cleary or its affiliates have provided from time to time, and expect to provide in the future, investment services to us and our affiliates, for which Tucker Cleary or its affiliates have received or will receive customary fees and commissions.

                                 Legal Matters

     Certain legal matters will be passed upon for us by Thacher Proffitt & Wood and for Tucker Cleary by Sullivan & Worcester LLP. Certain matters relating to United States federal income tax considerations described in this prospectus will be passed upon for us by Thacher Proffitt & Wood.

                                    Experts

     Our consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, incorporated in this prospectus by reference, have been incorporated in reliance upon the report of Shatswell, MacLeod, & Company, P.C., independent auditors, which is incorporated by reference in this prospectus and upon their authority as experts in accounting and auditing.

                      Where you can find more information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document in our public files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, 13/th/ Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov through the SEC's electronic data gathering, analysis and retrieval system, EDGAR. Our common stock is listed on the Nasdaq National Market under the symbol "NHTB." Information about us also is available from the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement that we and the Trust filed with the SEC. Because the SEC allows us to omit parts of the registration statement from this prospectus, we did not include all the information in the registration statement in this prospectus. You should review the registration statement, including the exhibits, for additional information regarding the Trust, the capital securities and us. The registration statement and its exhibits may be inspected at the SEC's offices described in the previous paragraph.

         Additional information we have incorporated in the prospectus

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file with the SEC after the date of the registration statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us (1) after the date of the filing of our registration statement and prior to its effectiveness and (2) until our offering of securities has been completed.

     .    Annual Report on Form 10-KSB for the year ended December 31, 1998.
     .    Quarterly Report on Form 10-QSB for the three months ended March 31,
          1999.
     .    Current Report on Form 8-K dated April 27, 1999.
     .    Definitive Proxy Statement on Schedule 14A dated March 5, 1999.

     For your convenience, we have attached a copy of our Annual Report on Form 10-KSB for the year ended December 31, 1998 (without exhibits), and the Quarterly Report on Form 10-QSB for the three months ended March 31, 1999 to this prospectus as Appendix A and B. You may obtain a copy of our filings with the SEC at no cost, by writing or telephoning us at the following address:

                    New Hampshire Thrift Bancshares, Inc.
                    Attention: Linda L. Oldham, Secretary
                    9 Main Street
                    P.O. Box 9
                    Newport, NH 03773
                    (603) 863-0886

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell only the capital securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of the prospectus.

                                  Appendix A

A COMMITMENT TO TRADITIONAL VALUES
================================================================================
                                              WITH A VISION FOR CONTINUED GROWTH


     While we have the technological resources and banking expertise to effectively serve our customers into the next millennium, we recognize the importance of maintaining the traditional values established by our forefathers. Since 1868, we've been committed to serving our customers by offering sound financial advice and investment strategies to help stimulate personal and regional growth.

     Our success and long-term stability are the result of a commitment to local residents and businesses. Our underlying philosophy remains as set by our forefathers...hard work, initiative, perseverance, and one-on-one personal associations.

                               TABLE OF CONTENTS

Selected Financial Highlights.............................................  3

President's Letter........................................................  4

Management's Discussion and Analysis......................................  7

Report of Independent Auditors............................................ 20

Financial Statements...................................................... 21

Notes to Financial Statements............................................. 27

Form 10-KSB............................................................... 47

Board of Directors........................................................ 65

Officers and Managers..................................................... 65

Board of Advisors......................................................... 66

Shareholder Information................................................... 66

Information on Common Stock............................................... 66

               _________________________________________________
                         SELECTED FINANCIAL HIGHLIGHTS



FOR THE PERIODS ENDED DECEMBER 31,                                            1998             1997            1996
--------------------------------------------------------------------------------------------------------------------
                                                                           ($ in thousands, except per share data)
Net Income                                                               $    3,119     $     2,771     $        611
Earnings Per Common Share/1)/                                            $     1.49     $      1.36     $        .36
Earnings Per Common Share, Assuming Dilution/1)/                         $     1.47     $      1.33     $        .35
Dividends Declared                                                       $      .60     $       .50     $        .50
Dividend Payout Ratio                                                         40.27%          36.76%          138.89%
Return on Average Assets                                                        .96%            .88%             .24%
Return on Average Equity                                                      11.76%          11.44%            3.15%

AS OF DECEMBER 31,                                                                 1998             1997           1996
-------------------------------------------------------------------------------------------------------------------------
                                                                              ($ in thousands, except book value data)
Total Assets                                                                $    323,408    $    317,989    $    264,385
Total Deposits                                                              $    282,049    $    271,227    $    213,959
Total Securities/(2)                                                        $     54,171    $     32,167    $     27,599
Net Loans                                                                   $    232,321    $    255,224    $    216,003
Federal Home Loan Bank Advances                                             $         -     $     10,246    $     20,174
Shareholders's Equity/(3)                                                   $     27,780    $     25,563    $     19,194
Book Value of Shares Outstanding                                            $      13.20    $      12.24    $      11.26
Average Equity to Average Assets                                                    8.19%           7.67%           7.51%
Shares Outstanding                                                             2,104,285       2,088,097       1,704,982
Number of Branch Locations                                                            12              12              10


(1) See Note 1 to Consolidated Financial Statements regarding earnings per share.
(2)  Shown at fair value.
(3) See Note 14 to Consolidated Financial Statements regarding the issuance of common stock.

______________________________________________________________________________
                              PRESIDENT'S LETTER

-------------------
 ...a concerted and
-------------------
continued emphasis
-------------------
on the "community"
-------------------
part of community
-------------------
banking...
-------------------

          1998...our best year ever... brought record earnings to the Bank and the Company amid a backdrop of an exceptionally high level of residential mortgage loan production and a resulting rebalancing of our mix of assets. It is a concerted and continued emphasis on the `community' part of community banking that has been the enabling factor behind our 1998 results and the focus on our efforts to further refine our primary business lines.....consumer banking at the retail level, commercial services for our growing number of small business customers, and direct access to an associated family of financial products that include both trust and investment services and, now, life insurance.

RECORD EARNINGS

          Consecutive quarterly record earnings throughout the year resulted in consolidated net income for the year-ended December 31, 1998 of $3,118,750, or $1.49 per share of common stock. This compares favorably to the net income of $2,770,932, or $1.36 per share, that was reported for year-end 1997. Net asset growth, impacted by the substantial volume of secondary-market mortgage loan production, resulted in total assets at year-end of $323,407,769, as compared to $317,988,962 at December 31, 1997. While this increase appears particularly modest, it must be noted that slightly more than $10,000,000 in advances from the Federal Home Loan Bank of Boston that were part of the 1997 year-end numbers were retired during 1998. Complete financial details of the year-ended December 31, 1998 are more fully covered in the Management Discussion and Analysis section that immediately follows this report.

SHAREHOLDER VALUE

          Consistent with the generally accepted economic forecast of slower growth in 1999, the stock market's concerns about the financial services industry now appears to over-shadow, and discount, financial stocks, with the market price for the Company's stock ending the year at $15.50 per share. However, the contribution of net earnings for 1998, after the payment of dividends, brought about another steady year-end increase to shareholder's equity from $25,563,125 to $27,779,606 and a book value that rose by $.96, from $12.24 to $13.20 per share. The fundamental strength of the Company was acknowledged by the Board of Directors at their January 1999 meeting when the regular quarterly cash dividend was raised from $.15 to $.16 per share. This reflects an increase of 6.66% over the most current prior period.

PRIMARY BUSINESS

          In responding to the financial performance pressures of margins, expenses and growth, the Company's operating emphasis must continue to be focused on the core business lines that are the life-blood of community banking. The standard products and services that banking customers have come to
expect....checking and savings accounts....mortgage and consumer lending....and small business lending...must now be complemented by trust services, investment brokerage and insurance products. As the defining lines between financial service providers becomes increasingly blurred, community banks find themselves in an interesting position. The `personal' banking role that has long sustained the success of our business is being attacked and rewarded at the same time. Attacked by the very nature of a society that desires to get things the quickest and easiest way and rewarded by that very same society that continues to recognize an inherent and continuing value in the more personalized services of community banks. It is our primary goal to foster and expand our relationship end-points, and in turn our business, through a dedicated

______________________________________________________________________________
                        PRESIDENT'S LETTER (continued)

commitment to customer service .....responsive, knowledgeable, and professional.
The ability to spread costs and lower efficiency ratios beyond a certain level is limited at smaller institutions by the dynamics of scale and scope. It becomes, then, an almost continuous undertaking to identify areas for increased profitability, refine and implement new pricing strategies, further develop cross-selling techniques, and broaden the access to funding sources.


CHALLENGES AND OPPORTUNITIES

          The demographics of generational change present us with a fast-changing and highly-competitive business environment. The customer patterns of the `Traditionalist' generation are far afield from that of the `Baby-Boomers' and, in-turn, the `Generation X-ers' and `Millennium Kids' that will soon come into their own as a growing economic force. Priority must be given not just to customer retention, but also to new customer cultivation and development. Successfully building financial-service bridges from one generation to the next will be a major part of our effort going forward. The design and delivery of products and services to not just meet a financial need, but first attract and then retain the customer will be essential for the longer-term. From our newest `Skipper Account' holder (for those under age sixteen) to our more seasoned depositors with their `Navigator Club' accounts, our energy remains focused on building customer relationships. Having assembled an effective team of managers and supervisors, we feel confident that a strong footing has been laid that will allow us to become ever-more adaptive and flexible without losing sight of the uniquely-local identity that is so vitally important to community banking.

FUNDAMENTALS AND TECHNOLOGY

Our existing network of branch offices have continued to bring us greater marketplace presence as we further expanded our commercial lending capabilities and, at the same time, witnessed an unprecedented volume of residential mortgage loan production. With a net loan portfolio at year end 1998 down some $20 million over year end 1997, these numbers belie the record level of activity that resulted in gross loan origination of more than $140 million. In fact, recent statistics reveal that, in the combined markets we serve, the Bank was clearly the leading lender for purchase-money mortgages with a substantially dominant position over both other financial institutions and mortgage companies. And, as seller/servicer of fixed-rate mortgages for the secondary market, our off-balance sheet sold loan portfolio grew to nearly $130 million by year end December 31, 1998. This was truly a remarkable year for our lending team.

          Asset quality, despite this record volume, remains high and a continued emphasis in the areas of audit and compliance are an important part of our daily operations. The importance of maintaining a concentration of effort in this area should not be diminished by the current level of generally robust economic conditions. The economic expansion that blessed the decade of the 1990's can not last forever and, although no significant signs of concern are yet discernible on the horizon, a measure of caution is not inappropriate as we embark upon a new decade...a new century...and a new millennium.

          With an eye on new products and services...and customer retention... 1998 saw the introduction of debit cards and check imaging. Both part


------------------
 ...building
------------------
financial-service
------------------
bridges from one
------------------
generation to the
------------------
next...

_______________________________________________________________________________
                        PRESIDENT'S LETTER (continued)

--------------------
 ...the Bank was
--------------------
clearly the leading
--------------------
lender for
--------------------
purchase- money
--------------------
mortgages... This
--------------------
was truly a
--------------------
remarkable year for
--------------------
our lending team...


of our longer-term strategic technology plan, these were viewed as important tools that enabled our customers to better access and manage their personal finances. Future enhancements will await the new year as the issues of Year 2000 preparedness take front-stage across the country. For our part, Year 2000 planning started in 1996 and will continue as an action item for the Bank and Company right through year end 1999. While the importance of this issue must be not under-estimated, we have, to date, met all of our major targets and have had our regulators from the Office of Thrift Supervision conduct both Phase I and Phase II on-site Year 2000 examinations.

LOOKING AHEAD

          As in the past, we continue to be fully committed to the principles of community banking for the benefit of our customers, our communities and our shareholders. The underlying value of our banking franchise is comprised of a balance between a modest growth in assets and a consistent enhancement in earnings. Our organizational structure and balance sheet mix are designed to provide safety and soundness over the long-term. We envision future marketplace expansions that will complement our existing operations and recognize that the costs of certain near-term investments in both people and technology will result in greater returns in the years ahead.

IN CLOSING

          Failing to make mention of the tremendous effort of all our employees during the year just past would be a great injustice. We are fortunate to have a highly dedicated and committed group of professionals working at all levels of the institution. This has, indeed, been an exceptional year for the Bank and the Company that simply could not have been accomplished without their loyalty and support. On behalf of our Board of Directors and management team, we would like to express our sincere appreciation for the continued confidence that is evidenced by customers and shareholders alike. It is our mission to provide exceptional banking services of the highest quality.....both now and in the future.... for the benefit of all our constituencies.


/s/ Stephen W. Ensign

Stephen W. Ensign
Vice Chairman of the Board,
President and Chief Executive Officer

             -----------------------------------------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION


GENERAL

     New Hampshire Thrift Bancshares, Inc.'s (the "Company") profitability is derived from its only subsidiary, Lake Sunapee Bank, fsb (the "Bank"). The Bank's earnings are primarily generated from the difference between the yield on its loans and investments and the cost of its deposit accounts and borrowings. Loan origination fees, retail banking service fees, and gains on security transactions supplement these core earnings.

     In 1998, the Company earned $3,118,750, or $1.47 per common share, assuming dilution, compared to $2,770,932, or $1.33 per common share, assuming dilution, in 1997. The increase in earnings can be primarily attributed to the overall increase in loan production, an increase in investment securities, and a decrease in advances from the Federal Home Loan Bank. In 1998, the Bank originated a record $142 million in loans. Favorable interest rates coupled with a dedicated loan origination team and support staff allowed existing and new customers to refinance or seek new funding more easily. The Bank sells fixed rate loans into the secondary market and retains the servicing. As a result, fees from loan originations, mortgage servicing rights, and gains on the sale of loans increased 19.93%. The increase in investment securities resulted from a strategy implemented to offset the decrease in interest earned on loans. In addition, during 1998, the Bank was able to prepay all of its FHLB advances. By increasing the interest earned on investment securities and decreasing its interest expense on advances, net interest income increased 2.76%.

YEAR 2000

     Many companies continue to undertake projects to address the Year 2000
(Y2K). Companies must determine potential costs and uncertainties based on a number of factors, including its software and hardware and the nature of its business. Companies must also coordinate with other entities with which they do business. Lake Sunapee Bank, through its technology committee and an outside consultant, has implemented many hardware and software changes in 1998, in an effort to become Y2K compliant. During 1998, the Bank installed a new data processing mainframe computer, upgraded its mainframe software, and installed a new proof of deposit and check imaging system. All of these Y2K compliant systems have been in operation throughout most of 1998.

Y2K testing has been on going and will continue throughout 1999. Based on a review of internal practices and communications with third party processors, the Bank does not expect to encounter significant difficulties in connection with the transition to the Year 2000. The status of the Bank's `Year 2000 Action Plan' is reported to its Board of Directors monthly. A $50,000 annual provision has been established to cover Y2K related expenses. In conjunction with the `Action Plan', the Bank has developed a `Business Continuity Plan'. This Plan is designed to allow the Bank to operate should a system it relies on fail. As part of the `Business Continuity Plan', the Bank has arranged for power generators and designed a manual accounting system. It is unlikely the Bank will need to utilize these systems, but nevertheless, they are being developed and tested. The Bank is subject to regulatory review concerning the Year 2000 from its primary regulator, The Office of Thrift Supervision (OTS). The Bank has been examined twice as part of the OTS's program to ensure Y2K compliance.

     In addition, monitoring and managing the year 2000 project has and will likely continue to result in additional direct and indirect costs to the Bank. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software for year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing necessary contingency plans. Both direct and indirect costs of addressing the Year 2000 Issue will be charged to earnings incurred. Such costs have not been material to date.

FINANCIAL CONDITION

     Total assets increased by $5,418,807, or 1.70% from $317,988,962 to $323,407,769. The increase in total assets resulted primarily from an increase in investment securities and federal funds sold. Total loans decreased from $259,060,873 to $239,116,440, or 7.70%. The decrease in loans is primarily attributed to a change in the mix of the Bank's loan portfolio. As interest rates fell during 1998, many consumers refinanced their loans into fixed rate instruments. In order to protect against interest rate risk, the Bank

               ------------------------------------------------
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

sells fixed rate loans into the secondary market, retaining the servicing. To offset the decrease in loans, the Bank invested proceeds from the sale of loans into corporate bonds and government agency securities. As mentioned, this practice also enabled the Bank to maintain its interest rate spread. The table on page 16 illustrates the maturities of the loan portfolio at December 31, 1998. Real estate loans decreased by $17,569,384, or 8.37% from $209,951,326 to $192,381,942. The net level of loans sold into the secondary market increased by approximately $60 million. At December 31, 1998, the Bank had approximately $130 million in its servicing portfolio. The Bank expects to continue to sell fixed rate loans into the secondary market in order to manage interest rate risk.

         Adjustable rate mortgages comprise approximately 80% of the Bank's real estate mortgage loan portfolio. This is consistent with prior years.

         Total investment securities increased by $21,722,129, or 67.81% from $32,033,122 to $53,755,251 (at amortized cost). As mentioned, the Bank used proceeds from the sale of loans to purchase investment securities. This strategy provided an increase in interest and dividends on investment of $1,067,737, which primarily offset the $1,190,531 decrease in interest on loans. The Bank's net unrealized gain of $415,501 at December 31, 1998 compares to $134,112 for the same period in 1997. This change of $281,389 in market value reflects the decrease in interest rates during 1998 and the resultant rise in bond values.

         Real estate owned and property acquired in settlement of loans increased by a net $154,000, or 29.84% to $670,153. The total reflects $315,153, or 47.03% in market value for the remaining five lots at Blye Hill Landing in Newbury, NH. During 1998, six real estate owned properties totaling $163,076, in carrying value, were sold.

         Deposits increased by $10,822,196, or 3.99% to $282,049,156 from
$271,226,960. During 1998, the Bank introduced the Navigator Club. Customers with combined account balances of $5,000 or more are eligible to join. During 1998, the Bank opened approximately 1,500 of these accounts. Customers also took advantage of the Bank's favorable Money Market Deposit Account interest rate. As a result, this account increased 15% to approximately $27 million. During 1998, Certificates of Deposit (CDs) decreased $12,000,676 from $133,097,650 to $121,096,974. The decrease was primarily attributed to the maturity of brokered and non-personal CD's that were acquired from Landmark Bank during 1997. Lake Sunapee Bank elected not to renew these high costing brokered deposits. In addition, 1998 was the final year for the `Apple' CD program the Bank offered 10 years ago. Still, many customers continued to place funds in CDs, with CDs comprising 42.93% of total deposits versus 49.07% last year.

         Advances from the Federal Home Loan Bank (FHLB) decreased by $10,246,318, or 100.00% as the Bank used its increase in deposits and repurchase agreements to prepay its FHLB advances in order to reduce interest expense. Repurchase agreements increased $3,455,924 as businesses sought investment alternatives through the Bank. The Bank was able to fund its loan production through its growth in deposits and repurchase agreements.

LIQUIDITY AND CAPITAL RESOURCES

         The Bank is required by its regulator, the OTS, to maintain a 4% ratio of liquid assets to net withdrawable funds. At year-end 1998, the Bank's ratio of 12.88% exceeded regulatory requirements for long-term liquidity.

         The Bank's source of funds comes primarily from net deposit inflows, loan amortizations, principal pay downs from loans, sold loan proceeds, and advances from the FHLB. At December 31, 1998, the Bank had approximately $96 million in additional borrowing capacity from the FHLB.

         At December 31, 1998, the Company's shareholders' equity totaled $27,779,606, or 8.59% of total assets, compared to $25,563,125, or 8.04% at year-end 1997. The increase of $2,216,481 reflects net income of $3,118,750, the payment of $1,257,015 in common stock dividends, the cashless exchange of 4,650 shares of stock at an amount of $73,975, the exercise of 20,780 stock options in the amount of $41,535, a gain of $156,406 on the sale of treasury stock, a tax benefit on stock options of $58,064, and the change of $172,716 in net unrealized holding gains on securities classified as available-for-sale. As interest rates continued to move downward throughout 1998, the Bank's bond portfolio increased in value.

         During 1998, the Bank upstreamed $500,000 to its parent company New Hampshire Thrift Bancshares, Inc. (NHTB). The purpose of the upstream was to help offset the payment of dividends to NHTB shareholders.

               ------------------------------------------------
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

         Net cash provided by operating activities increased $378,035 to $3,225,318 in 1998 from $2,847,283 in 1997. The change in gains and losses on other investments and deferred taxes accounted for the majority of the change.

         Net cash flows used in investing activities decreased by $1,109,552 from negative $3,955,691 in 1997 to negative $2,846,139 in 1998. The change in net cash flows used for securities activity of $18,787,981 was offset by a decrease in loans held in portfolio of $19,847,490.

         In 1998, net cash provided by financing activities was $2,598,753 compared to $3,412,285 in 1997. During 1998, the Bank made principal payments on FHLB advances of $10,246,318 bringing the balance in FHLB advances to zero. Time deposits decreased $12,000,676. The Bank was able to repay all of its FHLB advances and cover its outflow of certificates of deposit by using cash inflows of $26,278,796 provided by an increase in other deposits and repurchase agreements.

         The Bank expects to be able to fund loan demand and other investing during 1999 by continuing to use funds provided from customer deposits, as well as the FHLB's advance program. Management is not aware of any trends, events, or uncertainties that will have or that are reasonably likely to have a material effect in the Company's liquidity, capital resources or results of operations.

         The Bank is required to maintain tangible, Tier I core, and risk-based capital ratios of 1.50%, 3.00%, and 8.00%, respectively. As of December 31, 1998, the Bank's ratios were 7.31%, 7.31%, and 12.63%, respectively, well in excess of the regulators' requirements.

         Book value per share was $13.20 at December 31, 1998 versus $12.24 per share at December 31, 1997. The change in the market value of the Bank's investment security portfolio and the increase in paid-in capital and retained earnings provided the increase in book value per share.

IMPACT OF INFLATION

         The financial statements and related data presented elsewhere herein are prepared in accordance with generally accepted accounting principles (GAAP) which require the measurement of the Company's financial position and operating results generally in terms of historical dollars and current market value, for certain loans and investments, without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations.

         Unlike other companies, nearly all of the assets and liabilities of a bank are monetary in nature. As a result, interest rates have a far greater impact on a bank's performance than the effects of the general level of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are important to the maintenance of acceptable performance levels.

INTEREST RATE SENSITIVITY

         The principal objective of the Bank's interest rate management function is to evaluate the interest rate risk inherent in certain balance sheet accounts and determine the appropriate level of risk given the Bank's business strategies, operating environment, capital and liquidity requirements and performance objectives and to manage the risk consistent with the Board of Director's approved guidelines. The Bank's Board of Directors has established an Asset/Liability Committee (ALCO) to review its asset/liability policies and interest rate position monthly. Trends and interest rate positions are reported to the Board of Directors quarterly.

         Gap analysis is used to examine the extent to which assets and liabilities are "rate sensitive". An assets or liability is said to be interest rate sensitive within a specific time-period if it will mature or reprice within that time. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specified period of time and the amount of interest-bearing liabilities maturing or repricing within the same specified period of time. The strategy of matching rate sensitive assets with similar liabilities stabilizes profitability during periods of interest rate fluctuations.

         The Bank's one-year gap at December 31, 1998, was - 6.78%, (see the table on page 11) compared to the December 31, 1997 gap of -7.28%. The Bank continues to offer adjustable rate mortgages, which reprice at one, three, and five-year intervals. In addition, the Bank sells fixed-rate mortgages into the secondary market in order to minimize interest rate risk.

               ------------------------------------------------
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

         The Bank's gap, of approximately negative seven percent at December 31, 1998, means net interest income would increase if interest rates trended downward. The opposite would occur if interest rates were to rise. Management feels that maintaining the gap within ten points of the parity line provides adequate protection against severe interest rate swings. In an effort to maintain the gap within ten points of parity, the Bank may utilize the Federal Home Loan Bank advance program to control the repricing of a segment of liabilities.

         As another part of its interest rate risk analysis, the Bank uses an interest rate sensitivity model, which generates estimates of the change in the Bank's net portfolio value (NPV) over a range of interest rate scenarios (see the table on page 11). The OTS produces the data quarterly using its own model and data submitted by the Bank.

         NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. Modeling changes requires making certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to the changes in market interest rates. In this regard, the NPV model assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and that a particular change in interest rates is reflected uniformly across the yield curve. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market rates on the Bank's net interest income and will likely differ from actual results.

RESULTS OF OPERATIONS

NET INTEREST INCOME

         Net interest income for the year ended December 31, 1998 increased by $297,542, or 2.76%, to $11,078,822. This increase can be primarily attributed to the decrease in interest expense on FHLB advances and the increased volume in the Bank's investment portfolio.

         Total interest income decreased by $122,794, or .53%, the decrease is primarily related to the change in interest rates. Interest on loans decreased $1,190,531 while interest and dividends on investments increased $1,067,737. During 1998, the Bank's yield on interest earning assets decreased to 7.75% from 7.97% in 1997.

         Total interest expense decreased $420,336, or 3.33%, with 129.21% attributed to a volume related decrease in interest expense on borrowings. The Bank's overall cost of funds decreased from 4.54% to 4.32% in 1998. The Bank's average deposits as a percentage of total interest bearing liabilities increased from 91.89% in 1997 to 93.22% in 1998. Total deposit costs in 1998 were 4.29% versus 4.46% in 1997. This decrease was a result of lower balances in higher costing instruments. As mentioned above, the Bank elected not to renew the brokered CD's acquired from Landmark Bank, which matured in January of 1998. FHLB advances typically are higher costing funding instruments. In an effort to reduce the Bank's overall cost of funds, the Bank repaid all of its outstanding advances as of December 31, 1998. During 1998, the Bank's cost of advances decreased from 5.90% to 5.53%.

         The Bank's interest rate spread, which represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, was 3.43% for both 1998 and 1997. The Bank's net interest margin, representing net interest income as a percentage of average interest-earning assets, increased slightly to 3.69% from 3.67%.


         ------------------------------------------------------------

The following table sets forth the average yield on loans and investments, the average interest rate paid on deposits and borrowings, the interest rate spread, and the net interest rate margin:

                                                            1998             1997            1996             1995            1994
                                                    -------------------------------------------------------------------------------
Yield on loans                                             8.13%            8.20%           7.86%            7.71%           7.10%
Yield on investment securities                             6.03%            6.23%           6.35%            6.53%           6.14%
Combined yield on loans and investments                    7.75%            7.97%           7.67%            7.58%           7.00%
Cost of deposits                                           4.29%            4.46%           4.36%            4.27%           3.63%
Cost of other borrowed funds                               5.53%            5.90%           5.86%            6.42%           4.29%
Combined cost of deposits and borrowings                   4.32%            4.54%           4.54%            4.50%           3.67%
Interest rate spread                                       3.43%            3.43%           3.13%            3.08%           3.33%
Net interest margin                                        3.69%            3.67%           3.44%            3.42%           3.61%

The following table shows the Bank's interest rate sensitivity (gap) table at December 31, 1998:

               ------------------------------------------------
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

                                       0-3            3-6            6 MONTHS-           1-3             BEYOND
                                     MONTHS          MONTHS            1 YEAR           YEARS           3 YEARS          TOTAL
                               ---------------------------------------------------------------------------------------------------
                                                                        ($ in thousands)
Interest earning assets:
  Loans/(1)/                    $       24,659     $   24,652       $    51,288    $      86,922      $     49,745   $    237,266
  Investments and federal
    funds sold                          15,667          4,636             7,087           17,522            16,842         61,754
                               ---------------------------------------------------------------------------------------------------
Total                                   40,326         29,288            58,375          104,444            66,587        299,020
                               ---------------------------------------------------------------------------------------------------

Interest bearing liabilities:
 Deposits                               53,596         39,414            43,403           72,475            56,640        265,528
 Repurchase agreements                  11,849              -                 -                -                 -         11,849
 Borrowings                                  -              -                 -                -                 -              -
                               ---------------------------------------------------------------------------------------------------
Total                                   65,445         39,414            43,403           72,475            56,640        277,377
                               ---------------------------------------------------------------------------------------------------
Period sensitivity gap                 (25,119)       (10,126)           14,972           31,969             9,947         21,643

Cumulative sensitivity gap      $      (25,119)    $  (35,245)      $   (20,273)    $     11,696      $     21,643

Cumulative sensitivity gap as a percentage
   of interest-earning assets            -8.40%        -11.79%            -6.78%            3.91%             7.24%

 Note: The Bank has used industry decay formulae in establishing repricing periods for savings and NOW accounts.
(1)  Excludes non accrual loans


The following table sets forth the Bank's NPV as of September 30, 1998 (the latest NPV analysis prepared by the OTS), as calculated by the OTS.

       Change                           Net Portfolio Value                         NPV as % of PV Assets
      in Rates             $ Amount         $ Change          % Change              NPV Ratio       Change
----------------------     --------------------------------------------------     ----------------------------
         +400 bp..........           21,300          - 7,706          -27%              6.59%         -211 bp
         +300 bp..........           24,350          - 4,655          -16%              7.46%         -125 bp
         +200 bp..........           26,727          - 2,278          - 8%              8.11%         - 60 bp
         +100 bp..........           28,221          -   785          - 3%              8.51%         - 20 bp
            0 bp..........           29,006               --           --               8.71%           --
        - 100 bp..........           29,712              706          + 2%              8.88%         + 17 bp
        - 200 bp..........           30,987            1,982          + 7%              9.20%         + 49 bp
        - 300 bp..........           33,492            4,486          +15%              9.84%         +114 bp
        - 400 bp..........           36,682            7,676          +26%             10.65%         +195 bp

                _______________________________________________
                MANAGEMENT'S DISCUSSION AND ANALSIS (continued)


The following table presents, for the periods indicated, the total dollar amount of interest income from interest earning assets and the resultant yields as well as the interest paid on interest bearing liabilities, and the resultant costs:

YEAR ENDED DECEMBER                      1998                              1997                              1996
                             ------------------------------  --------------------------------- ---------------------------------
                             AVERAGE/(1)/             YIELD/    AVERAGE/(1)/            YIELD/   AVERAGE/(1)/            YIELD/
                             BALANCE      INTEREST     COST     BALANCE      INTEREST    COST    BALANCE      INTEREST    COST
                         -------------------------------------- -------------------------------- --------------------------------
                                                               ($ in thousands)
Assets:
Interest earning assets:
  Loans/(2)/                 $  246,373  $   20,023   8.13%    $  258,704    $ 21,214   8.20%   $  213,473    $   16,776   7.86%
  Investment securities and
     other/(3)/                  53,732       3,240   6.03%        34,841       2,172   6.23%       30,348         1,928   6.35%
                             -----------------------           -----------------------          -------------------------
  Total interest earning
     Assets                     300,105      23,263   7.75%       293,545      23,386   7.97%      243,821        18,704   7.67%
                             -----------------------           -----------------------          -------------------------

Non-interest earning assets
  Cash                            8,283                             7,766                            5,964
  Other non-interest earning
     assets/(4)/                 15,437                            14,537                            8,425
                             -------------                     ------------                     --------------
  Total non-interest earning
     Assets                      23,720                            22,303                           14,389
                             -------------                     ------------
Total                        $  323,825                        $  315,848                       $  258,210
                             =============                     ============                     ==============

Liabilities and Shareholders' Equity
Interest bearing liabilities:
  Savings deposits           $  136,137  $    3,233   2.37%    $  119,911    $  3,159   2.63%   $   96,062    $    2,607   2.71%
  Time deposits                 127,065       7,978   6.28%       135,224       8,214   6.07%       98,248         5,877   5.98%
  Repurchase agreements          12,775         621   4.86%         5,989         257   4.29%        4,922           203   4.12%
  Other borrowed funds            6,365         352   5.53%        16,535         975   5.90%       27,960         1,638   5.86%
                             -----------------------           -----------------------          -------------------------
  Total interest bearing
     Liabilities                282,342      12,184   4.32%       277,659      12,605   4.54%      227,192        10,325   4.54%
                             -----------------------           -----------------------          -------------------------
Non-interest bearing
     Liabilities:
  Demand deposits                11,672                            10,406                            6,983
  Other                           3,285                             3,555                            4,656
                             -------------                     ------------                     --------------
Total non-interest bearing
     Liabilities                 14,957                            13,961                           11,639
                             -------------                     ------------                     --------------
Shareholders' equity             26,526                            24,228                           19,379
                             -------------                     ------------
Total                        $  323,825                        $  315,848                       $  258,210
                             =============                     ============                     ==============

Net interest rate spread                 $   11,079   3.44%                  $ 10,781   3.43%                 $    8,379   3.13%
                                         =====================               ===================              ====================

Net interest margin                                   3.69%                             3.67%                              3.44%
                                                   ===========                       ===========                        ==========

Ratio of interest-earning assets
     to interest bearing
     liabilities                                    106.29%                          105.72%                            107.32%
                                                   ===========                       ===========                        ==========

/(1)/ Monthly average balances have been used for all periods. Management does not believe that the use of month-end balances instead of daily average balances caused any material difference in the information presented.

/(2)/ Loans include 90-day delinquent loans, which have been placed on a non-accruing status. Management does not believe that including the 90-day delinquent loans in loans caused any material difference in the information presented.

/(3)/ Investment securities and other includes tax-exempt investment securities. Management does not believe that including tax-exempt investment securities in investment securities and other caused any material difference in the information presented.

/(4)/ Other non-interest earning assets includes non-earning assets and real estate owned.

                _______________________________________________
                MANAGEMENT'S DISCUSSION AND ANALSIS (continued)


The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates. The net change attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

                                                                       YEAR ENDED DECEMBER 31, 1998 VS. 1997
                                                                                 INCREASE (DECREASE)
                                                                                       DUE TO
                                                                         VOLUME         RATE          TOTAL
                                                                     ----------------------------------------
                                                                                   ($ in thousands)
Interest income on loans                                           $    (1,157)  $      (34)      $    (1,191)
Interest income on investments                                           1,178         (110)            1,068
                                                                   ---------------------------------------------
     Total interest income                                                  21         (144)             (123)
                                                                   ---------------------------------------------

Interest expense on savings deposits                                       252         (178)               74
Interest expense on time deposits                                         (371)         135              (236)
Interest expense on repurchase agreements                                  312           52               364
Interest expense on borrowings                                            (805)         183              (622)
                                                                   ---------------------------------------------
     Total interest expense                                               (612)         192              (420)
                                                                   ---------------------------------------------
     Net interest income                                           $       633   $     (336)      $       297
                                                                   ---------------------------------------------

                                                                       YEAR ENDED DECEMBER 31, 1997 VS. 1996
                                                                                 INCREASE (DECREASE)
                                                                                       DUE TO
                                                                         VOLUME         RATE          TOTAL
                                                                     ----------------------------------------
                                                                                   ($ in thousands)
Interest income on loans                                           $     4,140   $      298       $     4,438
Interest income on investments                                             237            7               244
                                                                   ---------------------------------------------
     Total interest income                                               4,377          305             4,682
                                                                   ---------------------------------------------

Interest expense on savings deposits                                       542            9               551
Interest expense on time deposits                                        2,784         (446)            2,338
Interest expense on repurchase agreements                                  297         (243)               54
Interest expense on borrowings                                            (591)         (72)             (663)
                                                                   ---------------------------------------------
     Total interest expense                                              3,032         (752)            2,280
                                                                   ---------------------------------------------
     Net interest income                                           $     1,345   $    1,057       $     2,402
                                                                   ---------------------------------------------

                _______________________________________________
                MANAGEMENT'S DISCUSSION AND ANALSIS (continued)

PROVISION FOR LOAN LOSSES

          The Bank considers many factors in determining the allowance for loan losses. These include the risk and size characteristics of loans, the prior years' loss experience, the levels of delinquencies, the prevailing economic conditions, the number of foreclosures, unemployment rates, interest rates, and the value of collateral securing the loans. No changes were made to the Bank's procedures with respect to maintaining the loan loss allowances as a result of any regulatory examinations.

          Additionally, the Bank's commercial loan officers review the financial condition of commercial loan customers on a monthly basis and perform visual inspections of facilities and inventories. The Bank also has an internal audit and compliance program. Results of the audit and compliance programs are reported directly to the Audit Committee of the Bank's Board of Directors.

          The allowance for loan losses at December 31, 1998 was $3,117,068, compared to $3,061,451 at year-end 1997. The allowance in 1998 includes $2,731,374 in general reserves as compared to $2,783,484 in 1997. During 1998, the Bank had net charge-offs of $112,726 compared to $879,340 in 1997. Due to the general improvement of the quality of the loan portfolio and a reduction in risk, the provision for loan losses was reduced by $812,304 to $120,167 in 1998 from $932,471 in 1997. In addition, net charged-off loans during 1998 amounted to 0.03% of average loans, as compared to 0.35% in 1997. The allowance represented 1.30% of total loans at year-end 1998 versus 1.18% at year-end 1997.

          The allowance for loan losses as a percentage of total non-performing assets was 115.82% at December 31, 1998 compared to 171.40% at December 31, 1997. Please refer to Note 4 "Loans receivable", in the Consolidated Financial Statements for information regarding SFAS No. 114 and 118.

          Loans classified for regulatory purposes as loss, doubtful, substandard or special mention do not result from trends or uncertainties which the Bank reasonably expects will materially impact future operating results, liquidity, or capital resources.

          As of December 31, 1998 there were no other loans not included in the tables below or discussed above where known information about the possible credit problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

          Total classified loans, excluding special mention, as of December 31, 1998 and 1997 were $5,356,046 and $4,859,402, respectively. Total non-performing assets amounted to $2,691,366 and $1,786,107 for the respective years. As of December 31, 1998, non-earning assets includes impaired loans. At December 31, 1998, loans classified as 90-day delinquent were $170,999 compared to $691,567 at December 31, 1997.

                     ------------------------------------

The following table sets forth the breakdown of non-performing assets:

                                                  1998              1997              1996             1995              1994
                                        ----------------------------------------------------------------------------------------
90 day delinquent loans/(1)/            $        170,999  $       691,567  $        787,930  $      1,144,293 $          23,825

Non-earning assets/(2)/                        1,850,214          578,387           848,942           297,172         1,692,608
Real estate owned                                670,153          516,153           707,026           984,185         1,504,880
                                        ----------------------------------------------------------------------------------------
Total non-performing assets             $      2,691,366  $     1,786,107  $      2,343,898  $      2,425,650 $       3,221,313
                                        ========================================================================================
Troubled debt restructured              $        114,110  $       297,926  $            N/A  $        445,417 $       2,337,058
                                        ========================================================================================
Impaired loans                          $      1,850,214  $     1,942,320  $      1,188,183  $           N/A  $            N/A
                                        ========================================================================================

/(1)/  All loans 90 days or more delinquent are placed on a non-accruing status.

/(2)/ Loans considered to be uncollectible, pending foreclosure, or in bankruptcy proceeding, are classified as impaired.

                _______________________________________________
                MANAGEMENT'S DISCUSSION AND ANALSIS (continued)

The following table sets forth 90 day delinquent loans by category:

                                                  1998              1997              1996              1995              1994
                                     -------------------------------------------------------------------------------------------
Real estate loans -
     Conventional                     $        136,699  $        679,356  $        723,595   $     1,132,475   $
     Construction                                                                                                       23,825
Consumer loans                                   4,300            11,347            64,335             3,983
Commercial and municipal loans                  30,000               636                               7,835
Other loans                                                          228
                                     -------------------------------------------------------------------------------------------
     Total                            $        170,999  $        691,567  $        787,930   $     1,144,293   $        23,825
                                     ===========================================================================================

The following table sets forth the allocation of the loan loss valuation allowance and the percentage of loans in each category to total loans as of December 31:

                                  1998                 1997                 1996                 1995               1994
                       ------------------------------------------------------------------------------------------------------------
  Real estate loans -
       Conventional      $   1,473,248    79% $   1,561,632    80% $   1,603,860    84% $     687,547    83% $      726,959    81%
       Construction            122,587     2%       111,604     1%        83,750              201,257             1,598,266     2%
  Collateral and
    consumer loans              68,283    11%        59,225    11%        36,873    12%         8,067    12%          5,464    12%
  Commercial and
    municipal loans          1,007,256     8%     1,006,335     8%       294,034     4%       276,526     4%        422,196     4%
  Impaired loans               385,694              322,655              139,509              654,663     1%
  Other                         60,000                                                                                          1%
                        -----------------------------------------------------------------------------------------------------------
  Valuation allowance    $   3,117,068   100% $   3,061,451   100% $   2,158,026   100% $   1,828,060   100% $    2,752,885   100%
                        ===========================================================================================================
  Valuation allowance
    as a percentage of
    total loans                  1.30%                 1.18%                 .98%                 .87%                 1.38%
                        ===========================================================================================================

               ________________________________________________
               MANAGEMENTS'S DISCUSSION AND ANALYSIS (continued)

The following sets forth the maturities of the loan portfolio at December 31, 1998:

                                                          ONE YEAR          ONE THRU              OVER
MATURITIES:                                               OR LESS          FIVE YEARS          FIVE YEARS           TOTAL
Real Estate Loans -                                 $    11,312,719    $    26,672,876     $    154,396,347   $   192,381,942
                                                  ------------------------------------------------------------------------------
Real Estate Loans with:
  Predetermined interest rates                            2,274,117          6,718,958           26,498,852        35,491,927
  Adjustable interest rates                               9,038,602         19,953,918          127,897,495       156,890,015
                                                  ------------------------------------------------------------------------------
                                                         11,312,719         26,672,876          154,396,347       192,381,942
                                                  ------------------------------------------------------------------------------

Collateral Loans -                                       11,323,445          5,692,281            3,319,704        20,335,430
                                                  ------------------------------------------------------------------------------
Collateral Loans with:
  Predetermined interest rates                           10,200,594          3,915,236              828,940        14,944,770
  Adjustable interest rates                               1,122,851          1,777,045            2,490,764         5,390,660
                                                  ------------------------------------------------------------------------------
                                                         11,323,445          5,692,281            3,319,704        20,335,430
                                                  ------------------------------------------------------------------------------

Consumer Loans -                                          7,089,760             35,210                    -         7,124,970
                                                  ------------------------------------------------------------------------------
Consumer Loans with:
  Predetermined interest rates                              138,595             35,210                    -           173,805
  Adjustable interest rates                               6,951,165                  -                    -         6,951,165
                                                  ------------------------------------------------------------------------------
                                                          7,089,760             35,210                    -         7,124,970
                                                  ------------------------------------------------------------------------------

Commercial/Municipal Loans-                               6,024,903          7,460,892            5,771,945        19,257,740
                                                  ------------------------------------------------------------------------------
Commercial/Municipal Loans with:
  Predetermined interest rates                            1,711,959          1,492,412              260,266         3,464,637
  Adjustable interest rates                               4,312,944          5,968,480            5,511,679        15,793,103
                                                  ------------------------------------------------------------------------------
                                                          6,024,903          7,460,892            5,771,945        19,257,740
                                                  ------------------------------------------------------------------------------

Other Loans -                                                 4,493              7,701                4,164            16,358
                                                  ------------------------------------------------------------------------------
Other Loans with:
  Predetermined interest rates                                3,652              3,732                    -             7,384
  Adjustable interest rates                                     841              3,969                4,164             8,974
                                                  ------------------------------------------------------------------------------
                                                              4,493              7,701                4,164            16,358
                                                  ------------------------------------------------------------------------------

TOTALS                                              $    35,755,320    $    39,868,960     $    163,492,160   $   239,116,440
                                                  ==============================================================================

The preceding schedule includes $2,691,366 of non-performing loans and $3,775,802 of loans held for sale, categorized within the respective loan types.

               ________________________________________________
               MANAGEMENTS'S DISCUSSION AND ANALYSIS (continued)

OTHER INCOME AND EXPENSE

         Total non-interest income increased by $89,927, or 3.52% to $2,642,801. Net gains on the sale of securities, loans and bank property totaled $531,946 at year-end 1998 compared to $750,517 for the same period in 1997. The change was primarily attributed to a $397,878, or 72.16% decrease in investment security gains. In 1997, the Bank sold a majority of its one-sixth ownership in Charter Trust Company. This transaction produced an after-tax gain of approximately $300,000. Gains on the sale of loans were $371,991 in 1998 compared to $267,925 for 1997, an increase of 38.84%. The 23.33% increase in customer service fees was primarily due to an increase in transaction-type accounts. Rental income increased by 15.09% as the Bank leased some of its previously unoccupied property.

         Total operating expenses increased $481,731, or 5.74% to $8,879,742. The increase was due to many factors. Salaries and benefits increased $175,481, or 4.34% due to normal wage increases and rising health insurance costs. Occupancy costs increased $155,466, or 9.82% as the Bank realized twelve months of costs associated with its newest branch at Centerra Market Place. In addition, depreciation costs increased approximately 22% during 1998 as new computer hardware and software was capitalized as part of the Bank's Y2K efforts. Outside services increased $150,374, or 30.74%. Included in outside services is an increase of $34,309 for loan processing services that were outsourced during 1998 and an increase in consulting fees of $61,160 as the Bank hired a Y2K consultant and outsourced some of its internal audit functions.

IMPACT OF NEW ACCOUNTING STANDARDS

         In July 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income." Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted.

         In July 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information." Statement No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted.

         In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits." Statement No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Statement is effective for fiscal years beginning after December 15, 1997.

         In management's opinion, SFAS Nos. 130, 131, and 132 did not have a material effect on the Bank's financial statements.

         In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." Statement No. 132 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

         In management's opinion, SFAS Nos. 133 when adopted will not have a material effect on the Bank's financial statements.

ACCOUNTING FOR INCOME TAXES

         The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 includes net deferred income tax expense (benefit) of $364,723, $(575,835), and $(120,481), respectively. These amounts were determined by the deferred method in accordance with generally accepted accounting principles for each year.

         The Bank has provided deferred income taxes on the difference between the provision for loan losses permitted for income tax purposes and the provision recorded for financial reporting purposes.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

         In 1997, the Company earned $2,770,932, or $1.33 per common share, assuming dilution, compared to $610,711, or $.35, assuming dilution, per common share in 1996. The increase in earnings was attributable to three factors. In February 1997, Lake

               ________________________________________________
               MANAGEMENTS'S DISCUSSION AND ANALYSIS (continued)


Sunapee Bank completed its acquisition of Landmark Bank of Lebanon, NH. This transaction increased the Bank's assets by approximately $52 million and provided Lake Sunapee Bank with increased yields on its loan portfolio. As a result, the Bank's net interest income increased 28.66%. Second, the Bank's deposit insurance premium was approximately $850,000 less than 1996. This was due to the Bank paying a one-time premium assessment in 1996 of $995,000 to the Federal Deposits Insurance Corporation (FDIC). The payment was part of the recapitalization of the savings association insurance fund (SAIF). Third, during the third quarter of 1997, Lake Sunapee Bank sold a majority of its one-sixth ownership in Charter Trust Company. This transaction produced an after-tax gain of approximately $300,000.

FINANCIAL CONDITION

         Total assets increased by $53,603,618, or 20.27% from $264,385,344 to $317,988,962. Total loans increased from $218,461,279 to $258,386,923, or
18.27%. Real estate loans increased by $24,968,975, or 13.50% from $184,982,351 to $209,951,326. The Bank also increased the net level of loans sold into the secondary market by approximately $20 million. At December 31, 1997, the Bank had $71,551,925 in its servicing portfolio. The majority of the increases were attributable to the acquisition of Landmark Bank.

         Investments securities increased by $4,242,385, or 15.27% from $27,790,737 to $32,033,122 (at amortized cost). The Bank's net unrealized gain of $134,112 at December 31, 1997 compares to 1996's net unrealized loss of $192,179. This change of $326,291 in market value reflects the decrease in interest rates during 1997 and the resultant rise in bond values.

         Real estate owned and property acquired in settlement of loans decreased by $207,325, or 28.66% to $516,153. This total reflected $309,153, or 59.89%, in market value for the remaining five lots at Blye Hill Landing in Newbury, NH. During 1997, twelve real estate owned properties totaling $537,389, in carrying value were sold.

         Deposits increased by $57,268,065, or 26.77% to $271,226,960 from
$213,958,895. The acquisition of Landmark Bank accounted for the majority of the increase. In addition, customers took advantage of the Bank's favorable Money Market rates. As a result, this account increased 111% to approximately $24 million. Customers continued to place funds in Certificates of Deposit (CDs) with CDs comprising 49.10% of total deposits versus 49.89% last year. Total CDs increased by $26,357,185, or 24.69% to $133,097,650.

         Advances from the FHLB decreased by $9,927,707, or 49.21% to $10,246,318 from $20,174,025. The Bank was able to fund its loan growth through deposit growth and utilize excess funds to pay-down FHLB advances.

LIQUIDITY AND CAPITAL RESOURCES

         The Bank is required by its regulator, the OTS, to maintain a 4% ratio of liquid assets to net withdrawable funds. At year-end 1997, the Bank's ratio of 12.81% exceeded regulatory requirements for long-term liquidity.

         At December 31, 1997, the Company's shareholders' equity totaled $25,563,125, or 8.04% of total assets, compared to $19,193,690, or 7.26% of total assets at year-end 1996. The increase of $6,369,435 reflects net income of $2,770,932, $3,931,801 as a result of the Landmark Bank acquisition, the payment of $987,032 in common stock dividends, the cashless exchange of 13,928 shares of stock at an amount of $255,316, the exercise of 64,525 stock options in the amount of $209,706, a gain of $489,847 on the sale of treasury stock, and the change of $209,497 in net unrealized holding gains on securities classified as available-for-sale. As interest rates moved downward throughout 1997, the Bank's bond portfolio increased in value.

         During 1997, the Bank upstreamed $3,000,000 to its parent company New Hampshire Thrift Bancshares, Inc. The purposes of the upstreams were to fund the cash portion of the Landmark acquisition and to pay dividends to NHTB shareholders.

         Net cash provided by operating activities was $2,847,283 in 1997 versus $3,985,360 in 1996. The decrease in accrued expenses and other liabilities accounted for the majority of the change.

         Net cash flows from investing activities amounted to negative $3,955,691 in 1997 compared to negative $9,546,320 in 1996. The $3,315,519 net change in security activity and the $9,862,090 change in loans, accounted for the change.

         In 1997, net cash provided by financing activities was $3,412,285 compared to $5,570,412 in 1996. The decrease in advances from the Federal Home Loan Bank accounted for the majority of the change.

         The Bank was able to fund loan demand and other investing during 1998 by using funds provided by customer deposits.

               ________________________________________________
               MANAGEMENTS'S DISCUSSION AND ANALYSIS (continued)

         As part of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 (FIRREA), banks are required to maintain core capital, leverage ratio, and total risk based capital of 1.50%, 3.00%, and 8.00%, respectively. As of December 31, 1997,the Bank's ratios were 6.47%, 6.47%, and 11.86%, respectively, well in excess of the regulators' requirements.

         Book value per share was $12.24 at December 31, 1997 versus $11.26 per share at December 31, 1996. The change in the market value of the Bank's investment security portfolio and the increase in paid-in capital and retained earnings provided the increase in book value per share.

NET INTEREST INCOME

         Net interest income for the year ended December 31, 1997 increased by $2,401,573, or 28.66%, to $10,781,280. The increase can be attributed to the increased volume in the Bank's loan portfolio that resulted primarily from the acquisition of Landmark Bank.

         Total interest income increased by $4,681,733, or 25.03%, with 93.49% attributed to the increase in volume, and 6.51% related to the change in interest rates. During 1997, the Bank's yield on interest earning assets increased to 7.97% from 7.67% in 1996.

         Total interest expense increased $2,280,160, or 22.08%, with 145.88% attributed to the increased volume in deposits. The Bank's overall cost of funds remained the same at 4.54%. The Bank's average deposits as a percentage of total interest bearing liabilities increased from 85.53% in 1996 to 91.89% in 1997. Deposits' cost in 1997 was 4.46% versus 4.36% in 1996. This increase was a result of an increase in higher costing deposits such as brokered CD's acquired from Landmark Bank. These brokered CD's matured in January of 1998 and were not renewed. Federal Home Loan Bank advances typically are higher costing funding instruments. In an effort to reduce the Bank's overall cost of funds, the Bank reduced its average balance in Federal Home Loan Bank advances during 1997 to $16.5 million from $27.9 million in 1996 by paying off higher costing advances as they came due. As a result, the Bank's spread increased to 3.43% at December 31, 1997 compared to 3.13% at December 31, 1996.

PROVISION FOR LOAN LOSSES

         The allowance for loan losses at December 31, 1997 was $3,061,451, compared to $2,158,026 at year-end 1996. The allowance in 1997 includes $2,783,484 in general reserves as compared to $1,801,589 in 1996. During 1997, the Bank had net charge-offs of $879,340 compared to $1,330,775 in 1996. Due to the general improvement of the quality of the loan portfolio and a reduction in risk, the provision for loan losses was reduced by $728,270 from $1,660,741 in 1996 to $932,471 in 1997. Net charged-off loans during 1997 amounted to 0.35% of average loans, as compared to 0.63% in 1996. The allowance represented 1.18% of total loans at year-end 1997 versus 0.98% at year-end 1996.

         The allowance for loan losses as a percentage of non-performing assets was 171.40% at December 31, 1997 compared to 92.07% at December 31, 1996.

         Total classified loans, excluding special mention, as of December 31, 1997 and 1996 were $4,859,402 and $5,254,069, respectively. Total nonperforming assets amounted to $1,786,107 and $2,343,898 for the respective years. At December 31, 1997, loans classified as 90-day delinquent were $691,567 compared to $787,930 at December 31, 1996.

OTHER INCOME AND EXPENSE

         Total non-interest income increased by $629,635, or 32.74% to $2,552,874. Net gains on the sale of securities and loans totaled $819,282. The majority is attributable to the gain realized on the Charter Trust transaction. Net losses on the sales of premises and equipment totaled $68,765 as the Bank sold two investment properties.

         Total operating expense increased $652,680, or 8.43% to $8,398,011. The increase was primarily associated with the integration of Landmark Bank and start-up costs associated with the Bank's newest office located in the Centerra Marketplace. Additional staffing, occupancy and marketing expenses were realized as the Bank expanded into these new locations.

        [LETTERHEAD OF SHATSWELL, MACLEOD & COMPANY, P.C. APPEARS HERE]


The Board of Directors
New Hampshire Thrift Bancshares, Inc.
Newport, New Hampshire

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

We have audited the accompanying consolidated statements of financial condition of New Hampshire Thrift Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1998 and 1997 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Hampshire Thrift Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997 and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," effective January 1, 1996.



                                 /s/ Shatswell, MacLeod & Company, P.C.
                                 SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
January 25, 1999

              NEW HAMPSHIRE THRIFT BANCSHARES INC. AND SUBSIDIARY
              ---------------------------------------------------
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31,                                                              1998           1997
--------------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                                    $  8,701,558   $  9,196,626
 Federal funds sold                                                            7,583,000      4,110,000
                                                                            ---------------------------
   Cash and cash equivalents                                                  16,284,558     13,306,626
 Securities available-for-sale                                                52,137,753     30,104,674
 Securities held-to-maturity                                                           -         75,000
 Other investments                                                             2,032,999      1,987,560
 Loans held-for-sale                                                           3,775,802        673,950
 Loans receivable, net                                                       232,321,171    255,223,525
 Accrued interest receivable                                                   1,725,235      1,556,194
 Bank premises and equipment, net                                              8,416,182      8,178,335
 Investments in real estate                                                      531,729        548,257
 Real estate owned and property acquired in settlement of loans                  670,153        516,153
 Goodwill                                                                      3,213,028      3,460,184
 Other assets                                                                  2,299,159      2,358,504
                                                                            ---------------------------
   Total assets                                                             $323,407,769   $317,988,962
                                                                            ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
 Demand deposits                                                            $ 16,521,820   $ 15,105,900
 Savings deposits                                                             76,837,104     65,883,386
 NOW and MMDA deposits                                                        67,593,258     57,140,024
 Time deposits                                                               121,096,974    133,097,650
                                                                            ---------------------------
   Total deposits                                                            282,049,156    271,226,960
 Other borrowed funds                                                                  -        300,000
 Securities sold under agreement to repurchase                                11,849,116      8,393,192
 Advances from Federal Home Loan Bank                                                  -     10,246,318
 Accrued expenses and other liabilities                                        1,729,891      2,259,367
                                                                            ---------------------------
   Total liabilities                                                         295,628,163    292,425,837
                                                                            ---------------------------

SHAREHOLDERS' EQUITY
 Preferred stock, $.01 par value per share: 2,500,000 shares authorized,               -              -
  no shares issued or outstanding
 Common stock, $.01 par value, per share: 5,000,000 shares authorized,
  2,479,858 shares issued and 2,104,285 shares outstanding at
  December 31, 1998 and 2,479,858 shares issued and 2,088,155 shares
  outstanding at December 31, 1997                                                24,798         24,798
 Paid-in capital                                                              17,874,567     17,660,097
 Retained earnings                                                            12,082,784     10,221,049
 Accumulated other comprehensive income                                          255,034         82,318
                                                                            ---------------------------
                                                                              30,237,183     27,988,262
 Treasury stock, at cost, 375,573 shares as of December 31, 1998 and
  391,703 shares as of December 31, 1997                                      (2,457,577)    (2,425,137)
                                                                            ---------------------------

   Total shareholders' equity                                                 27,779,606     25,563,125
                                                                            ---------------------------

   Total liabilities and shareholders' equity                               $323,407,769   $317,988,962
                                                                            ===========================

  The accompanying notes are an integral part of these consolidated financial statements.

              NEW HAMPSHIRE THRIFT BANCSHARES INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,                                1998          1997          1996
----------------------------------------------------------------------------------------------------
INTEREST INCOME
 Interest on loans                                           $20,023,493  $21,214,024   $16,775,792
 Interest and dividends on investments                         3,239,693    2,171,956     1,928,455
                                                             --------------------------------------
  Total interest income                                       23,263,186   23,385,980    18,704,247
                                                             --------------------------------------

INTEREST EXPENSE
 Interest on deposits:
  Savings deposits                                             3,233,429    3,158,505     2,432,150
  NOW accounts and MMDA deposits                                 621,132      256,717       615,849
  Time deposits                                                7,977,963    8,214,548     5,638,679
                                                             --------------------------------------
   Total interest on deposits                                 11,832,524   11,629,770     8,686,678
 Interest on advances and other borrowed money                   351,840      974,930     1,637,862
                                                             --------------------------------------
  Total interest expense                                      12,184,364   12,604,700    10,324,540
                                                             --------------------------------------

  Net interest income                                         11,078,822   10,781,280     8,379,707

PROVISION FOR LOAN LOSSES                                        120,167      932,471     1,660,741
                                                             --------------------------------------

  Net interest income after provision for loan losses         10,958,655    9,848,809     6,718,966
                                                             --------------------------------------

OTHER INCOME
 Loan origination fees                                            90,186       96,510        75,564
 Customer service fees                                         1,558,886    1,263,989     1,190,726
 Net gain (loss) on sale and writedowns of securities            153,479      551,357       (26,500)
 Net gain (loss) on sale of premises, equipment and other
  real estate owned                                                6,476      (68,765)      251,770
 Net gain on sale of loans                                       371,991      267,925        51,716
 Rental income                                                   335,255      291,308       223,673
 Brokerage service income                                        126,528      148,341       153,261
 Other income                                                          -        2,209         3,029
                                                             --------------------------------------
  Total other income                                           2,642,801    2,552,874     1,923,239
                                                             --------------------------------------

OTHER EXPENSES
 Salaries and employee benefits                                4,222,206    4,046,725     3,039,929
 Occupancy expenses                                            1,738,055    1,582,589     1,242,216
 Advertising and promotion                                       253,883      344,714       188,512
 Depositors' insurance                                           139,214      123,487     1,448,801
 Outside services                                                639,628      489,254       364,101
 Provision for other real estate owned losses                          -            -       229,970
 Amortization of goodwill                                        247,156      242,271             -
 Other expenses                                                1,639,600    1,568,971     1,231,802
                                                             --------------------------------------
  Total other expenses                                         8,879,742    8,398,011     7,745,331
                                                             --------------------------------------

INCOME BEFORE PROVISION FOR INCOME TAXES                       4,721,714    4,003,672       896,874

PROVISION FOR INCOME TAXES                                     1,602,964    1,232,740       286,163
                                                             --------------------------------------

NET INCOME                                                   $ 3,118,750  $ 2,770,932   $   610,711
                                                             ======================================

Earnings per common share                                    $      1.49  $      1.36   $       .36
                                                             ======================================
Earnings per common share, assuming dilution                 $      1.47  $      1.33   $       .35
                                                             ======================================
Dividends declared per common share                          $       .60  $       .50   $       .50
                                                             ======================================

  The accompanying notes are an integral part of these consolidated financial statements.

              NEW HAMPSHIRE THRIFT BANCSHARES INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31,                                  1998           1997           1996
---------------------------------------------------------------------------------------------------------
COMMON STOCK
 Balance, beginning of year                                    $    24,798    $    21,473    $    21,473
 Shares issued in acquisition of Landmark Bank                           -          3,325              -
                                                               -----------------------------------------

 Balance, end of year                                          $    24,798    $    24,798    $    21,473
                                                               =========================================

PAID-IN CAPITAL
 Balance, beginning of year                                    $17,660,097    $13,241,774    $13,160,382
 Gain on issuance of treasury stock for the exercise
  of stock options                                                 156,406        489,847         81,392
 Tax benefit for stock options                                      58,064              -              -
 Acquisition of Landmark Bank                                            -      3,928,476              -
                                                               -----------------------------------------

 Balance, end of year                                          $17,874,567    $17,660,097    $13,241,774
                                                               =========================================

RETAINED EARNINGS
 Balance, beginning of year                                    $10,221,049    $ 8,437,149    $ 8,673,504
 Net income                                                      3,118,750      2,770,932        610,711
 Cash dividends paid                                            (1,257,015)      (987,032)      (847,066)
                                                               -----------------------------------------

 Balance, end of year                                          $12,082,784    $10,221,049    $ 8,437,149
                                                               =========================================

ACCUMULATED OTHER COMPREHENSIVE INCOME
 Net unrealized holding gain (loss) on securities
  available-for-sale
 Balance, beginning of year                                    $    82,318    $  (127,179)   $    97,594
 Net change                                                        172,716        209,497       (224,773)
                                                               -----------------------------------------

 Balance, end of year                                          $   255,034    $    82,318    $  (127,179)
                                                               =========================================

TREASURY STOCK
 Balance, beginning of year                                    $(2,425,137)   $(2,379,527)   $(2,408,948)
 Shares repurchased, (4,650 shares in 1998, 13,928 shares
  in 1997 and 3,251 shares in 1996)                                (73,975)      (255,316)       (43,482)
 Exercise of stock options, (20,780 shares in 1998, 64,525
  shares in 1997 and 18,730 shares in 1996)                         41,535        209,706         72,903
                                                               -----------------------------------------

 Balance, end of year                                          $(2,457,577)   $(2,425,137)   $(2,379,527)
                                                               =========================================

  The accompanying notes are an integral part of these consolidated financial statements.

              NEW HAMPSHIRE THRIFT BANCSHARES INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31,
1996
----
 Net income                                                          $  610,711
 Other comprehensive income
  Net unrealized holding loss on
   securities available-for-sale, net of tax
   effect of $116,000                                                  (224,773)
                                                                     ----------
      Comprehensive income                                           $  385,938
                                                                     ==========

1997
----
 Net income                                                          $2,770,932
 Other comprehensive income
  Net unrealized holding gain on
   securities available-for-sale, net of tax
   effect of $116,794                                                   209,497
                                                                     ----------
      Comprehensive income                                           $2,980,429
                                                                     ==========

1998
----
 Net income                                                          $3,118,750
 Other comprehensive income
  Net unrealized holding gain on
   securities available-for-sale, net of tax
   effect                                                               172,716
                                                                     ----------
      Comprehensive income                                           $3,291,466
                                                                     ==========

Reclassification disclosure for the year ended December 31, 1998:

Net unrealized gains on available-for-sale securities                $  436,429
Less reclassification adjustment for realized gains in net income       155,040
                                                                     ----------
 Other comprehensive income before income tax effect                    281,389
Income tax expense                                                     (108,673)
                                                                     ----------
  Other comprehensive income, net of tax                             $  172,716
                                                                     ==========


  The accompanying notes are an integral part of these consolidated financial statements.

              NEW HAMPSHIRE THRIFT BANCSHARES INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,                                          1998           1997           1996
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                       $  3,118,750   $  2,770,932   $    610,711
 Depreciation and amortization                                         788,529        579,452        455,910
 Amortization of goodwill                                              247,156        242,271              -
 Loans originated for sale                                         (73,567,590)   (26,395,222)   (14,233,140)
 Proceeds from sales of loans                                       73,939,581     26,663,447     14,284,856
 Gain from sales of loans                                             (371,991)      (267,925)       (51,716)
 (Gain) loss from sales of premises, equipment and other
  real estate owned                                                     (6,476)        68,765       (251,770)
 (Gain) loss from sales of debt securities available-for-sale
  and writedowns                                                      (155,040)       (62,010)           667
 Loss from sales of equity securities available-for-sale
  and writedowns, net                                                        -         10,653         25,833
 (Gain) loss on sales of other investments                               1,561       (500,000)             -
 Provision for other real estate owned losses                                -              -        229,970
 Writedowns of other real estate owned                                       -              -        144,350
 Provision for loan losses                                             120,167        932,471      1,660,741
 Deferred tax expense (benefit)                                        364,723       (575,835)      (120,481)
 (Increase) decrease in accrued interest and other assets             (109,696)       178,486        861,580
 Decrease in deferred loan origination fees, net                      (199,548)      (121,484)       (81,550)
 Increase (decrease) in accrued expenses and other liabilities        (944,808)      (676,718)       449,399
                                                                  ------------------------------------------
   Net cash provided by operating activities                         3,225,318      2,847,283      3,985,360
                                                                  ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of premises and equipment                           9,145        108,149        344,387
 Proceeds from sales of other real estate owned                        163,076        219,389        182,830
 Capital expenditures - premises and equipment                        (890,414)    (1,079,184)      (316,986)
 Capital expenditures - other real estate owned                         (6,000)       (27,043)       (25,188)
 Proceeds from sales of debt securities available-for-sale          27,592,324     20,579,199      2,468,275
 Proceeds from sales of equity securities available-for-sale                 -      1,192,719        450,642
 Proceeds from sales of other investments                               30,000        820,000              -
 Principal reduction on securities held-to-maturity                     75,000         25,000         52,778
 Purchases of securities available-for-sale                        (50,877,553)   (25,726,166)    (9,063,424)
 Maturities of securities available-for-sale                         1,560,000        200,000      6,498,000
 Purchases of other investments                                        (77,000)             -         (5,000)
 Net (increase) decrease in loans                                   19,527,107       (320,383)   (10,182,473)
 Recoveries of previously charged off loans                             48,176         52,629         49,839
                                                                  ------------------------------------------
   Net cash used in investing activities                            (2,846,139)    (3,955,691)    (9,546,320)
                                                                  ------------------------------------------


  The accompanying notes are an integral part of these consolidated financial statements.

              NEW HAMPSHIRE THRIFT BANCSHARES INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Continued)

                                                                        1998          1997           1996
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in demand deposits, savings and NOW accounts        22,822,872    11,487,757        458,741
 Net increase (decrease) in time deposits                        (12,000,676)   (2,411,055)    13,529,233
 Net increase (decrease) in repurchase agreements                  3,455,924      (453,344)      (890,089)
 Advances from Federal Home Loan Bank                                      -             -     21,600,000
 Principal payments of advances from Federal Home Loan Bank      (10,246,318)   (9,927,707)   (28,362,143)
 Net increase (decrease) in other borrowed funds                    (300,000)      295,000        (29,077)
 Cash and cash equivalents of $7,559,731 acquired in the
  acquisition of Landmark Bank, less cash of $2,275,000 paid for the common stock of Landmark Bank and less $320,302
  for acquisition costs                                                    -     4,964,429              -
 Repurchase of treasury stock                                        (73,975)     (255,316)       (43,482)
 Dividends paid                                                   (1,257,015)     (987,032)      (847,066)
 Proceeds from exercise of stock options                             197,941       699,553        154,295
                                                                ------------   -----------   ------------
   Net cash provided by financing activities                       2,598,753     3,412,285      5,570,412
                                                                ------------   -----------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                          2,977,932     2,303,877          9,452
CASH AND CASH EQUIVALENTS, beginning of year                      13,306,626    11,002,749     10,993,297
                                                                ------------   -----------   ------------
CASH AND CASH EQUIVALENTS, end of year                          $ 16,284,558   $13,306,626   $ 11,002,749
                                                                ============   ===========   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Interest paid                                                 $ 12,220,262   $12,750,892   $ 10,379,699
                                                                ============   ===========   ============
  Income taxes paid                                             $  1,376,990   $ 1,545,183   $    331,763
                                                                ============   ===========   ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
  Loans originated for sales of other real estate owned         $    130,000   $   318,000   $    207,500
                                                                ============   ===========   ============
  Transfers from loans to real estate acquired through
   foreclosure                                                  $    434,600   $   303,021   $    478,755
                                                                ============   ===========   ============


  The accompanying notes are an integral part of these consolidated financial statements.

            _______________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  Summary of significant accounting policies:

     NATURE OF OPERATIONS - New Hampshire Thrift Bancshares, Inc. (Company) is a savings association holding company headquartered in Newport, New Hampshire.
The Company's subsidiary, Lake Sunapee Bank, fsb (Bank), a federal stock savings bank operates twelve branches primarily in Grafton, Sullivan, and Merrimack Counties in west central New Hampshire. Although the Company has a diversified portfolio, a substantial portion of its debtors' abilities to honor their contracts is dependent on the economic health of the region. Its primary source of revenue is providing loans to customers who are predominately small and middle-market businesses and individuals.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company, the Bank, Lake Sunapee Group, Inc. (LSGI) which owns and maintains all buildings, and Lake Sunapee Financial Services Corp. (LSFSC) which was formed to handle the flow of funds from the brokerage and trust services. LSGI and LSFSC are wholly-owned subsidiaries of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

     CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers federal funds sold and due from banks to be cash equivalents.

     SECURITIES AVAILABLE-FOR-SALE - Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized.
Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines that are other than temporary in the fair value of individual available-for-sale securities below their cost have resulted in write-downs of the individual securities to their fair value. The related write-downs of $0, $68,750 and $728 have been included in earnings as realized losses for the years ended 1998, 1997 and 1996, respectively.

     SECURITIES HELD-TO-MATURITY - Bonds, notes and debentures which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts recognized in interest income using the interest method over the period to maturity. Declines that are other than temporary in the fair value of individual held-to-maturity securities below their cost result in write-downs of the individual securities to their fair value. No write-downs have occurred for securities held-to-maturity.

     OTHER INVESTMENTS - Other investments are investments which do not have readily determinable fair values. These types of investments are reported at cost and are evaluated for other than a temporary decline in value. Other than temporary declines in value result in write-downs of the individual security. No write-downs have occurred for securities which are classified as other investments.

     LOANS HELD-FOR-SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. No losses have been recorded.

            _______________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

     LOANS RECEIVABLE - Loans receivable that management has the intent and ability to hold until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan. When the interest accrual is discontinued, all unpaid accrued interest is reversed. The allowance for loan losses is increased by charges to expense and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is an estimate based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. This material estimate and the estimate of real estate acquired in connection with foreclosures are particularly susceptible to significant change in the near term. In connection with the determination of the allowance for loan losses and the carrying value of real estate owned, management obtains independent appraisals for significant properties to arrive at its evaluation.

     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. Interest income on impaired loans is recognized on an accrual basis when the impaired loan is less than 90 days past due and has not been reclassified to non-accrual status. Interest income on impaired loans over 90 days past due, and on loans placed on non-accrual status, is recognized using a cash basis accounting method. Cash receipts on impaired loans are recorded as both interest income and a reduction in the impaired loan balance consistent with the terms of the underlying contractual agreements.

     A loan becomes impaired when it appears probable the Company will be unable to collect all amounts due, including principal and interest, under the contractual terms of the loan agreement. A loan is placed on non-accrual status when it appears likely interest income will not be received. Non-accrual loans are reviewed for possible impairment.

     Impaired loans are written-down or charged-off when it has been determined the asset has such little value that it no longer warrants remaining on the books. The decision to charge-off is made on a case-by-case basis.

     Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. The Company reviews its loans for impairment on a loan-by-loan basis. Homogeneous groups of loans such as consumer installment loans and residential mortgage loans are collectively evaluated for impairment. The Company does not review for impairment aggregations of loans that have risk characteristics in common with other impaired loans. Substantially all of the Company's loans that have been identified as impaired have been measured by the fair value of existing collateral.

     BANK PREMISES AND EQUIPMENT - Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for replacements or major improvements are capitalized; expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of company premises and equipment, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is included in income.

            _______________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

     INVESTMENT IN REAL ESTATE - Investment in real estate is carried at the lower of cost or estimated fair value. The buildings are being depreciated over their useful lives. The properties consist of a condominium that the Company rents to the public and three buildings that the Company rents for commercial purposes. Rental income is recorded in income when received and expenses for maintaining these assets are charged to expense as incurred.

     REAL ESTATE OWNED AND PROPERTY ACQUIRED IN SETTLEMENT OF LOANS - The Company classifies loans as in-substance, repossessed or foreclosed if the Company receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place. At the time of foreclosure or possession, the Company records the property at the lower of fair value minus estimated costs to sell or the outstanding balance of the loan. All properties are periodically reviewed and declines in the value of the property are charged against income.

     EARNINGS PER SHARE - In the year ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128) "Earnings per Share" (EPS) issued by the Financial Accounting Standards Board. SFAS No. 128 required restatement of 1996 EPS presented in accordance with SFAS No. 128. This statement simplifies the standards for computing earnings per share. It replaces the presentation of primary EPS with a presentation of Basic EPS which excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS, if applicable, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The adoption of SFAS No. 128 had no material effect on the Bank's 1997 financial statements and EPS for 1996 financial statements was restated in accordance with SFAS No. 128.

     INCOME TAXES - Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting for deferred loan origination fees, unrealized loss on securities available-for-sale, provision for loan losses and depreciation.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

   Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

   Available-for-sale and held-to-maturity securities - Fair values for available-for-sale securities, are based on quoted market prices. The carrying values of held-to-maturity and other investments approximate fair values.

   Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

   Loans held-for-sale - Fair values of loans held for sale are based on estimated market values.

   Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money-market accounts and certificates of deposits (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

            _______________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

   Borrowings - The carrying amounts of securities sold under agreements to repurchase and other borrowings approximate their fair values.

   Federal Home Loan Bank Advances - Fair values for FHLB advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on FHLB advances.

   Accrued interest - The carrying amounts of accrued interest approximate their fair values.
   Off-balance sheet instruments - Fair values for loan commitments have not been presented as the future revenue derived from such financial instruments is not significant.

     DEFERRED LOAN ORIGINATION FEES - Loan origination, commitment fees and certain direct origination costs are deferred, and the net amount is being amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

     STOCK BASED COMPENSATION - Prior to 1996, the Company recognized stock-based compensation using the intrinsic value approach set forth in APB Opinion No. 25. As of January 1, 1996, the Company had the option, under SFAS No. 123, of changing its accounting method for stock-based compensation from the APB No. 25 method to the fair value method introduced in SFAS No. 123. The Company elected to continue using the APB No. 25 method. Entities electing to continue to follow the provisions of APB No. 25 must make pro forma disclosure of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has made the pro forma disclosures required by SFAS No. 123.

     LOAN SERVICING - Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 122, (SFAS No. 122) "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125 (SFAS No. 125) which supersedes SFAS No. 122. These statements require the Company to recognize as separate assets from their related loans the rights to service mortgage loans for others, either through acquisition of those rights or from the sale or securitization of loans with the servicing rights retained on those loans, based on their relative fair values. To determine the fair value of the servicing rights created, the Company uses the market prices under comparable servicing sale contracts, when available, or alternatively uses a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing rights. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost of servicing loans, the discount rate, ancillary income, prepayment speeds and default rates.

     The cost of mortgage servicing rights is amortized on a straight-line basis which has substantially the same effect as amortizing the rights in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the interest rate risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

     CONCENTRATION OF CREDIT RISK - Most of the Company's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company's loan portfolio is comprised of loans collateralized by real estate located in the state of New Hampshire.

     RECLASSIFICATIONS - Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the current year's presentation.

            _______________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  ACQUISITION OF LANDMARK BANK:

     On July 26, 1996, the Company entered into an agreement and plan of reorganization (the "Merger Agreement") with Landmark Bank. Pursuant to the Merger Agreement, the Company acquired all of the outstanding shares of Landmark Bank for total consideration of $7,030,974. The Merger Agreement was approved by the shareholders of the Company, shareholders of Landmark Bank, and various regulatory agencies. On January 22, 1997, the Company completed the acquisition of Landmark Bank.

     The purchase method of accounting was used to account for the merger.

     Under the terms of the merger agreement, holders of Landmark Bank's stock could elect to receive $12.00 in cash per share, or exchange their stock for stock in the Company at a ratio of 1.1707 shares of the common stock of the Company per Landmark share, subject to 60% of Landmark's stock being converted to stock and 40% to cash.

     Included in the total cost of acquiring Landmark Bank was $2,275,000 representing the fair value of the Company's shares issued to Landmark Bank shareholders who elected to receive cash.

     The results of operations of Landmark Bank from January 22, 1997 to December 31, 1997 are included in the 1997 consolidated statement of income of the Company.

     Goodwill recorded in the acquisition transaction is being amortized over fifteen years on the straight-line method.

     Results of operations for 1997 as though the Company and Landmark Bank had combined as of January 1, 1997 are not presented because the acquisition was so close to the beginning of 1997.

     Results of operations for 1996 as though the Company and Landmark Bank had combined as of January 1, 1996 are as follows:


Net interest income after provision for loan losses    $ 8,292,025
Noninterest income                                       2,324,330
                                                       -----------
     Total                                              10,616,355
Noninterest expense                                     10,625,213
                                                       -----------
Loss before income taxes                                    (8,858)
Income taxes                                               131,163
                                                       -----------
Net loss                                               $  (140,021)
                                                       ===========
Loss per common share                                  $      (.07)
                                                       ===========

     The above results of operations reflect adjustments of Landmark Bank's financial statements to reflect purchase accounting adjustments, including goodwill.

            _______________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.  SECURITIES:


     The amortized cost and approximate market value of securities are summarized as follows:

                                                         December 31, 1998
                                                         -----------------
                                                         Gross        Gross
                                                         Unrealized   Unrealized
                                              Fair       Holding      Holding    Amortized
                                              Value      Gain         Loss       Cost
                                          -------------------------------------------------
Available-for-sale:
 Bonds and notes -
  U. S. Treasury Notes                    $12,226,872    $163,412    $      -  $12,063,460
  U. S. Government, including agencies     14,398,276      24,132      64,521   14,438,665
  Mortgage-backed securities                  358,052           -       5,930      363,982
  Other bonds and debentures               24,900,303     409,634      91,251   24,581,920
 Equity securities                            254,250           -      19,975      274,225
                                          ------------------------------------------------
Total available-for-sale                   52,137,753     597,178     181,677   51,722,252
                                          ------------------------------------------------

Other investments:
 Federal Home Loan Bank stock               1,938,000           -           -    1,938,000
 Other securities                              94,999           -           -       94,999
                                          ------------------------------------------------
Total other investments                     2,032,999           -           -    2,032,999
                                          ------------------------------------------------
Total securities                          $54,170,752    $597,178    $181,677  $53,755,251
                                          ================================================

                                                       December 31, 1997
                                                       -----------------
Held-to-maturity:
 Bonds and notes -
  Municipal bonds                         $    75,000    $      -    $      -  $    75,000
                                          ------------------------------------------------
Total held-to-maturity                         75,000           -           -       75,000
                                          ------------------------------------------------

Available-for-sale:
 Bonds and notes -
  U. S. Treasury Notes                     20,196,281     119,295      10,726   20,087,712
  U. S. Government, including agencies      3,777,080       9,681       1,721    3,769,120
  Mortgage-backed securities                  149,997         128           -      149,869
  Other bonds and debentures                5,981,316      23,780       6,325    5,963,861
                                          ------------------------------------------------
Total available-for-sale                   30,104,674     152,884      18,772   29,970,562
                                          ------------------------------------------------

Other investments:
 Federal Home Loan Bank stock               1,861,000           -           -    1,861,000
 Other securities                             126,560           -           -      126,560
                                          ------------------------------------------------
Total other investments                     1,987,560           -           -    1,987,560
                                          ------------------------------------------------
Total securities                          $32,167,234    $152,884    $ 18,772  $32,033,122
                                          ================================================

     Gross gains of $161,193, $105,627 and $810, and gross losses of $6,153, $36,097 and $807, were realized during 1998, 1997 and 1996, respectively, on sales of available-for-sale debt securities. There were no sales of available-for-sale equity securities during 1998. Gross gains of $63,164 and gross losses of $10,277 were realized during 1997 on sales of available-for-sale equity securities. Gross gains of $0 and $500,000 and gross losses of $1,561 and $0 were realized on sales of other investments during 1998 and 1997, respectively.

            _______________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.  SECURITIES: (continued)

     Maturities of debt securities, excluding mortgage-backed securities, classified as available-for-sale are as follows as of December 31, 1998:


                                                                           Weighted
                                                  Amortized      Fair       Average
                                                    Cost         Value       Yield
                                                 -----------------------------------
U.S. Treasury Notes                              $ 1,015,966  $ 1,030,000     7.628%
Other bonds and debentures                           695,365      697,008     7.309
                                                 ------------------------
 Total due in one year or less                     1,711,331    1,727,008     7.592
                                                 ------------------------

U.S. Treasury Notes                               11,047,494   11,196,872     5.857
U.S. Government, including agencies                2,498,937    2,519,374     5.636
Other bonds and debentures                         2,011,925    2,047,290     7.066
                                                 ------------------------
 Total due after one year through five years      15,558,356   15,763,536     6.045
                                                 ------------------------

U.S. Government, including agencies                4,402,952    4,395,468     6.304
Other bonds and debentures                         1,274,192    1,301,187     6.667
                                                 ------------------------
 Total due after five years through ten years      5,677,144    5,696,655     6.419
                                                 ------------------------

U.S. Government, including agencies                7,536,776    7,483,434     6.918
Other bonds and debentures                        20,600,438   20,854,818     7.267
                                                 ------------------------
 Total due after ten years                        28,137,214   28,338,252     7.205
                                                 ------------------------
                                                 $51,084,045  $51,525,451     7.109%
                                                 ========================

     There were no issuers of securities whose aggregate book value exceeded 10% of shareholders' equity as of December 31, 1998.

     Securities, carried at $1,016,562 were pledged to secure the treasury, tax and loan account as of
December 31, 1998.

NOTE 4.  LOANS RECEIVABLE:

     Loans receivable consisted of the following as of December 31:

                                        1998           1997           1996           1995           1994
                                    ------------------------------------------------------------------------
Real estate loans
 Conventional                       $188,609,359   $207,311,314   $183,550,150   $175,130,966   $161,091,563
 Construction                          5,461,451      3,540,870      2,702,613      2,456,763      7,793,601
                                    ------------------------------------------------------------------------
                                     194,070,810    210,852,184    186,252,763    177,587,729    168,885,164
 Less - Unadvanced portion             1,688,868        900,858      1,270,412      1,434,258      2,841,500
                                    ------------------------------------------------------------------------
                                     192,381,942    209,951,326    184,982,351    176,153,471    166,043,664
Collateral loans                      20,335,430     20,635,457     20,574,710     19,524,706     18,776,523
Consumer loans                         7,124,970      7,792,874      4,860,325      5,025,818      5,264,449
Commercial and municipal loans        19,257,740     20,026,574      8,352,789      9,301,028      8,066,390
Other loans                               16,358        654,642        436,754        671,302        625,006
                                    ------------------------------------------------------------------------
 Total loans                         239,116,440    259,060,873    219,206,929    210,676,325    198,776,032
Less - Loans held for sale             3,775,802        673,950        745,650      3,095,971      3,753,657
                                    ------------------------------------------------------------------------
                                     235,340,638    258,386,923    218,461,279    207,580,354    195,022,375
 Allowance for loan losses            (3,117,068)    (3,061,451)    (2,158,026)    (1,828,060)    (2,752,885)
 Deferred loan origination costs
  (fees), net                             97,601       (101,947)      (300,492)      (382,042)      (520,438)
                                    ------------------------------------------------------------------------
Loans receivable, net               $232,321,171   $255,223,525   $216,002,761   $205,370,252   $191,749,052
                                    ========================================================================

              ___________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.  LOANS RECEIVABLE: (continued)

     The following is a summary of activity in the allowance for loan loss account for the years ended December 31:

                                             1998         1997         1996         1995         1994
                                          --------------------------------------------------------------
BALANCE, beginning of year                $3,061,451   $2,158,026   $1,828,060   $2,752,885   $2,374,001
                                          ----------   ----------   ----------   ----------   ----------
Loans charged-off:
Real estate loans
 Conventional                                 71,077      291,437      628,107      141,541      252,258
 Construction                                 30,000       85,000      614,355    1,014,670        2,871
Collateral and consumer loans                  2,229      226,710       36,721       25,568          612
Commercial and municipal loans                 9,420      328,822      101,431      913,441      140,375
                                          --------------------------------------------------------------
 Total charged-off loans                     112,726      931,969    1,380,614    2,095,220      396,116
                                          --------------------------------------------------------------
Recoveries on loans:
Real estate loans
 Conventional                                 28,549        6,786       19,063        3,300       11,666
Collateral and consumer loans                  2,796       22,257       22,105        2,099        1,779
Commercial and municipal loans                16,831       23,586        8,671        1,286            -
                                          --------------------------------------------------------------
 Total recoveries                             48,176       52,629       49,839        6,685       13,445
                                          --------------------------------------------------------------
 Net charged-off loans:                       64,550      879,340    1,330,775    2,088,535      382,671
                                          --------------------------------------------------------------
Balance relating to acquisition
 of Landmark Bank:                                 -      850,294            -            -            -
                                          --------------------------------------------------------------
Provision for loan losses charged
 to income:                                  120,167      932,471    1,660,741    1,163,710      761,555
                                          --------------------------------------------------------------
BALANCE, end of year                      $3,117,068   $3,061,451   $2,158,026   $1,828,060   $2,752,885
                                          ==============================================================
Ratios of net charged-off loans during
 the period to average loans
 outstanding during the period                   .03%         .35%         .63%        1.02%         .20%
                                          ==============================================================

     The Company had no extensions of credit to related parties in excess of 5% of shareholders' equity at any time during the year ended December 31, 1998 and 1997. Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during 1998. Total loans to such persons and their companies amounted to $809,180 as of December 31, 1998. During 1998 advances of $81,224 were made and repayments totaled $400,931.

Impaired loans as of December 31,                                                       1998        1997
---------------------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                                        $1,925,907  $1,766,918
Recorded investment in impaired loans at December 31                                 $1,850,214  $1,942,320
Portion of valuation allowance allocated to impaired loans                           $  385,694  $  322,655
Net balance of impaired loans                                                        $1,464,520  $1,619,665
Interest income recognized on impaired loans                                         $  100,683  $   84,154
Interest income on impaired loans on cash basis                                      $  100,683  $    7,702
Recorded investment in impaired loans with related allowance for credit losses       $1,676,226  $1,562,949
Recorded investment in impaired loans with no related allowance for credit losses    $  173,988  $  379,371

              ___________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.  LOANS RECEIVABLE: (continued)

     In addition to total loans previously shown, the Company services loans for other financial institutions.

Participation loans are loans originated by the Company for a group of banks. Sold loans are loans originated by the Company and sold to the secondary market. The Company services these loans and remits the payments received to the buyer. The Company specifically originates long-term, fixed-rate loans to sell. The amount of loans sold and participated out which are serviced by the Company are as follows as of December 31:

                                                               1998         1997
                                                       -------------------------
Sold loans                                             $128,115,971  $71,551,925
                                                       =========================

Participation loans                                    $  2,788,528  $ 4,601,826
                                                        ========================

     Servicing assets of $798,758 and $374,533 wer e capitalized in 1998 and 1997, respectively. Amortization of servicing ass ets was $186,841 in 1998 and $63,805 in 1997.

     The fair value of servicing assets was $995,5 96 and $390,340 as of December 31, 1998 and 1997, respectively. Following is an analysis of the aggregate changes in the valuation allowances for servicing assets:

                                                                 1998       1997
                                                             -------------------
Balance, beginning of year                                    $ 57,422   $     0
Additions                                                       72,116    57,422
                                                              ------------------
Balance, end of year                                          $129,538   $57,422
                                                              ==================

     The Company has issued letters of credit and has approved lines of credit loans to specific individuals and companies. The unused portions are as follows as of December 31:

                                                               1998         1997
                                                         -----------------------
Letters of credit                                        $  694,098  $   665,850
                                                         =======================

Lines of credit                                          $7,632,913  $16,187,526
                                                         =======================

NOTE 5.  BANK PREMISES AND EQUIPMENT:

     Bank premises and equipment are shown on the consolidated statements of financial condition at cost, net of accumulated depreciation, as follows as of December 31:

                                                               1998         1997
                                                        -----------  -----------
Land                                                    $ 1,043,586  $ 1,043,586
Landdings and premises                                    7,256,000    7,171,794
Furniture, fixtures and equipment                         5,462,370    4,681,710
                                                        ------------------------
                                                         13,761,956   12,897,090
Less - Accumulated depreciation                           5,345,774    4,718,755
                                                        ------------------------
                                                        $ 8,416,182  $ 8,178,335
                                                        ========================

NOTE 6.  REAL ESTATE OWNED AND PROPERTY ACQUIRED:

     As of December 31, 1998 and 1997, the Company owned property acquired by foreclosure. The balances consisted of the following:

                                                                 1998       1997
                                                             -------------------
Residential real estate                                      $ 72,000   $144,000
Commercial real estate                                        598,153    372,153
                                                             -------------------
                                                             $670,153   $516,153
                                                             ===================

              ___________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  REAL ESTATE OWNED AND PROPERTY ACQUIRED: (continued)

     It is the policy of the Company, upon the acquisition of real estate by foreclosure, to evaluate the condition of the property, make any appropriate or necessary structural and/or cosmetic improvements and place the property as an open listing with all area real estate agents. Company employees are also encouraged to participate in the selling of these properties.

     For 1998, 1997 and 1996, $70,646, $84,832 and $179,443, respectively, of net operating cost of other real estate is included in net income.


NOTE 7.  DEPOSITS:

     Deposits consisted of the following as of December 31:

                                                           1998                   1997
                                                     -------------------------------------------
Checking accounts (non-interest-bearing)              $ 16,521,820    5.9%   $ 15,105,900    5.6%
NOW accounts                                            40,431,129   14.3      33,488,870   12.3
Ever-Ready Money Market                                 27,162,129    9.6      23,651,154    8.7
Regular savings accounts                                13,146,531    4.7       7,901,726    2.9
Treasury savings accounts                               63,608,465   22.6      57,915,167   21.4
Club deposits                                               82,108     .0          66,493     .0
                                                      ------------------------------------------
                                                       160,952,182   57.1     138,129,310   50.9
                                                      ------------------------------------------
Time deposits
2.00% - 2.99%                                               41,956     .0         250,790     .1
3.00% - 3.99%                                            1,912,878     .7               -      -
4.00% - 4.99%                                           19,668,581    7.0       2,931,518    1.1
5.00% - 5.99%                                           84,160,709   29.8      98,425,330   36.3
6.00% - 6.99%                                            6,268,060    2.2      14,837,481    5.5
7.00% - 7.99%                                            9,044,790    3.2      14,461,393    5.3
8.00% - 8.99%                                                    -      -       2,191,138     .8
                                                      ------------------------------------------
                                                       121,096,974   42.9     133,097,650   49.1
                                                      ------------------------------------------
                                                      $282,049,156  100.0%   $271,226,960  100.0%
                                                      ==========================================

 The following is a summary of maturities of time deposits as of December 31, 1998:

1999                                                                         $101,425,326
2000                                                                           14,993,066
2001                                                                            2,890,222
2002                                                                              766,317
2003                                                                              852,539
Thereafter                                                                        169,504
                                                                             ------------
                                                                             $121,096,974
                                                                             ============

     As of December 31, 1998, time deposits include $13,810,657 of certificates of deposit with a minimum balance of $100,000. Maturities of these certificates are as follows:

Less than 3 months                                                           $  3,187,364
Over 3 months and less than 6 months                                            4,068,224
Over 6 months and less than 12 months                                           4,731,903
Over 12 months                                                                  1,823,166
                                                                             ------------
                                                                             $ 13,810,657
                                                                             ============

              ___________________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

     The purchasers of the securities under agreements to repurchase have agreed to resell to the Company substantially identical securities at the maturities of the agreements.

     The maturity dates of the repurchase agreements are from January 15, 1999 to October 30, 1999 on the anniversary date of the repurchase agreement. The securities are under control of the Bank.

NOTE 9.  ADVANCES FROM FEDERAL HOME LOAN BANK:

     Advances consisted of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

     These advances were secured by Federal Home Loan Bank stock (Note 2) and unspecified first mortgage loans. The Company is able to borrow up to $96,349,000 of Federal Home Loan Bank advances.

     In addition to the above advances, the Company has credit available up to $6,411,000 under a revolving loan agreement with the Federal Home Loan Bank. There was no outstanding balance as of December 31, 1998. There was an outstanding balance of $300,000 as of December 31, 1997. Interest is payable monthly as funds are borrowed.


NOTE 10. INCOME TAXES:


     The components of income tax expense are as follows for the years ended December 31:

                                             1998        1997         1996
                                            -----------------------------------
Current tax expense                          $1,238,241  $1,808,575   $ 406,644
Deferred tax expense (benefit)                  364,723    (575,835)   (120,481)
                                            -----------------------------------
   Total income tax expense                  $1,602,964  $1,232,740   $ 286,163
                                            ===================================

     The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows for the years ended December 31:

                                                             1998   1997   1996
                                                            -------------------
Federal income tax at statutory rate                         34.0%  34.0%  34.0%
Increase (decrease) in tax resulting from:
Tax-exempt income                                             (.2)   (.3)  (1.6)
Dividends received deduction                                  (.2)   (.4)  (3.0)
Goodwill amortization                                         1.8    2.1      -
Other, net                                                   (1.5)  (4.6)   2.5
                                                            -------------------
                                                             33.9%  30.8%  31.9%
                                                            ===================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:


                                                                1998         1997
                                                             -----------  ----------
Deferred tax assets:
 Interest on non-performing loans                            $    5,412   $   11,598
 Allowance for loan losses                                      930,260      953,119
 Loan origination fees, net of costs                                  -       39,371
 Deferred compensation                                           20,011            -
 Deferred retirement expense                                     10,443            -
 Mark to market loans available-for-sale                              -           81
 Accrued directors fees                                          34,005       29,564
                                                             ----------   ----------
  Gross deferred tax assets                                   1,000,131    1,033,733
                                                             ----------   ----------

Deferred tax liabilities:
 Deferred loan costs, net of fees                                37,694            -
 Prepaid pension                                                189,762      144,229
 Accelerated depreciation                                       279,392      239,969
 Mortgage servicing rights                                      346,088      137,617
 Unrealized holding gain on securities available-for-sale       160,467       51,794
                                                             ----------   ----------
  Gross deferred tax liabilities                              1,013,403      573,609
                                                             ----------   ----------

 Net deferred tax asset (liability)                          $  (13,272)  $  460,124
                                                             ==========   ==========

     Deferred tax assets as of December 31, 1998 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

     As of December 31, 1998, the Company had no operating loss and tax credit carryover for tax purposes.

NOTE 11.  STOCK COMPENSATION PLANS:

     As of December 31, 1998, the Company had three fixed option, stock-based compensation plans, which are described below. The Company has adopted the disclosure only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" but applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                1998         1997        1996
                                             ----------   ----------   --------
Net income                    As reported    $3,118,750   $2,770,932   $610,711
                              Pro forma      $2,876,087   $2,770,932   $500,828

Earnings per common share     As reported    $     1.49   $     1.36   $    .36
                              Pro forma      $     1.37   $     1.36   $    .30

Earnings per common share,    As reported    $     1.47   $     1.33   $    .35
 assuming dilution            Pro forma      $     1.36   $     1.33   $    .29

     Under the 1986 plan, the Company may grant options to its employees for up to 57,880 additional shares of common stock. Under the 1987 plan, the Company may grant options to its employees for up to 27,666 additional shares of common stock. Under both plans, the exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years. Options are exercisable immediately.

     On April 10, 1996, the shareholders approved the adoption of the "1996 Stock Option Plan." Under this plan, an amount equal to 10% of the issued and outstanding common stock of the Company has been reserved for future issuance. On December 2, 1996 48,000 options were granted from the 1996 stock option plan at an exercise price of $12.50 per share, the fair market value on that date.

     The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                         1998            1996
                                    -------------   -------------
Weighted risk-free interest rate             5.80%           6.37%
Weighted expected life                    8 years         9 years
Weighted expected volatility                23.74%          17.33%
Weighted expected dividend yield    4.0% per year   5.0% per year

     No options were granted in 1997.

     No modifications have been made to the terms of the option agreements.

     A summary of the status of the Company's fixed stock option plans as of December 31, 1998, 1997 and 1996 and changes during the years ending on those dates is presented below:

                                                 1998                       1997                   1996
                                        ----------------------------------------------------------------------------
                                                       Weighted                   Weighted                 Weighted
                                                       Average                     Average                 Average
                                                       Exercise                   Exercise                 Exercise
                                          Shares        Price          Shares       Price        Shares     Price
                                        ----------------------------------------------------------------------------
Outstanding at
 beginning of year                          75,435    $ 10.99         141,760     $ 10.34         62,590    $ 8.22
Granted                                     60,000      21.00               0           -         97,900     11.29
Exercised                                  (20,780)     10.78         (64,525)       9.58        (18,730)     8.24
Forfeited                                        -                     (1,800)     10.125              -
                                          --------                    -------                   --------
Outstanding at
 end of year                               114,655    $ 16.27          75,435     $ 10.99        141,760    $10.34
                                          ========                    =======                   ========

Options exercisable
 at year-end                               114,655                     75,435                    141,760
Weighted-average
 fair value of
 options granted
 during the year                          $   4.82                        N/A                   $   1.84

 The following table summarizes information about fixed stock options outstanding as of December 31, 1998:

                      Options Outstanding and Exercisable
          ----------------------------------------------------------

                                Number
                             Outstanding          Remaining
          Exercise Prices   as of 12/31/98     Contractual Life
          ---------------   ---------------    ----------------
                    $9.00      8,855             6 years
                   10.125     19,800             7 years
                    12.50     26,000             8 years
                    21.00     60,000             9 years
                             -------
                             114,655
                             -------

                  __________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  EMPLOYEE BENEFIT PLANS:

     Defined benefit pension plan - The Company has a defined benefit pension plan covering substantially all full-time employees who have attained age 21 and have completed one year of service. Annual contributions to the plan are based on actuarial estimates.

     The following tables set forth information about the plan as of December 31 and the years then ended:

                                                                1998         1997
                                                             -----------------------
Change in projected benefit obligation:
 Benefit obligation at beginning of year                     $1,636,696   $1,516,431
 Service cost                                                   148,182       91,465
 Interest cost                                                  124,942      112,553
 Actuarial loss                                                 253,262       93,031
 Benefits paid                                                 (180,946)    (176,784)
                                                             -----------------------
   Benefit obligation at end of year                          1,982,136    1,636,696
                                                             ------------------------

Change in plan assets:
 Plan assets at estimated fair value at beginning of year     1,852,640    1,636,404
 Actual return on plan assets                                   179,212      229,694
 Employer contribution                                          224,912      163,326
 Benefits paid                                                 (180,946)    (176,784)
                                                             -----------------------
   Fair value of plan assets at end of year                   2,075,818    1,852,640
                                                             -----------------------

Funded status                                                    93,682      215,944
Unrecognized net actuarial loss                                 424,948      239,357
Unrecognized prior service cost                                 (27,272)     (29,965)
                                                             -----------------------
   Prepaid benefit cost included in other assets             $  491,358   $  425,336
                                                             =======================

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7% and 4% for 1998, and 7% and 3% for 1997 and 1996, respectively. The weighted-average expected long-term rate of return on assets was 7% for 1998, 1997 and 1996.

     Components of net periodic benefit cost:

                                          1998        1997       1996
                                       ---------------------------------
Service cost                           $ 148,182   $  91,465   $ 84,057
Interest cost on benefit obligation      124,942     112,553    109,326
Expected return on assets               (135,624)   (115,361)   (97,664)
Amortization of prior service cost        (2,693)     (2,693)    (2,693)
Recognized net actuarial cost             24,083      25,485     29,224
                                       --------------------------------
  Net periodic benefit cost            $ 158,890   $ 111,449   $122,250
                                       ================================

     The amounts and types of securities of the Company included in plan assets as of December 31, 1998 and 1997 consist of 7,500 shares of New Hampshire Thrift Bancshares, Inc.

                  __________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.  EMPLOYEE BENEFIT PLANS: (continued)

     Profit Sharing - Stock Ownership Plan - Lake Sunapee Bank, fsb, sponsors a Profit Sharing - Stock Ownership Plan. Lake Sunapee Bank, fsb may elect, but is not required, to make discretionary and/or matching contributions to the Plan.

     For 1998, 1997 and 1996, participating employees' contributions totaled $170,048, $139,992 and $118,346, respectively. The Bank made a matching contribution of $10,000 for 1998, $14,000 for 1997 and $10,000 for 1996. A
participant's retirement benefit will depend on the amount of the contributions to the Plan together with the gains or losses on the investments.

NOTE 13.  COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the Company has outstanding various commitments and contingent liabilities, such as legal claims, which are not reflected in the consolidated financial statements. Management does not anticipate any material loss as a result of these transactions. As of December 31, 1998, the Company had entered into commitments to fund loans totaling $12,235,700. The majority of these loans will have fixed rates.

     The following is a schedule, by interest rate, of loan commitments outstanding as of December 31:

                                                     1998             1997
                                                  ---------------------------
 5.00% - 5.99%                                    $   118,500      $        -
 6.00% - 6.99%                                      7,930,600       2,187,875
 7.00% - 7.99%                                      3,459,200       5,799,460
 8.00% - 8.99%                                        662,400         240,000
 9.00% - 9.99%                                              -          74,000
 10.00% - 10.99%                                       65,000          16,100
                                                  ---------------------------
                                                  $12,235,700      $8,317,435
                                                  ===========================

     As of December 31, 1998, the Company was obligated under non-cancelable operating leases for bank premises expiring between 1999 and 2007. The total minimum rental due in future periods under these existing agreements is as follows as of December 31, 1998:

          1999                             $140,481
          2000                              103,656
          2001                               98,781
          2002                               98,781
          2003                               98,781
          Years thereafter                  262,784
                                           --------
           Total minimum lease payments    $803,264
                                           ========

     Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. The total rental expense amounted to $141,456 and $96,481 for the years ended December 31, 1998 and 1997, respectively.

                  __________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.  SHAREHOLDERS' EQUITY:

     Liquidation account - On May 22, 1986, Lake Sunapee Bank, fsb received approval from the Federal Home Loan Bank Board and converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. At the time of conversion, the Bank established a liquidation account in an amount of $4,292,510 (equal to the Bank's net worth as of the date of the latest financial statement included in the final offering circular used in connection with the conversion). The liquidation account will be maintained for the benefit of eligible account holders who maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank subsequent to conversion (and only in such event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution may be made with respect to capital stock. The amount of the liquidation account is reduced to the extent that the balances of eligible deposit accounts are reduced on any year-end closing date subsequent to the conversion. Company management believes the balance in the liquidation account would be immaterial to the consolidated financial statements as of December 31, 1998.

     Dividends - The Bank may not declare or pay a cash dividend on or purchase any of its stock if the effect would be to reduce the net worth of the Bank below either the amount of the liquidation account or the net worth requirements of the banking regulators.

     Treasury stock - On July 15, 1993, the Company announced a buy back program whereby the Company intends to repurchase, on the open market, 10% of its currently outstanding common stock. As of December 31, 1998, 103,854 shares remained to be purchased from the 1993 buy back program.

     Treasury stock is recorded at cost, as purchased. Treasury stock sold is accounted for on a first-in, first-out basis.

     Special bad debts deduction - In prior years, Lake Sunapee Bank, fsb, a wholly-owned subsidiary of the Company, was allowed a special tax-basis under certain provisions of the Internal Revenue Code. As a result, retained income of Lake Sunapee Bank, fsb, as of December 31, 1998 includes approximately $2,069,898 for which federal and state income taxes have not been provided. If the Bank no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over six (6) years, subject to a combined federal and state tax rate of approximately 39%.

                _____________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.  EARNINGS PER SHARE (EPS)

     Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:

                                                              Income        Shares      Per-Share
                                                            (Numerator)  (Denominator)   Amount
                                                            -----------  -------------  ---------
Year ended December 31, 1998
 Basic EPS
  Net income and income available to common stockholders    $3,118,750      2,095,305       $1.49
  Effect of dilutive securities, options                                       26,128
                                                            -------------------------
 Diluted EPS
  Income available to common stockholders and assumed
   conversions                                              $3,118,750      2,121,433       $1.47
                                                            =========================

Year ended December 31, 1997
 Basic EPS
  Net income and income available to common stockholders    $2,770,932      2,037,706       $1.36
  Effect of dilutive securities, options                                       41,254
                                                            -------------------------
 Diluted EPS
  Income available to common stockholders and assumed
   conversions                                              $2,770,932      2,078,960       $1.33
                                                            =========================

Year ended December 31, 1996
 Basic EPS
  Net income and income available to common stockholders    $  610,711      1,694,410       $ .36
  Effect of dilutive securities, options                                       28,573
                                                            -------------------------
 Diluted EPS
  Income available to common stockholders and assumed
   conversion                                               $  610,711      1,722,983       $ .35
                                                            =========================

NOTE 16.  Regulatory matters:

     The Company and the Bank are subject to various capital requirements administered by their primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet minimum regulatory requirements can initiate mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Company's and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined) and tangible capital to adjusted total assets (as defined).

     Management believes, as of December 31, 1998, that the Bank meets all capital requirements to which it is subject.

     As of December 31, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory frame work for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                             To Be Well
                                                                                             Capitalized Under
                                                                      For Capital            Prompt Corrective
                                                  Actual              Adequacy Purposes:     Action Provisions:
                                              ------------------      -------------------     ------------------
                                               Amount      Ratio      Amount       Ratio      Amount      Ratio
                                               ------      -----      ------       -----      ------      -----
                                                                   (Dollar amounts in Thousands)
As of December 31, 1998:

 Total Capital (to Risk Weighted Assets)       $24,571      12.63%    $15,564         *8.0%    $19,455      10.0%

 Core Capital (to Adjusted Tangible Assets)     23,398       7.31      12,801         *4.0      16,002       5.0

 Tangible Capital (to Tangible Assets)          23,398       7.31       4,801         *1.5         N/A       N/A

 Tier 1 Capital (to Risk Weighted Assets)       23,398      12.03         N/A           N/A     11,673       6.0

As of December 31, 1997:
 Total Capital (to Risk Weighted Assets)        21,611      11.86      14,577         *8.0      18,222     *10.0

 Core Capital (to Adjusted Tangible Assets)     20,341       6.47      12,569          *4.0     15,711      *5.0

 Tangible Capital (to Tangible Assets)          20,341       6.47       4,713          *1.5        N/A       N/A


 Tier 1 Capital (to Risk Weighted Assets)       20,341      11.12         N/A           N/A     10,979     *16.0

*  Greater than and equal to

NOTE 17.   FAIR VALUE OF FINANCIAL INSTRUMENTS:


     The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, were as follows December 31:

                                                              1998
                                                   --------------------------  --------------------------
                                                     Carrying        Fair        Carrying        Fair
                                                      Amount         Value        Amount         Value
                                                   ------------  ------------  ------------  ------------
Financial assets:
 Cash and cash equivalents                         $ 16,284,558  $ 16,284,558  $ 13,306,626  $ 13,306,626
 Securities available-for-sale                       52,137,753    52,137,753    30,104,674    30,104,674
 Securities held-to-maturity                                  -             -        75,000        75,000
 Other investments                                    2,032,999     2,032,999     1,987,560     1,987,560
 Loans                                              232,321,171   235,730,000   255,223,525   256,938,000
 Loans held-for-sale                                  3,775,802     3,775,802       673,950       673,950
 Accrued interest receivable                          1,725,235     1,725,235     1,556,194     1,556,194

Financial liabilities:
 Regular savings, NOW, demand and
  money market deposits                             160,952,182   160,952,182   138,129,310   138,129,310
 Time deposits                                      121,096,974   121,492,000   133,097,650   133,535,000
 Other borrowed funds                                         -             -       300,000       300,000
 Securities sold under agreements to repurchase      11,849,116    11,849,116     8,393,192     8,393,192
 Advances from Federal Home Loan Bank                         -             -    10,246,318    10,237,000

     The carrying amounts of financial instruments shown in the above table are included in the consolidated statements of financial condition under the indicated captions.

                _____________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.   FAIR VALUE OF FINANCIAL INSTRUMENTS: (continued)

     The Company has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." Accounting policies related to financial instruments are described in Note 1.

NOTE 18.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS:

     The following are condensed statements of financial condition, income and cash flows for New Hampshire Thrift Bancshares, Inc. ("Parent Company") for the years ended December 31:

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                             1998         1997
                                                          ------------------------
ASSETS
 Investment in subsidiary, Lake Sunapee Bank              $26,932,719  $24,128,876
 Advances to Lake Sunapee Bank                                848,778    1,434,249
                                                          ------------------------
  Total assets                                            $27,781,497  $25,563,125
                                                          ========================

OTHER LIABILITY                                           $     1,891  $         -

SHAREHOLDERS' EQUITY                                       27,779,606   25,563,125
                                                          ------------------------
  Total liabilities and shareholders' equity              $27,781,497  $25,563,125
                                                          ========================

            CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                            1998         1997          1996
                                                                        --------------------------------------
Dividends from subsidiary                                               $  500,000   $3,000,000    $1,000,000
Operating expenses                                                          12,377        4,380        13,874
                                                                        -------------------------------------
Income before equity in earnings of subsidiary                             487,623    2,995,620       986,126
Equity in undistributed earnings (loss) of subsidiary                    2,631,127     (224,688)     (375,415)
                                                                        -------------------------------------

Net income                                                               3,118,750    2,770,932       610,711
Other comprehensive income, net of taxes
 Unrealized holding gains (losses) on available-for-sale securities,
  Lake Sunapee Bank                                                        172,716      209,497      (224,773)
                                                                        -------------------------------------
  Comprehensive income                                                  $3,291,466   $2,980,429    $  385,938
                                                                        =====================================

                _____________________________________________
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.  Condensed parent company financial statements: (continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                        1998          1997         1996
                                                                     -------------------------------------
Cash flows from operating activities:
 Net income                                                          $ 3,118,750   $ 2,770,932   $ 610,711
 Increase in taxes payable                                                 1,891             -           -
 Equity in undistributed (earnings) loss of subsidiary                (2,631,127)      224,688     375,415
                                                                     -------------------------------------
  Net cash provided by operating activities                              489,514     2,995,620     986,126
                                                                     -------------------------------------

Cash flows from investing activities:
 Additional investment in subsidiary                                           -       (81,547)          -
 Net change in advances to subsidiary                                    643,535       (96,278)   (249,873)
                                                                     -------------------------------------
  Net cash provided by (used in) investing activities                    643,535      (177,825)   (249,873)
                                                                     -------------------------------------

Cash flows from financing activities:
 Proceeds from stock options exercised                                   197,941       699,553     154,295
 Dividends paid                                                       (1,257,015)     (987,032)   (847,066)
 Acquisition of Landmark Bank                                                  -    (2,275,000)          -
 Repurchase of treasury stock                                            (73,975)     (255,316)    (43,482)
                                                                     -------------------------------------
  Net cash used in financing activities                               (1,133,049)   (2,817,795)   (736,253)
                                                                     -------------------------------------

Cash, end of year                                                    $         -   $         -   $       -
                                                                     =========================== =========

     The Parent Only Statements of Changes in Shareholders' Equity are identical to the Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1998, 1997 and 1996, and therefore are not reprinted here.

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 10-KSB

                 Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934
                          SEC Commission Number 17859
                           For the fiscal year ended:
                               DECEMBER 31, 1998


                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                       02-0430695
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                            9 MAIN STREET, PO BOX 9
                       NEWPORT, NEW HAMPSHIRE 03773-0009
                                   (Address)

      Registrant's telephone number, including area code:  (603) 863-0886

          Securities registered pursuant to Section 12(b) of the Act:
                                     NONE

          Securities registered pursuant to Section 12(g) of the Act:
                          COMMON STOCK, $.01 PAR VALUE
                                Title of Class


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing
requirements for the past 90 days.  Yes   X       No _______
                                        -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. X
                              -----

The issuer's revenues for its most recent fiscal year were $25,905,987

The aggregate market value of the voting stock held by non-affiliates of the registrant is between $32,016,752 and $31,016,229 based on a $16.00 average bid and a $15.50 average asked price, respectively, as of December 31, 1998.

Number of shares of Common Stock Outstanding as of February 9, 1999 were
2,104,285

Transitional Small Business Disclosure Format.    Yes _______     No   X
                                                                     -----

                      -------------------------------------
                      NEW HAMPSHIRE THRIFT BANCSHARES, INC.


                                      INDEX

PART I
Item 1.      Business..............................................................................................   49
Item 2.      Properties............................................................................................   60
Item 3.      Legal Proceedings.....................................................................................   61
Item 4.      Submission of Matters to a Vote of Security Holders...................................................   61

PART II
Item 5.      Market for the Registrant's Common Stock and Related Stockholder Matters..............................   61
Item 6.      Management's Discussion and Analysis of Financial Condition and Results of Operations.................   61
Item 7.      Financial Statements and Supplementary Information Report of Independent Auditors.....................   61
             Consolidated Statements of Financial Condition........................................................   61
             Consolidated Statements of Income.....................................................................   61
             Consolidated Statements of Changes in Shareholders' Equity............................................   61
             Consolidated Statements of Cash Flows.................................................................   61
             Notes to Consolidated Financial Statements............................................................   61
Item 8.      Disagreements on Accounting and Financial Disclosure..................................................   62

PART III
Item 9.      Directors and Executive Officers of the Registrant....................................................   62
Item 10.     Executive Compensation................................................................................   62
Item 11.     Security Ownership of Certain Beneficial Owners and Management........................................   62
Item 12.     Certain Relationships and Related Transactions........................................................   62
Item 13.     Exhibits and Reports on Form 8-K Exhibits.............................................................   62
             Reports on Form 8-K...................................................................................   63

             Signatures............................................................................................   64

PART I.

ITEM 1. BUSINESS

                                     GENERAL

ORGANIZATION

         New Hampshire Thrift Bancshares, Inc. (NHTB), a Delaware holding company organized on July 5, 1989, is the parent company of Lake Sunapee Bank, fsb (LSB), a federally chartered savings bank. The Bank was originally chartered by the State of New Hampshire in 1868 as the Newport Savings Bank. The Bank became a member of the Federal Deposit Insurance Corporation (FDIC) in 1959 and a member of the Federal Home Loan Bank of Boston in 1978. On December 1, 1980, the Bank was the first bank in the United States to convert from a state-chartered mutual savings bank to a federally-chartered mutual savings bank and its deposits became insured by the Federal Savings and Loan Insurance Corporation (FSLIC). In 1981, the Bank changed its name to "Lake Sunapee Savings Bank, fsb" and in 1994, refined its name to "Lake Sunapee Bank, fsb." In 1989, as a result of the Financial Institution Reform, Recovery, and Enforcement Act (FIRREA), the Bank's deposits were insured by the Savings Association Insurance Fund (SAIF).

         Lake Sunapee Bank, fsb is a thrift institution established for the purposes of providing the public with a convenient and safe place to invest funds, for the financing of housing, consumer-oriented products and commercial loans, and for providing a variety of other consumer-oriented financial services. The Bank is a full-service community institution promoting the ideals of thrift, security, home ownership and financial independence for its customers. The Bank's operations are conducted from its home office located in Newport, New Hampshire and its branch offices located in Sunapee, New London, Bradford, Grantham, Guild, Lebanon, West Lebanon, Hillsboro, and Andover, New Hampshire. The Bank had assets of approximately $324 million as of December 31, 1998.

         Through its subsidiary, Lake Sunapee Financial Services Corporation (LSFSC), the Bank offers brokerage services to its customers.

MARKET AREA

         The Bank's market area consists of west-central New Hampshire in the counties of Merrimack, Sullivan, Hillsboro, and Grafton. This area is best known for its recreational facilities and its resort/retirement environment. Within the market area are two major ski areas, several lakes, retirement communities, a four-season recreational development center designed to support 3,500 families, Colby Sawyer, New England, and Dartmouth Colleges and several industrial manufacturing employers.

         In addition to the year-round regional population, the Upper Valley-Kearsarge-Lake Sunapee area has a sizable number of seasonal residents. In 1990, a total of over 3,600 seasonal dwellings were listed by the Census Bureau. Based on an occupancy rate of five persons per seasonal unit, the regional seasonal population can be estimated to be over 18,000 persons.

                               LENDING ACTIVITIES

         The Bank's loan portfolio totaled $239,116,440, including $3,775,802 of loans held for sale at December 31, 1998, representing approximately 75% of total assets. As of December 31, 1998, approximately 80% of the mortgage loan portfolio had adjustable rates. As of December 31, 1998, the Bank had sold $128,115,971 in fixed rate mortgage loans in an effort to meet customer demands for fixed rate loans, minimize interest rate risk, and build a servicing portfolio.

         RESIDENTIAL LOANS. The Bank's loan origination team solicits residential mortgage loans in the local real estate marketplace. Residential borrowers are frequently referred to the Bank by its existing customers or real estate agents. Generally, the Bank makes conventional mortgage loans (loans of 80% of value or less that are neither insured nor partially guaranteed by government agencies) on one- to four-family owner occupied dwellings. The Bank also makes residential loans up to 95% of the appraised value if the top 20% of the loan is covered by private mortgage insurance. Residential mortgage loans typically have terms up to 30 years and are amortized on a monthly basis with principal and interest due each month. Currently, the Bank offers one-year, three-year and five-year adjustable-rate mortgage loans and long-term fixed rate loans. Borrowers may prepay loans at their option or refinance their loans on terms agreeable to the

Bank. The Bank's management believes that due to prepayments in connection with refinancing and sales of property, the average length of the Bank's long-term residential loans is approximately nine years.

         Since the middle of the 1960's, the terms of conventional residential mortgage loans granted by the Bank have contained a "due-on-sale" clause which permits the Bank to accelerate the indebtedness of a loan upon the sale or other disposition of the mortgaged property. Due-on-sale clauses are an important means of increasing the turnover of mortgage loans in the Bank's portfolio.

         CONSUMER LOANS. The Bank makes various types of secured and unsecured consumer loans, including home improvement loans. The Bank offers loans secured by automobiles, boats and other recreational vehicles. The Bank believes that the shorter terms and the normally higher interest rates available on various types of consumer loans is helpful in maintaining a more profitable spread between the Bank's average loan yield and its cost of funds.

         COMMERCIAL LOANS. The Bank offers commercial loans in accordance with regulatory requirements. Under current regulation the bank is limited to 20% of total assets. The Bank currently has approximately 8.50% commercial loans.

         MUNICIPAL LOANS. The Bank's activity in the municipal lending market is limited to those towns and school districts located within our primary lending area and such loans are extended for the purposes of either tax anticipation, building improvements or other capital spending requirements. Municipal lending is considered to be an area of accommodation and part of the Bank's continuing involvement with the communities it serves.

         HOME EQUITY LOANS. The Bank provides Home Equity Loans secured by liens on residential real estate located within the Bank's market area. These include loans with regularly scheduled principal and interest payments as well as revolving credit agreements. The interest rate on these loans is adjusted quarterly and tied to the movement of the Prime Rate.

ORIGINATION, PURCHASE AND SALE OF LOANS

         The primary lending activity of the Bank is the origination of conventional loans (i.e., loans that are neither insured nor guaranteed in whole or in part by governmental agencies) secured by first mortgage liens on residential properties, principally single-family residences, substantially all of which are located in the west-central area of New Hampshire.

         The Bank appraises the security for each new loan made. Appraisals are made for the Bank by qualified sub-contracted appraisers. The appraisal of the real property upon which the Bank makes a mortgage loan is of particular significance to the Bank in the event that the loan is foreclosed, since an improper appraisal may contribute to a loss by or other financial detriment to the Bank in the disposition of the loan.

         Detailed applications for mortgage loans are verified through the use of credit reports, financial statements and confirmations. Depending upon the size of the loan involved, a varying number of senior officers of the Bank must approve the application before the loan can be granted. At times, the Executive Committee of the Bank is called together to review particularly large loans.

         The Bank requires title certification on all first mortgage loans and the borrower is required to maintain hazard insurance on the security property.

                              SERVICE CORPORATIONS

         The Bank has an expanded service corporation authority because of its conversion from a state-chartered mutual savings bank to a federal institution in 1980. This authority, grandfathered in that conversion, permits the Bank to invest 15% of its deposits, plus an amount of approximately $825,000, in service corporation activities permitted by New Hampshire law. However, the first 3% of these activities is subject to federal regulation and the remainder is subject to state law. This permits a 3% investment in activities not permitted by state law.

         As of December 31, 1998, the Bank had two service corporations, the Lake Sunapee Group, Inc., and the Lake Sunapee Financial Services Corporation. The Lake Sunapee Group owns and maintains the Bank's buildings and investment properties.

                                   COMPETITION

         The Bank faces strong competition in the attraction of deposits. Its most direct competition for deposits comes from the other thrifts and commercial banks located in its primary market area. The Bank faces additional significant competition for investors' funds from mutual funds and other corporate and government securities.

         The Bank competes for deposits principally by offering depositors a wide variety of savings programs, a market rate of return, tax-deferred retirement programs and other related services. The Bank does not rely upon any individual, group or entity for a material portion of its deposits.

         The Bank's competition for real estate loans comes from mortgage banking companies, other thrift institutions and commercial banks. The Bank competes for loan originations primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers, real estate brokers and builders. The Bank's competition for loans varies from time to time depending upon the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the mortgage markets and other factors which are not readily predictable. During 1994, the Bank increased its outside origination staff to four loan officers. These officers call on real estate agents, follow leads, and are available seven days a week to service the mortgage loan market.

                                   REGULATION

GENERAL

         The Bank is subject to extensive regulation, examination, and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank's deposit accounts are insured up to applicable limits by the SAIF administered by the FDIC, and the Bank is a member of the FHLB of Boston. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of other depository institutions. The OTS and the FDIC conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings association can engage and is intended primarily for the protection of the insurance fund and depositors. The Company, as a savings association holding company, is also required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

         The OTS and the FDIC have a significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank and the operations of both.

         The following discussion is intended to be a summary of the material statutes and regulations applicable to savings associations and their holding companies, and it does not purport to be a comprehensive description of all such statutes and regulations.

REGULATIONS OF FEDERAL SAVINGS ASSOCIATIONS

         BUSINESS ACTIVITIES. The Bank derives its lending and investment powers from the Home Owners' Loan Act, as amended (the "HOLA"), and the regulations of the OTS thereunder. Under these laws and regulations, the Bank may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. The Bank may also establish service corporations that may engage in activities not otherwise permissible for the Bank, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to various limitations, including (a) a prohibition against the acquisition of any corporate debt security that is not rated in one of the four highest rating categories; (b) a limit of 20% of an association's assets on the aggregate amount of commercial loans; (d) a limit of 35% of an association's assets on the aggregate amount of consumer loans and acquisitions of certain debt securities; (e) a limit of 5% of assets or an association's capital on certain construction loans made for the purpose of financing what is or is expected to become residential property.

         LOANS TO BORROWER. Under the HOLA, savings associations are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, under these limits, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the association's unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of impaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral. Such collateral is defined to include certain debt and equity securities and bullion but generally does not include real estate. At December 31, 1998, the Bank's regulatory limit on loans to one borrower was approximately $4.2 million. At December 31, 1998, the Bank's largest aggregate amount of loans to one borrower was $1,857,186, and the second largest borrower had an aggregate balance of $1,836,455. The Bank is in compliance with all applicable limitations on loans to one borrower.

         QTL TEST. The HOLA requires a savings association to meet a qualified thrift leader, or "QTL" test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" means in general, an association's total assets less the sum of (a) specified liquid assets up to 20% of total assets,
(b) certain intangibles, including goodwill and credit card and purchased mortgage servicing rights, and (c) the value of property used to conduct the association's business. "Qualified thrift investments" includes various types of loans made for residential and housing purposed, investments related to such purposes, including certain mortgage-backed and related securities, consumer loans, small business loans, educational loans, and credit card loans. At December 31, 1998, the Bank maintained 81.29% of its portfolio assets in qualified thrift investments. The Bank had also met the QTL test in each of the prior 12 months and was, therefore, a qualified thrift leader. A savings association may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986.

         A savings association that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. The initial restrictions include prohibitions against (a) engaging in any new activity not permissible for a national bank, (b) paying dividends not permissible under national bank regulations, (c) obtaining new advances from any federal Home Loan Bank and (d) establishing any new branch office in a location not permissible for a national bank in the association's home state. In addition, within one year of the date that a savings association ceases to meet the QTL test, any company controlling the association would have to register under, and become subject to the requirements of, the Bank Holding Company Act of 1956, as amended (the"BHC Act"). If the savings association does not requalify under the QTL test within the three-year period after it failed the QTL test, it would be required to terminate any activity and to dispose of any investment not permissible for a national bank and would have to repay as promptly as possible any outstanding advances from a Federal Home Loan Bank. A savings association that has failed the QTL test may requalify under the QTL test and be free of such limitations, but it may only do so once.

         CAPITAL REQUIREMENTS. The OTS regulations require savings associations to meet three minimum capital standards: a tangible capital to such adjusted total assets as adjusted under the OTS regulations, a leverage ratio requirement of 3% of core capital to such adjusted assets and a risk-based capital ratio requirement of 8% of total risk-based capital to total risk-weighted assets. In determining compliance with the risk-based capital requirement, a savings association must compute its risk-weighted assets by multiplying its assets and certain off balance sheet items by risk weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. Tangible capital is defined, generally, as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related earnings), certain noncumulative perpetual preferred stock and related earnings and minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain purchased mortgage servicing rights) and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currency includes cumulative and other perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. The allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital. The OTS has promulgated a regulation that requires a savings association with "above normal" interest rate risk, when determining compliance with its risk-based capital requirement, to hold additional capital to account for its "above normal" interest rate risk. Pending resolution of related regulatory issues, the OTS has deferred enforcement of this regulation. A savings association's assets as calculated in accordance with guidelines set forth by the OTS. At the times when the 3 month Treasury bond equivalent yield falls below 4% an association may compute its interest rate risk on the basis of a decrease equal to one-half of that Treasury rate rather than on the basis of 2%. A savings association whose measured interest rate risk exposure exceeds 2% would be considered to have "above normal" risk. The interest rate risk and 2% multiplied by the estimated economic value o the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk based capital requirement. Any required deduction for interest rate risk becomes effective on the last day of the third quarter following the reporting date of the association's financial data on which the interest rate risk was computed. An institution with assets of less than $300 million and risk-based capital ratio in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides the Director of the OTS may waive or defer an institution's interest rate risk component on a case-by case basis. The OTS has indefinitely deferred the implementation of the interest rate component in the computation of an institution's risk-based capital requirements. The OTS continues to monitor the interest rate risk of individual institutions and retains the right to impose additional capital requirements on individual institutions. For information pertaining to capital requirements, please see
Note 16 of the Financial Statements.

         LIMITATIONS ON CAPITAL DISTRIBUTIONS. OTS regulations currently impose limitations upon capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire it shares, payments to shareholders of another institution in a cash cut merger and other distributions charged against capital. At least 30-days written notice must be given to the OTS of a proposed capital distribution by a savings association, and capital distributions in excess of specified earnings or by certain institutions are subject to approval by the OTS. An association that has capital in excess of all fully phased-in regulatory capital requirements before and after a proposed capital distribution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of
(a) 100% of its net earnings to date during the calendar year plus the amount that would reduce by its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or
(b) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In addition, the OTS can prohibit a proposed capital distribution, otherwise permissible under the regulation, if the OTS has determined that the association is in need of more than normal supervision or if it determines that a proposed distribution by an association would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations, the Bank would be prohibited from making any capital distribution; the Bank failed to meet its minimum capital requirements, as described above.

         ASSESSMENTS. Savings associations are required by OTS regulators to pay assessments to the OTS to find the operations of the OTS. The general assessment, paid on a semiannual basis, is computed upon the savings association's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly Thrift Financial Report. During July 1998, the Bank paid the semiannual assessment of $40,959.

         BRANCHING. Subject to certain limitations, the HOLA and the OTS regulations permit federally chartered savings associations to establish branches in any state of the United States. The authority to establish such branches is available (a) in states that expressly authorize branches of savings associations located in another state or (b) to an association that either satisfies the "QTL" test for a qualified thrift leader or qualifies as a "domestic building and loan association" under the Internal Revenue Code of 1986, which composes qualification requirements similar to those for a "qualified thrift leader" under the HOLA. See "QTL" Test. The authority for a federal savings association to establish an interstate branch network would facilitate a geographic diversification of the association's activities. This authority under the HOLA and the OTS regulations preempts any state law purporting to regulate branching by federal savings associations.

         COMMUNITY REINVESTMENT. Under the Community Reinvestment Act (the "CRA"), as implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with it examination of a savings association, to asses the association's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association. The CRA also requires all institutions to make public disclosure of their CRA ratings. The Bank received a "Satisfactory" CRA rating in its most recent examinations.

         In April 1995, the OTS and the other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the system will focus on three tests:
(a) a lending test, to evaluate the institution's record of making loans in its assessment areas; (b) an investment test, to evaluate the institutions record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices. The amended CRA regulations also clarify how an institution's CRA performance would be considered in the application process.

         TRANSACTIONS WITH RELATED PARTIES. The Bank's authority to engage in transactions with its "affiliates" is limited by the OTS regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). In general, an affiliate of the Bank is any company that controls the Bank or any other company that is controlled by a company that controls the Bank or any other company that is controlled by a company that controls the Bank, excluding the Banks' subsidiaries other than those that are insured depository institutions. The OTS regulations prohibit a savings association (a) from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies under Section 4(c) at the BHC Act and (b) from purchasing the securities of any affiliates other than a subsidiary. Section 23A limits the aggregate amount of transactions with all affiliates to 20% of the savings association's capital and surplus. Extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the association as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable truncations, such truncations may only occur under terms and circumstances, including credit standards, which in good faith would be offered to or would apply to nonaffiliated companies.

         The Bank's authority to extend credit to its directors, executive officers, and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Section 22(g) and 22(h) of the FRA and Regulation O of the FRB thereunder. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the association's capital. In addition, extensions of credit in excess of certain limits must be approved by the association's board of directors.

         ENFORCEMENT. Under the Federal Deposit Insurance Act (the "FDIC Act), the OTS has primary enforcement responsibility over savings associations and has the authority to bring enforcement action against all "institution affiliated parties," including any controlling stockholder, attorney, appraiser or accountant who knowingly or recklessly participates in any violation of applicable law or regulation or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause more than a minimal loss or other significant adverse effect on an insured savings association. Civil penalties cover a wide range of violations and actions and range from $5,000 for each day during which violations of law, regulations, orders, and certain written agreements and conditions continue, up to $1 million per day for such violations if the person obtained a substantial pecuniary gain as a result of such violation or knowingly or recklessly caused a substantial loss to the institution. Criminal penalties for certain financial institution crimes include fines up to $1 million and imprisonment for up to 30 years. In addition, regulators have substantial discretion to take enforcement action against an institution that fails to comply with its regulatory requirements, particularly with respect to its capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship, of the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS the enforcement action be taken with respect to a particular savings association. If action is not taken by the Director of OTS the enforcement action be taken with respect to a particular savings association. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances.

         STANDARDS FOR SAFETY AND SOUNDNESS. Pursuant to the FDI Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Community Development Act"), the OTS and the federal bank regulatory agencies have adopted, a set of guidelines prescribing safety and soundness standards pursuant to FDIC, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings standards, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disappropriate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the OTS adopted regulations that authorize, but do not require, the OTS to order an institution that has been given notice by the OTS that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the OTS must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the OTS may seek to enforce such order in judicial proceedings and to impose civil money penalties.

         REAL ESTATE LENDING STANDARDS. The OTS and other federal banking agencies adopted regulations to prescribe standards for extensions of credit that (a) are secured by real estate or (b) are made for the purpose of financing the construction of improvements on real estate. The OTS regulations require each savings association to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying OTS guidelines, which include loan-to-value ratios for the different types of real estate loans. Associations are also permitted to make a limited amount of loans that do not conform to proposed loan-to-value limitations so long as such exemptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

         PROMPT CORRECTIVE REGULATORY ACTION. Under the OTS prompt corrective action regulations, the OTS is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association would be placed in one of five categories based on the association's capital.

         Generally, a savings association is treated as "well capitalized" if its ratio of total risk-based capital to risk-weighted assets is at least 10.0%, its ratio of Tier I capital to risk weighted assets is at least 6.0%, its ratio of leverage (core) capital to adjusted total assets is at least 5.0%, and it is not subject to any order or directive by the OTS to meet a specified capital level. A savings association will be treated as "adequately capitalized" if its ratio of total risk-based capital to risk-weighted assets is at least 8.0%, its ratio of Tier I capital to risk weighted assets is at least 4.0%, and its ratio of leverage (core) capital to adjusted total assets is at least 4.0%, (3.0% leverage ratio if the association receives the highest rating on the CAMELS financial institution rating system). A savings association that has a total risk based capital to risk-weighted assets of less than 8.0% or a leverage
(core) ratio of or a Tier 1 capital ratio that is less than 4.0% (3.0% leverage ratio if the association receives the highest rating on the CAMELS: financial institutions rating system) is considered to be "undercapitalized." A savings association that has a total risk based capital to risk-weighted assets of less than 6.0% or a Tier 1 risk based capital ratio or a leverage (core) of less than 3.0% is considered to be "significantly undercapitalized". A savings association that has tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." The elements of an association's capital for purposes of the prompt corrective action regulations are defined generally as they are under the regulations for minimum capital requirements.

         The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as an association's capital deteriorates within the three undercapitalized categories. All associations are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the association would be undercapitalized. An undercapitalized association is required to file a capital distribution or paying management fees to any controlling person if, following such distribution, the association would be undercapitalized. An undercapitalized association is required to file a capital restoration plan within 45 days of the date the association receives notice that it is within any of the three undercapitalized categories. The OTS is required to monitor closely the condition of an undercapitalized association and to restrict the asset growth, acquisitions, branching, and new lines of business of such an association. Significantly undercapitalized associations are subject to restrictions on compensation of senior executive officers; such an association. Significantly undercapitalized associations are subject to restrictions on compensation of senior executive officers; such an association may not, without OTS consent, pay any bonus or provide compensation to any senior executive officer at a rate exceeding the officer's average rate of compensation (excluding bonuses, stock options and profit-sharing) during the 12 months preceding the month when the association became undercapitalized. A significantly undercapitalized association may also be subject, among other things, to forced changes in the composition of its board of directors or senior management, additional restrictions on transactions with affiliates, restrictions on acceptance of deposits from correspondence associations, further restrictions on asset growth, restrictions on rates paid on deposits, forced termination or reduction of activities deemed risky, and any further operational restrictions deemed necessary by the OTS.

         If one or more grounds exist for appointing a conserver or receiver for an association, the OTS may require the association to issue additional debt or stock, sell assets; be acquired by a depository association holding company or combine with another depository association. The OTS and the FDIC have a broad range of grounds under which they may appoint a receiver or conservator for an insured depository association holding company or combine with another depository association. The OTS and the FDIC have a broad range of grounds under which they may appoint a receiver or conservator for an insured depository association. Under FDICIA, the OTS is required to appoint a receiver (or with the concurrence of the FDIC, a conservator) for a critically undercapitalized association within 90 days after the association becomes critically undercapitalized or, with the concurrence of the FDIC, to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the association continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the OTS makes certain findings with which the FDIC concurs and the Director of the OTS and the Chairman of the FDIC certify that the association is viable. In addition, an association that is critically undercapitalized is subject to more severe restrictions on its activities, and is prohibited, without prior approval of the FDIC from, among other things, entering into certain material transactions or paying interest on new or renewed liabilities at a rate that would significantly increase the association's weighted average cost of funds.

         When appropriate, the OTS can require corrective action by a savings association holding company under the "prompt corrective action" provisions of FDICIA.

INSURANCE OF DEPOSIT ACCOUNTS

         The Bank is a member of the SAIF, and the Bank pays its deposit insurance assessments to the SAIF. The FDIC also maintains another insurance fund, the BIF, which primarily insures the deposits of banks and state chartered savings banks.

         Pursuant to FDICIA, the FDIC established a new risk-based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. Under the new assessment system, which began in 1993, the FDIC assigns an institution to one of three capital categories based on the institution's financial information of the reporting period ending seven months before the assessment period. The three capital categories consist of (a) well-capitalized, (b) adequately capitalized or (c) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the regulation, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for both the BIF and the SAIF had ranged from 0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern).

         On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the "1996 Act") was enacted into law, and it amended the FDI Act in several ways to recapitalize the SAIF and reduce the disparity in the assessment rates for the BIF and the SAIF. The 1996 Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF-assessable deposits held as of March 31, 1995. The special assessment was paid on November 27, 1996. The special SAIF assessment was paid on November 27, 1996. The SAIF Special Assessment paid by the Bank amounted to $994,025. The impact on operations net of related tax effects; reduced reported earnings by approximately $350,000 for the year ended December 31, 1996.

         The 1996 Act also provides, that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or to achieve the designated reserve ratio of 1.25%, except on those of its member institutions that are not classified as "well capitalized" or that have been found to have "moderately severe" or "unsatisfactory" financial, operational or compliance weakness. The Bank has not been so classified by the FDIC or the OTS. Accordingly, assuming that the designated reserve ratio is maintained by the BIF and by the SAIF after the collection of the special SAIF assessment and the Bank maintains its regulatory status, the Bank will have to pay substantially lower regular assessments on its deposits compared to those paid in recent years.

         In addition, the 1996 Act expanded the assessment base for the payments on the FICO bonds to include, beginning January 1, 1997, the deposits of both BIF-and SAIF-insured institutions. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on SAIF-assessable deposits. It has been estimated that the rate of assessments for the payment of interest on the FICO bonds will be approximately 1.3 basis points for BIF assessable deposits and approximately 6.4 basis points for SAIF-assessable deposits beginning on January 1, 1997.

         The 1996 Act also provides for the merger of the BIF and SAIF, with such merger being conditioned upon the prior elimination of the thrift charter. The Secretary of the Treasury is required to conduct a study of relevant factors with respect to the development of a common charter for all insured depository institutions and abolition of separate chargers for banks and thrift and to report the Secretary's conclusions and findings to the Congress.

         Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition, or violation that might lead to termination of deposit insurance.

REGULATIONS OF SAVINGS ASSOCIATION HOLDING COMPANIES

         NHTB is a non-diversified unitary savings association holding company within the meaning of the HOLA. As such, NHTB is required to register with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority of NHTB and its non-savings association subsidiaries, if any. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness, or stability of a subsidiary savings association.

         The HOLA prohibits a savings association holding company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings association or holding company thereof, without prior written approval of the OTS; acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary savings association, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating an application by a holding company to acquire a savings association, the OTS must consider the financial and managerial resources and future prospects of the company and savings association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

         As a unitary savings association holding company, NHTB is not restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to satisfy the QTL test. See "--Regulation of Federal Savings Associations--QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by NHTB of another savings association or savings bank that meets the QTL test and is deemed to be a savings association by the OTS and that will be held as a separate subsidiary, NHTB would become a multiple savings association holding company and would be subject to limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings association holding company and its non-insured association subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHC Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

         The OTS is prohibited from approving any acquisition that would result in a multiple savings association holding company controlling savings associations in more than one state, subject to two exceptions: an acquisition of a savings association in another state (a) in a supervisory transaction or
(b) pursuant to authority under the laws of the state of the association to be acquired that specifically permit such acquisitions. The conditions imposed upon interstate acquisitions by those states that have enacted authorizing legislation vary. Some states impose conditions of reciprocity, which have the effect of requiring that the laws of both the state in which the acquiring holding company is located (as determined by the location of its subsidiary savings association) and the state in which the association to be acquired is located, have each enacted legislation allowing its savings associations to be acquired to out-of-state holding companies on the condition that the laws of the other state authorize such transactions on terms no more restrictive than those imposed on the acquiror by the state of the target association. Some of these states also impose regional limitations, which restrict such acquisitions to states within a defined geographic region. Other states allow full nationwide banking without any condition of reciprocity. Some states do not authorize interstate acquisitions of savings associations.

FEDERAL HOME LOAN BANK SYSTEM

         The Bank is a member of the FHLB of Boston, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions. The Bank, as a member of the FHLB of Boston, is required to acquire and hold shares of capital stock in the FHLB of Boston in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year or 1/20 of its advances (borrowings) from the FHLB of Boston. The Bank was in compliance with this requirement with an investment in the capital stock of the FHLB of Boston at December 31, 1998, of $1.9 million. Any advance from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

         The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the Federal Home Loan Banks can pay as dividends to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. The Bank earned dividends on the FHLB of Boston capital stock in amounts equal to $122,911, $119,109, and $120,506 during the years ended December 31, 1998, 1997, and 1996, respectively. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, the Bank's net interest income would likely also be reduced.

LIQUIDITY

         The Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions, and is currently 4%. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average long-term liquidity ratio for the month ended December 31, 1998 was 12.88% which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

YEAR 2000

         Certain computer equipment, computer programs and systems that are controlled by computer programs were originally programmed with six digit dates that provided only two digits for the calendar year. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Therefore, if the problem is not adequately addressed, this software could produce inaccurate or unpredictable results on January 1, 2000. The Company, like most financial services providers, may be significantly affected by the "Year 2000 Issue" due to the nature of financial information. Software, hardware, and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (e.g. vendors providing credit bureau information) are likely to be affected. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated.

         Financial institution regulators have recently increased their focus upon Year 2000 Issues, issuing guidance concerning the responsibilities of senior management and directors. Year 2000 testing and certification is being addressed as a key safety and soundness issue in conjunction with regulatory exams. Each federal regulated financial institution is under a mandate to survey its exposure, measure the risk and to prepare a plan in order to solve the Year 2000 Issue.

         In order to address the Year 2000 Issue and to minimize its potential adverse impact, management, in 1996, began the process to identify areas that will be affected by the Year 2000 Issue assess its potential; impact on the operations of the Bank, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed.

         Because the Company outsources its data processing and item processing operations, a significant component of the Year 2000 plan has been working with external vendors to test and certify their systems as Year 2000 compliant. The Company's vendors have surveyed their programs to inventory the necessary changes and have upgraded and corrected the applicable computer programs and replaced equipment so that the Company's information systems were Year 2000 compliant prior to the end of 1998. This will enable the Company to devote substantial time to the testing of the upgraded systems prior to the arrival of the millennium in order to comply with all applicable regulations.

TAXATION

         A thrift institution organized in stock form which utilizes the bad debt reserve method for bad debt will be subject to certain recapture taxes on such reserves in the event it makes certain types of distributions to its stockholders. Dividends may be paid out of appropriated retained income without the imposition of any tax on an institution to the extent that the amounts paid as dividends do not exceed such current and accumulated earnings and profits as calculated for federal income tax purposes. Stock redemptions, dividends paid in excess of an institution's current and accumulated earnings and profits as calculated for tax purposes, and partial or complete liquidation distributions made with respect to an institution's stock, however, are deemed under applicable provisions of the Code to be made from the institution's bad debt reserve, to the extent that such reserve exceeds the amount that could have been accumulated under the actual experience method. In the event a thrift institution makes a distribution that is treated as having been made from the tax bad debt reserve, the distribution is treated as an after tax distribution and the institution will be liable for tax on the gross amount before tax at the then current tax rate. Amounts added to the bad debt reserves for federal income tax purposes are also used by the Bank to meet the OTS reserve requirements described under "Regulation-Insurance of Accounts."

         The Bank's tax returns have been audited and accepted through December 31, 1996 by the Internal Revenue Service.

STATE INCOME TAX

         The Bank is subject to an annual Business Profits Tax (BPT) imposed by the State of New Hampshire at the rate of 7.00% of the total amount of federal taxable income, less deductions for interest earned on United States government securities. During 1993, the State of New Hampshire instituted a Business Enterprise Tax (BET), which places a tax on certain expense items. Interest, dividends, wages, benefits and pensions are taxed at a rate of 0.25%. Business Enterprise Taxes are allowed as a credit against the Business Profits Tax.

         Upon conversion to a holding company, NHTB became subject to a state franchise tax imposed by Delaware. For the year ended 1998, the tax amounted to $16,860.

         At December 31, 1998, LSB had a total of 113 full-time employees and 21 part-time employees. These employees are not represented by collective bargaining agents. LSB believes that its relationship with its employees is good.

FEDERAL SECURITIES LAWS

         The Company's common stock is registered with the SEC under Section 12
(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The company is subject to information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

ITEM 2. PROPERTIES

The following table sets forth the location of the LSB offices and certain additional information relating to these offices at December 31, 1998:

                                     YEAR                     NET BOOK VALUE                 EXPIRATION            LEASE RENEWAL
LOCATION                            OPENED             LEASED               OWNED           DATE OF LEASE             OPTION
------------------------------------------------------------------------------------------------------------------------------------
Corporate Office
 9 Main Street
 Newport, NH                         1868                        $       1,430,731

Guild Office
 300 Sunapee Street
 Newport, NH                         1978                         $          99,741

Bradford Office
 115 East Main Street
 Bradford, NH                        1975                         $          74,672

Grantham Office
 165 Route 10 South
 Grantham, NH                        1980                         $         305,148.

Hanover Street Office
 106 Hanover Street
 Lebanon, NH                         1997                         $       2,101,621.

Lebanon Office
 200 Heater Road
 Lebanon, NH                         1986                         $         569,859

New London Office
 24 Newport Road
 New London, NH                      1981                         $         394,329

Sunapee Office
 565 Route 11
 Sunapee, NH                         1965                         $          82,938

Andover Office /(1)/
 720 Main Street
 Andover, NH                         1987        $      32,571

Centerra Office /(1)/
 12 Centerra Pkwy.
 Lebanon, NH                         1997        $     188,949                                2007                  5 Years

Hillsboro Office /(1)/
 15 Antrim Road
 Hillsboro, NH                       1994        $      17,123                                2000                  4 Years

West Lebanon Office /(1)/
 83 Main Street
 West Lebanon, NH                    1994        $     123,171                                1999                 15 Years

/(1)/ Operating lease, value of improvements.

ITEM 3. LEGAL PROCEEDINGS

There is no material litigation pending in which the Company is a party or which the property of the Company is subject.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to the security holders of the company during the fourth quarter.


PART II.

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The following table shows the market range for the Company's Common Stock based on reported sales prices on the NASDAQ Market System. New Hampshire Thrift Bancshares, Inc. is traded under the symbol NHTB.

                   PERIOD                                           HIGH          LOW
                   -----------------------------------------------------------------------
1998               First Quarter                                $   20 1/2     $  17
                   Second Quarter                                   22            17 1/2
                   Third Quarter                                    18 3/4        12 7/8
                   Fourth Quarter                                   19            12

1997               First Quarter                                $   12 3/4     $  11 3/4
                   Second Quarter                                   15 1/2        11 3/4
                   Third Quarter                                    21 1/4        15 3/8
                   Fourth Quarter                                   22 3/4        18 1/4

The bid quotations set forth above represent prices between dealers and do not include retail mark-ups, mark-downs or commissions and may not represent actual transactions. As of December 31, 1998, New Hampshire Thrift Bancshares, Inc. had approximately 740 stockholders of record. The number of stockholders does not reflect the number of persons or entities who held their stock in nominee or "street" name through various brokerage firms.

The following table sets forth certain information regarding per share dividends declared on the Company's Common Stock:

                                                                    1998         1997
                                                                ------------------------
First Quarter                                                   $     .15     $    .125
Second Quarter                                                        .15          .125
Third Quarter                                                         .15          .125
Fourth Quarter                                                        .15          .125

For information regarding limitations of the declaration and payment of dividends by New Hampshire Thrift Bancshares, Inc., see Note 14 of the Notes to Consolidated Financial Statements.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS

The information called for by this item is contained on pages 7 through 19 of this document.

ITEM 7. FINANCIAL STATEMENTS

The report of independent accountants and the financial information called for by this item are contained on pages 20 through 46 of this document.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.


PART III.

ITEM 9.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Certain information relating to directors and executive officers of the Company, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from the Company's definitive proxy statement in connection with its Annual Meeting of Shareholders to be held on April 8, 1999, which proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the close of the fiscal year.

ITEM 10.  EXECUTIVE COMPENSATION

Certain information relating to directors and executive officers of the Company, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from the Company's definitive proxy statement in connection with its Annual Meeting of Shareholders to be held on April 8, 1999, which proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the close of the fiscal year.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain information relating to directors and executive officers of the Company, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from the Company's definitive proxy statement in connection with its Annual Meeting of Shareholders to be held on April 8, 1999, which proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the close of the fiscal year.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain information relating to directors and executive officers of the Company, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from the Company's definitive proxy statement in connection with its Annual Meeting of Shareholders to be held on April 8, 1999, which proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the close of the fiscal year.

ITEM 13.  EXHIBITS, LISTS AND REPORTS ON FORM 8-K

          The exhibits filed as a part of this Registration Statement are as follows:

          (a). LIST OF EXHIBITS.  (Filed herewith unless otherwise noted.)

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------

       2.1 Agreement as Plan of Reorganization, dated as of July 26, 1996, by and among New Hampshire Thrift Bancshares, Inc. ("NHTB"), Lake Sunapee Bank, fsb (the "Bank") and Landmark Bank. ("Landmark"), including Annex A, Agreement and Plan of Merger, dated as of July 26, 1996, by and between Landmark and the Bank, and joined in by NHTB (previously filed as an Exhibit to the Company's Form S-4 (No. 333-12645) filed with the Securities and Exchange Commission (the "Commission") on November 5, 1996 (the "November 5, 1996 S-4"))

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------
    3.1                             Amended and Restated Certificate of
                                    Incorporation of NHTB (previously filed as an exhibit to the November 5, 1996 S-4).

    3.2                             Amended and Restated Bylaws of NHTB.

    4.1 Stock Certificate of New Hampshire Thrift Bancshares, Inc. (previously filed as an exhibit to the Company's Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989).

   10.1 Profit Sharing-Stock Ownership Plan of Lake Sunapee Bank, fsb (previously filed as an exhibit to the November 5, 1996 S-4).

   10.2 New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan (previously filed as an exhibit in the November 5, 1996 S-4).

   10.3 Lake Sunapee Bank, fsb 1987 Incentive Stock Option Plan (previously filed as an exhibit to the Company's Form S-4 (file No. 33-27192), filed with the Commission on March 1, 1989).

   10.4 New Hampshire Thrift Bancshares, Inc. 1996 Incentive Stock Option Plan (previously filed as an exhibit to the Company's Form S-4 (file No. 33-27192), filed with the Commission on March 1, 1989).

   10.5 Employment Agreement between NHTB and Stephen W. Ensign (previously filed as an exhibit to the November 5, 1996 S-4).

   10.6 Employment Agreement between the Bank and Stephen R. Theroux (previously filed as an exhibit to the November 5, 1996 S-4).

   10.7 Stock Option Agreement, dated as of July 26, 1996, between NHTB and Landmark, (previously filed as an exhibit to the November 5, 1996 S-4).

   11.1 Computation of Per Share Earnings (see Note 1 to Consolidated Financial Statements).

   16.1 Letter on Change in Certifying Accountant (previously filed as an exhibit to the Company's Current Report on Form 8-K dated July 10, 1996).

   21.1 Subsidiaries of the Company (previously filed as an exhibit to the November 5, 1996 S-4).

   27.1 Financial Data Schedule (submitted only with filing in electronic format).

   99.1 Proxy Statement for the 1997 Annual Meeting of Shareholders of the Company (to be filed pursuant to Rule 14a-6 under the Securities and Exchange Act of 1934, as amended).

         (b)  REPORTS OF FORM 8-K.

         None.

__________
SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

New Hampshire Thrift Bancshares, Inc.
By:  /s/ John J. Kiernan               Chairman of the Board      March 11, 1999
     -------------------
     (John J. Kiernan)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

     Name                              Title                                          Date
     /s/ John J. Kiernan               Chairman of the Board                          March 11, 1999
     -------------------
     (John J. Kiernan)

     /s/ Stephen W. Ensign             Vice Chairman of the Board,                    March 11, 1999
     ---------------------
     (Stephen W. Ensign)               President and Chief Executive Officer

     /s/ Stephen R. Theroux            Director, Executive Vice President             March 11, 1999
     ----------------------
     (Stephen R. Theroux)              and Chief Operating Officer

     /s/ Leonard R. Cashman            Director                                       March 11, 1999
     ----------------------
     (Leonard R. Cashman)

     /s/ Ralph B. Fifield, Jr.         Director                                       March 11, 1999
     -------------------------
     (Ralph B. Fifield, Jr.)

     /s/ John A. Kelley, Jr.           Director                                       March 11, 1999
     -----------------------
     (John A. Kelley, Jr.)

     /s/ Peter R. Lovely               Director                                       March 11, 1999
     -------------------
     (Peter R. Lovely)

     /s/ Dennis A. Morrow              Director                                       March 11, 1999
     --------------------
     (Dennis A. Morrow)

     /s/ Jack H. Nelson                Director                                       March 11, 1999
     ------------------
     (Jack H. Nelson)

     /s/ Priscilla W. Ohler            Director                                       March 11, 1999
     ----------------------
     (Priscilla W. Ohler)

     /s/ Kenneth D. Weed               Director                                       March 11, 1999
     -------------------
     (Kenneth D. Weed)

     /s/ Joseph B. Willey              Director                                       March 11, 1999
     --------------------
     (Joseph B. Willey)

     /s/ Daryl J. Cady                 Senior Vice President and                      March 11, 1999
     -----------------
     (Daryl J. Cady)                   Chief Financial Officer
                                       (Principal Accounting Officer)

    ---------------------------------------------------------------------------------------
    NEW HAMPSHIRE THRIFT BANCSHARES, INC.

    DIRECTORS                                   OFFICERS
    ---------                                   --------
    John J. Kiernan, Chairman                   John J. Kiernan                             Daryl J. Cady, CPA
    Stephen W. Ensign, Vice Chairman            Chairman of the Board                       Senior Vice President and
    Stephen R. Theroux                                                                      Chief Financial Officer
    Leonard R. Cashman                          Stephen W. Ensign
    Ralph B. Fifield, Jr.                       Vice Chairman of the Board,                 Linda L. Oldham
    John A. Kelley, Jr.                         President and Chief Executive               Senior Vice President and
    Peter R. Lovely                             Officer                                     Secretary
    Dennis A. Morrow
    Jack H. Nelson                              Stephen R. Theroux                          Sandra M. Blackington
    Priscilla W. Ohler                          Executive Vice President and                Assistant Secretary
    Kenneth D. Weed                             Chief Operating Officer
    Joseph B. Willey

    ----------------------------------------------------------------------------------------
    LAKE SUNAPEE BANK, FSB

    DIRECTORS
    ---------
    John J. Kiernan, Chairman                   Robert C. O'Brien                           Erik C. Cinquemani
    Stephen W. Ensign, Vice Chairman            Loan Origination                            Commercial Lending
    Stephen R. Theroux
    Leonard R. Cashman                          Linda L. Oldham                             Frances E. Clow
    Ralph B. Fifield, Jr.                       Shareholder Relations                       Human Resources
    John E. Johannessen
    John A. Kelley, Jr.                         VICE PRESIDENTS                             Stephen B. Ellis
                                                ---------------
    Peter R. Lovely                             Douglas S. Baxter                           Loan Origination
    Dennis A. Morrow                            Marketing
    Jack H. Nelson                                                                          Gail A. Fraser
    Priscilla W. Ohler                          Colin S. Campbell                           Deposit Operations
    Kenneth D. Weed                             Loan Origination
    Joseph B. Willey                                                                        Ann M. Howard
                                                H. Bliss Dayton                             Retail Manager
    EXECUTIVE OFFICERS                          Compliance and Internal Audit
    ------------------
    John J. Kiernan                                                                         Peter N. Jennings
    Chairman of the Board                       Dana C. Favor                               Loan Origination
                                                Loan Review
    Stephen W. Ensign                                                                       Sandra J. Luckury
    Vice Chairman of the Board,                 Scott W. Laughinghouse                      Information Technology
    President and Chief Executive               Commercial Lending
    Officer                                                                                 Arthur W. Phillips
                                                William J. McIver                           Loan Review
    Stephen R. Theroux                          Commercial Lending
    Executive Vice President and                                                            Francetta Raymond
    Chief Operating Officer                     Theodore M. Thompson                        Loan Operations
                                                Commercial Lending
    Sandra M. Blackington                                                                   Louis A. Shelzi, Jr.
    Assistant Secretary                         Scott B. Walters                            Commercial Lending
                                                Commercial Lending
    SENIOR VICE PRESIDENTS                                                                  Terri G. Spanos
    ----------------------
    Daryl J. Cady, CPA                          Sharon L. Whitaker                          Retail Manager
    Chief Financial Officer                     Mortgage Lending

    W. Grant MacEwan                            ASSISTANT VICE PRESIDENTS
                                                -------------------------
    Commercial Lending                          Richard G. Biron
                                                Retail Manager

------------------------------------------------------------------  ----------------------------------------------------------------

BOARD OF ADVISORS                                                   SHAREHOLDER INFORMATION
Philip D. Allen/(1)/              Victor W. Laro                    CORPORATE HEADQUARTERS
Prunella O. Anastos               Paul J. Linehan                   New Hampshire Thrift Bancshares, Inc.
Benjamin K. Barton                Robert MacNeil                    9 Main Street
Kenneth O. Barton                 Elizabeth W. Maiola               PO Box 9
George O. Binzel                  Raymond A. Manning                Newport, NH  03773-0009
William A. Bittinger              John J. Marcotte                  Tel:                                             1-603-863-0886
Paul R. Boucher                   Jerry N. Mathis                   Fax:                                             1-603-863-9571
James F. Briggs                   Thomas F. McCormick
Robert S. Burgess                 J. David McCrillis                TRANSFER AGENT
Walton W. Chadwick                John C. McCrillis                 ChaseMellon Shareholder Services, L.L.C.
Earle W. Chandler                 Paul Olsen                        Overpeck Centre
F. Read Clarke                    Daniel P. O'Neill                 85 Challenger Road
Jacqueline C. Cote                Betty H. Ramspott                 Ridgefield Park, NJ  07660
Robert J. Cricenti                David N. Reney                    Tel: Domestic Holders                            1-800-851-9677
Richard F. Curtis                 Everett R. Reney                  Tel: Foreign Holders                             1-201-329-8660
Ernest G. Dennis, Jr.             Genelle M. Richards               Tel: Hearing Impaired                            1-800-231-5469
William J. Faccone, Sr.           J. Barrie Sellers                 Website: www.chasemellon.com
Gordon B. Flint, Sr.              Edwin G. Sielewicz
John W. Flynn, Jr.                Fredric M. Smith                  INDEPENDENT AUDITORS
John W. Flynn, Sr.                Herbert N. Smith                  Shatswell, MacLeod & Company, P.C.
Sam N. Hale                       Fred F. Stockwell                 83 Pine Street
Sheffield J. Halsey               Earl F. Strout                    West Peabody, MA  01960-3635
Louise K. Hastings                James R. Therrien
Douglas J. Homan                  Janis H. Wallace
                                                                    ----------------------------------------------------------------

Rita M. Hurd                      James P. Wheeler                  INFORMATION ON COMMON STOCK
Lisa S. Hustis                    Bradford C. White
Alf E. Jacobson                   John W. Wiggins, Sr.              The common stock is traded over-the-counter and
Robert B. Jennings                Peter Wittman                     quoted on the NASDAQ National Market System
Michael D. Johnson                Thomas B. Woodger                 under the symbol NHTB.  There were approximately
Edward T. Kerrigan                Michael J. Work                   740 shareholders of record on December 31, 1998.
John J. Kiernan, Jr.              (1)Honorary
                                                                    The following table sets forth the Company's high And low prices for the common stock as reported by NASDAQ for the periods indicated:

                                                                    1998                               HIGH           LOW
                                                                    ----------------------------------------------------------------

                                                                    First Quarter                    $ 20 1/2       $ 17
                                                                    Second Quarter                     22             17 1/2
                                                                    Third Quarter                      18 3/4         12 7/8
                                                                    Fourth Quarter                     19             12

           This Annual Report has been written by the Bank's staff.

                                  Appendix B

                                  FORM 10-QSB
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                  QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                     For The Quarter Ended March 31, 1999
                                           --------------

                        Commission File Number 0-17859
                                               -------


                             NEW HAMPSHIRE THRIFT
                               BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)


     State of Delaware                                   02-0430695
    (State of Incorporation)                     (IRS Employer I.D. Number)



   9 Main St., PO Box 9, Newport, NH                       03773
(Address of principal executive offices)                 (Zip Code)



                                 603-863-0886
             (registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

  Yes  X          No
     -----          -----

The number of shares outstanding of each of the issuer's classes of common stock, $.01 par value per share, as of May 4, 1999, was 2,104,285.
                                                        ----------

Transitional small business disclosure format:

  Yes            No   X
     -----          -----

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
                             INDEX TO FORM 10-QSB


PART I.  FINANCIAL INFORMATION                                            PAGE

Item 1   Financial Statements:

         Consolidated Statements of
         Financial Condition -                                                1
         March 31, 1999 and December 31, 1998

         Consolidated Statements of Income                                    2
         For the Three Months Ended March 31, 1999 and 1998

         Consolidated Statements of Cash Flows -                              3
         For the Three Months Ended March 31, 1999 and 1998

         Notes To Consolidated Financial Statements -                         5

Item 2   Management's Discussion and Analysis of Financial
         Condition and Results of Operations -                                6

         Independent Accountants' Report                                     13

PART II. OTHER INFORMATION

Item 1   Legal Proceedings                                                   14

Item 2   Changes in Securities                                               14

Item 3   Defaults Upon Senior Securities                                     14

Item 4   Submission of Matters to a Vote of Common Shareholders              14

Item 5   Other Information                                                   14

Item 6   Exhibits and Reports on Form 8-K                                    14

         Signatures                                                          15

Part I. Item I. NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       March 31, 1999 and December 31, 1998
                                   (Unaudited)

                                                                                     March 31,             December 31,
                                                                                        1999                   1998
                                                                                  ---------------        ---------------
ASSETS
Cash and due from banks                                                           $     6,369,784        $     8,701,558
Federal funds sold                                                                             -               7,583,000
                                                                                  ---------------        ---------------
  Cash and cash equivalents                                                             6,369,784             16,284,558
Securities available for sale                                                          51,266,027             52,137,753
Other investments                                                                       2,032,999              2,032,999
Loans held for sale                                                                            -               3,775,802
Loans receivable, net                                                                 240,618,954            232,321,171
Accrued interest receivable                                                             1,946,539              1,725,235
Bank premises and equipment, net                                                        8,327,446              8,416,182
Investments in real estate                                                                527,922                531,729
Real estate owned and property acquired in settlement of loans                            687,403                670,153
Goodwill                                                                                3,151,239              3,213,028
Other assets                                                                            2,649,658              2,299,159
                                                                                  ---------------        ---------------

       Total assets                                                               $   317,577,971        $   323,407,769
                                                                                  ===============        ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Checking accounts (non-interest-bearing)                                          $    14,318,913        $    16,521,820
Savings and interest-bearing checking accounts                                        143,535,766            144,430,362
Time deposits                                                                         117,587,036            121,096,974
                                                                                  ---------------        ---------------
  Total deposits                                                                      275,441,715            282,049,156
Other borrowed funds                                                                      848,000                     -
Securities sold under agreements to repurchase                                          7,085,092             11,849,116
Advances from Federal Home Loan Bank                                                    3,000,000                     -
Accrued expenses and other liabilities                                                  3,599,513              1,729,891
                                                                                  ---------------        ---------------

       Total liabilities                                                              289,974,320            295,628,163
                                                                                  ---------------        ---------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY                                                                           -                      -
Preferred stock, $.01 par value per share: 2,500,000 shares authorized, no shares issued or outstanding
Common stock, $.01 par value per share: 5,000,000 shares authorized,
  2,479,858 shares issued and 2,104,285 shares outstanding at
  March 31, 1999 and December 31, 1998                                                     24,798                 24,798
Paid-in capital                                                                        17,874,567             17,874,567
Retained earnings                                                                      12,456,705             12,082,784
Net unrealized gain (loss) on securities available for sale                              (294,842)               255,034
                                                                                  ---------------        ---------------
                                                                                       30,061,228             30,237,183
Treasury stock, at cost, 375,573 shares as of March 31, 1999
  and December 31, 1998                                                                (2,457,577)            (2,457,577)
                                                                                  ---------------        ---------------

       Total shareholders' equity                                                      27,603,651             27,779,606
                                                                                  ---------------        ---------------

       Total liabilities and shareholders' equity                                 $   317,577,971        $   323,407,769
                                                                                  ===============        ===============


             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
              For the Three Months Ended March 31, 1999 and 1998
                                  (Unaudited)



                                                                              March 31,               March 31,
                                                                                 1999                    1998
                                                                           -----------------       -----------------
Interest income
  Interest on loans                                                         $  4,614,301            $  5,227,961
  Interest and dividends on investments                                          918,967                 586,362
                                                                            ------------            ------------
     Total interest income                                                     5,533,268               5,814,323
                                                                            ------------            ------------

Interest expense
  Interest on deposits                                                         2,630,363               2,916,693
  Interest on advances and other borrowed money                                   53,994                 145,659
                                                                            ------------            ------------
     Total interest expense                                                    2,684,357               3,062,352
                                                                            ------------            ------------

  Net interest income                                                          2,848,911               2,751,971

Provision for loan losses                                                         30,000                  14,520
                                                                            ------------            ------------

  Net interest income after provision for loan losses                          2,818,911               2,737,451
                                                                            ------------            ------------

Other income
  Loan origination and customer service fees                                     407,051                 273,059
  Net gain on sale of securities                                                  45,409                   2,066
  Gain on sale of property acquired in settlement of loan                             23                       -
  Net gain (loss) on sale of loans                                                40,229                  (7,644)
  Net gain on sale of bank property and equipment                                      -                   6,762
  Rental income                                                                   85,512                  79,360
  Brokerage service income                                                        35,405                  37,219
                                                                            ------------            ------------
     Total other income                                                          613,629                 390,822
                                                                            ------------            ------------

Other expenses
  Salaries and employee benefits                                               1,201,526                 928,042
  Occupancy expenses                                                             469,879                 414,922
  Advertising and promotion                                                       83,083                  75,622
  Depositors' insurance                                                           35,327                  35,506
  Outside services                                                               125,277                 139,170
  Amortization of goodwill                                                        61,789                  61,789
  Other expenses                                                                 426,003                 435,396
                                                                            ------------            ------------
     Total other expenses                                                      2,402,884               2,090,447
                                                                            ------------            ------------

Income before provision for income taxes                                       1,029,656               1,037,826

Provision for income taxes                                                       319,048                 335,000
                                                                            ------------            ------------

Net income                                                                  $    710,608            $    702,826
                                                                            ============            ============

Comprehensive net income                                                    $    152,734            $    662,429
                                                                            ============            ============

Earnings per common share, basic                                            $        .34            $        .34
                                                                            ============            ============

Earnings per common share, assuming dilution                                $        .34            $        .33
                                                                            ============            ============

Dividends declared per common share                                         $        .16            $        .15
                                                                            ============            ============

      The accompanying notes to consolidated financial statements are an integral part of these statements.

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     For the Three Months Ended March 31,
                          1999 and 1998 (Unaudited )


                                                                                      March 31,        March 31,
                                                                                         1999            1998
                                                                                   -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                      $      710,608    $      702,826
  Depreciation and amortization                                                          180,967           151,270
  Amortization of goodwill                                                                61,789            61,789
  Loans originated for sale                                                          (13,245,698)      (13,074,642)
  Proceeds from sale of loans                                                         13,285,927        13,066,998
  (Gain) loss from sale of loans                                                         (40,229)            7,644
  Gain from sale of debt securities available for sale                                   (45,409)           (2,066)
  Gain from sale of bank premises and equipment                                               -             (6,762)
  Provision for loan losses and other real estate owned losses                            30,000            14,520
  Gain on sale of property acquired in settlement of loan                                    (23)               -
  (Increase) decrease in accrued interest and other assets                              (766,453)          252,585
  Decrease in deferred loan fees                                                        (118,624)           (9,693)
  Increase in accrued expenses and other liabilities                                   2,215,599           984,631
                                                                                  --------------    ---------------
            Net cash provided by operating activities                                  2,268,454         2,149,100
                                                                                  ---------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                                   (96,420)         (190,771)
  Proceeds from sale of bank premises and equipment                                        7,995             9,145
  Proceeds from sale of debt securities available for sale                             7,017,524         6,009,649
  Purchase of securities available for sale                                           (7,017,816)       (9,421,750)
  Purchase of Federal Home Loan Bank stock                                                    -            (77,000)
  Maturities of securities available for sale                                                 -            560,000
  Net (increase) decrease in loans to customers                                       (4,217,133)        4,736,593
  (Increase) decrease in real estate owned                                               (17,227)           84,762
                                                                                  ---------------   ---------------
            Net cash provided by (used in) investing activities                       (4,323,077)        1,710,628
                                                                                  ---------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                                 (6,607,441)        1,080,011
  Net increase (decrease) in repurchase agreements                                    (4,764,024)          530,852
  Increase (decrease) in advances from Federal Home Loan Bank
    and other borrowings                                                               3,848,000          (369,160)
  Dividends paid                                                                        (336,686)         (313,283)
  Proceeds from exercise of stock options                                                     -             27,340
                                                                                  ---------------   ---------------
            Net cash provided by (used in) financing activities                       (7,860,151)          955,760
                                                                                  ---------------   ---------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  (9,914,774)        4,815,488
CASH AND CASH EQUIVALENTS, beginning of period                                        16,284,558        13,306,626
                                                                                  ---------------   ---------------
CASH AND CASH EQUIVALENTS, end of period                                          $    6,369,784    $   18,122,114
                                                                                  ---------------   ---------------


      The accompanying notes to consolidated financial statements are an integral part of these statements.

                   NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND
                  SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH
                    FLOWS -(continued) For the Three Months
                  Ended March 31, 1999 and 1998 (Unaudited )

                                                                                       March 31,             March 31,
                                                                                         1999                  1998
                                                                                   -----------------     -----------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest on deposit accounts                                                 $        2,646,650    $        2,918,840
    Interest on advances and other borrowed money                                            46,542               146,372
                                                                                   -----------------     -----------------
            Total interest paid                                                  $        2,693,192    $        3,065,212
                                                                                   -----------------     -----------------
    Income taxes, net                                                            $              400    $              400
                                                                                   -----------------     -----------------

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
   Transfers from loans to real estate acquired through foreclosure              $           17,250     $          60,000
                                                                                   -----------------     -----------------

  The accompanying notes to consolidated financial statements are an integral part of these statements.

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     March 31, 1999 and December 31, 1998


Note A - Basis of Presentation
------------------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of New Hampshire Thrift Bancshares, Inc., all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

Note B - Accounting Policies
----------------------------

The accounting principles followed by New Hampshire Thrift Bancshares, Inc. and Subsidiary and the methods of applying these principles which materially affect the determination of financial position, results of operations, or changes in financial position are consistent with those used for the year 1998.

The consolidated financial statements of New Hampshire Thrift Bancshares, Inc. include its wholly owned subsidiary, Lake Sunapee Bank, fsb, and its subsidiaries Lake Sunapee Group, Inc., and Lake Sunapee Financial Services Corp. All significant intercompany balances have been eliminated.

Note C - Subsequent Event
-------------------------

     On April 12, 1999, Lake Sunapee Bank, fsb signed a definitive agreement to acquire three branch offices of New London Trust, New London, NH. Under the terms of the agreement, Lake Sunapee Bank, fsb will acquire the Main Office of New London Trust, as well as, the Andover and Newbury branches.

     The transaction, which is subject to regulatory approval, is expected to close during the fourth quarter of this year. This transaction will include approximately $103 million in deposits and $88 million in loans. It is anticipated that this in-market acquisition will increase Company assets to over $440 million and be accretive to shareholders beginning in the year 2000.

Part I. Item II.

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General

  New Hampshire Thrift Bancshares, Inc. (The Company), a Delaware holding company organized on July 5, 1989, is the parent company of Lake Sunapee Bank, fsb (The Bank), a federally chartered savings bank. The Bank is a member of the Federal Deposit Insurance Corporation (FDIC) and its deposits are insured through the Savings Association Insurance Fund (SAIF). The Bank is regulated by the Office of Thrift Supervision (OTS).

  The Company's profitability is derived from its only subsidiary, Lake Sunapee Bank, fsb. The Bank's earnings in turn are generated from the net income from the yield on its loan and investment portfolios less the cost of its deposit accounts and borrowings. These core revenues are supplemented by loan origination fees, retail banking service fees, gains on the sale of investment securities, and brokerage fees. The Bank passes its earnings to the Company to the extent allowed by OTS regulations. Current regulations enable the Bank to pay to the Company the higher of an amount equal to seventy-five per cent of the Bank's prior four quarter earnings or up to fifty per cent of excess capital plus total current year earnings. As of March 31, 1999, the Company had $1,005,247 available, which it plans to use to continue its annual dividend payout of $0.64 per share.

Year 2000

  Many companies continue to undertake projects to address the Year 2000 (Y2K). Companies have determined potential costs and uncertainties based on a number of factors, including its software and hardware and the nature of its business. Companies must also coordinate with other entities with which they do business. Lake Sunapee Bank, through its technology committee and an outside consultant, implemented many hardware and software changes during 1998, in an effort to become Y2K compliant. During 1998, the Bank installed a new data processing mainframe computer, upgraded its mainframe software, and installed a new proof of deposit and check imaging system. All of these Y2K compliant systems were in operation throughout most of 1998.

  Y2K testing has been on going and will continue throughout 1999. Based on a review of internal practices and communications with third party processors, the Bank does not expect to encounter significant difficulties in connection with the transition to the Year 2000. The status of the Bank's `Year 2000 Action Plan' is reported to its Board of Directors monthly. A $50,000 annual provision has been established to cover Y2K related expenses. In conjunction with the `Action Plan', the Bank has developed a `Business Continuity Plan'. This Plan is designed to allow the Bank to operate should a system it relies on fail. As part of the `Business Continuity Plan', the Bank has purchased power generators and designed a manual accounting system. It is unlikely the Bank will need to utilize these systems, but nevertheless, they are developed and being tested. The Bank is subject to regulatory review concerning the Year 2000 from its primary regulator, The Office of Thrift Supervision (OTS). During 1998, the Bank had both its Phase I and Phase II examinations. The Bank expects its final Phase III exam within the next few weeks.

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

  Monitoring and managing the Year 2000 project has and will likely continue to result in additional direct and indirect costs to the Bank. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing necessary contingency plans. Both direct and indirect costs of addressing the Year 2000 Issue will be charged to earnings as incurred. Such costs have not been material to date.

Financial Condition

  During the first three months of 1999, total assets decreased by $5,829,798, or 1.80% from $323,407,769 to $317,577,971. Cash and cash equivalents were used to fund a $4.3 million increase in net portfolio loans and to cover seasonal deposit outflows of $6.6 million resulting in a reduction in cash and cash equivalents of approximately $9.9 million during the first three months of 1999.

  Total gross loans increased $4,435,418 from $239,116,440 to $243,551,858, or
1.85%. During the first quarter of 1999, the Bank originated a record $35.6 million in loans, had pay-offs of approximately $17.6 million, normal amortization of approximately $3.5 million and loans sold of approximately $13.2 million. Due to continued favorable fixed interest rates, many of the Bank's variable rate loan customers refinanced into fixed rate products. The Bank sold much of the fixed rate product into the secondary market, retaining the servicing. Selling fixed rate loans into the secondary market helps protect the Bank against interest rate risk and provides the Bank with a consistent fee income stream. The proceeds from the sale of loans are then available to lend back into the Bank's market area and to purchase investment securities. At March 31, 1999, the Bank had $137,619,734 in its servicing portfolio. The Bank expects to exceed $185 million in serviced loans by the end of 1999. The Bank expects to continue to sell fixed rate loans into the secondary market in order to manage interest rate risk. Market risk exposure during the production cycle is managed through the use of secondary market forward commitments. At March 31, 1999, adjustable rate mortgages comprised approximately 80% of the Bank's real estate mortgage loan portfolio. This is consistent with prior years.

  As of March 31, 1999, total investment securities increased slightly by $24,128, or .04% from $53,755,251 to $53,779,379 (at amortized cost). During the first three months of 1999, the Bank purchased approximately $7.0 million of investment securities to offset the calls and sales of securities that occurred during that same time. The Bank continues to use proceeds from sold loans and paid loans to purchase investment securities in order to increase yields, thereby mitigating the reduction in the Bank's interest rate spread that might otherwise occur. The Bank's net unrealized gain was $415,501 at December 31, 1998 compared to a net unrealized loss of $480,353 at March 31, 1999. This change of $895,854 reflects the rise in interest rates during the first quarter and the corresponding decrease in investment security market values.

  Real estate owned and property acquired in settlement of loans increased by $17,250, or 2.57% to $687,403. This total reflects $315,153 in market value for the remaining five lots at Blye Hill Landing in Newbury, NH. There were no sales of real estate property owned, during the first three months of 1999.

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

  Deposits decreased by $6,607,441, or 2.34% to $275,441,715 from $282,049,156 at year-end. Non-interest bearing checking accounts decreased 13.33% as many business customers settled seasonal transactions. Savings and interest-bearing checking accounts decreased slightly by .62%. Certificates of deposit decreased 2.90% as many higher balance customers sought investment alternatives.

  Securities sold under agreement to repurchase decreased by $4,764,024, to $7,085,092 from $11,849,116. As mentioned above, many business customers settled seasonal transactions during the first quarter of 1999. Repurchase agreements are collateralized by the Bank's government and agency investment securities.

  Overnight and long-term advances from the Federal Home Loan Bank (FHLB) increased to $3,848,000 from zero at year-end. During the first three months of 1999, the Bank funded a net $4.2 million increase in loans and an $11.4 million decrease in deposits and repurchase agreements using approximately $9.9 million in cash and cash equivalents and $3.8 million from FHLB advances.

  Accrued expenses and other liabilities increased $1,869,622, to $3,599,513 from $1,729,891. The majority of the increase was attributable to a $1 million payable recorded for an investment security trade booked at the end of March that settled in April.

Liquidity and Capital Resources

  The Bank is required to maintain a 4% ratio of liquid assets to net withdrawable funds. At March 31, 1999, the Bank's ratio of 9.61% exceeded regulatory requirements for long-term liquidity.

  The Bank's source of funds comes primarily from net deposit inflows, loan amortizations, principal pay downs from loans, sold loan proceeds, and advances from the FHLB. At March 31, 1999, the Bank had approximately $92,000,000 in additional borrowing capacity from the FHLB.

  At March 31, 1999, the Company's shareholders' equity totaled $27,603,651, or 8.69% of total assets, compared to $27,779,606, or 8.59% of total assets at year-end 1998. The decrease of $175,955 reflects net income of $710,608, the payment of $336,686 in common stock dividends and the change of $549,877 in the net unrealized holding gain (loss) on securities classified as available-for-sale. This change reflects the rise in interest rates during the first three months of 1999 and the corresponding decrease in investment security market values during the same period.

  For the three months ended March 31, 1999, net cash provided by operating activities was $2,268,454, versus $2,149,100 for the same period in 1998. A net change in other assets and other liabilities accounted for the majority of the change as accrued interest, other assets, accrued expenses and other liabilities increased. A security purchased and booked as a payable at the end of the first quarter was settled in April.

  Net cash flows used in investing activities amounted to $4,323,077 for the three months ended March 31, 1999, compared to net cash flows provided by investing activities of $1,710,628 for the same period in 1998, a change of approximately $6 million. A net increase in loans to customers used cash flows of $4,217,133 compared to a decrease in loans that provided cash flows of $4,736,593 for the same period in 1998. During the first three months of 1999, purchases of investment securities were approximately $7.0 million and sales and calls of investment securities were also $7.0 million. Investment security activity during the first quarter of 1998 used net cash flows of approximately $3.4 million.

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

  At March 31, 1999, net cash flows used in financing activities was $7,860,151 compared to net cash provided by financing activities of $955,760 for the same period in 1998, a change of approximately $8.8 million. A decrease in deposits and repurchase agreements of $11,371,465 was partially offset by an increase in advances from the FHLB and other borrowings of $3,848,000. During the same time period in 1998, deposits and repurchase agreements increased $1,610,863 while FHLB advances decreased $369,160.

  The Bank expects to be able to fund loan demand and other investing during 1999 by continuing to use funds provided from customer deposits, as well as the FHLB's advance program. Management is not aware of any trends, events, or uncertainties that will have or that are reasonably likely to have a material effect in the Company's liquidity, capital resources or results of operations.

  Banks are required to maintain tangible capital, core leverage capital, and total risk based capital of 1.50%, 4.00%, and 8.00%, respectively. As of March 31, 1999, the Bank's ratios were 7.32%, 7.32%, and 12.32%, respectively, well in excess of the regulators' requirements.

  Book value per share was $13.12 at March 31, 1999, versus $12.41 per share at March 31, 1998. The increase in paid-in capital and retained earnings provided the increase in book value per share.

Interest Rate Sensitivity

  The principal objective of the Bank's interest rate management function is to evaluate the interest rate risk inherent in certain balance sheet accounts and determine the appropriate level of risk given the Bank's business strategies, operating environment, capital and liquidity requirements and performance objectives and to manage the risk consistent with the Board of Directors' approved guidelines. The Bank's Board of Directors has established an Asset/Liability Committee (ALCO) to review its asset/liability policies and interest rate position monthly. Trends and interest rate positions are reported to the Board of Directors quarterly.

  Gap analysis is used to examine the extent to which assets and liabilities are "rate sensitive". An asset or liability is said to be interest rate sensitive within a specific time-period if it will mature or reprice within that time.
The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specified period of time and the amount of interest-bearing liabilities maturing or repricing within the same specified period of time. The strategy of matching rate sensitive assets with similar liabilities stabilizes profitability during periods of interest rate fluctuations.

  The Bank's one-year gap at March 31, 1999, was 6.42%, compared to the December 31, 1998 gap of 6.78%. The Bank continues to hold in portfolio adjustable rate mortgages, which reprice at one, three, and five-year intervals. The Bank sells fixed-rate mortgages into the secondary market in order to minimize interest rate risk.

  The Bank's gap, of approximately negative six percent at March 31, 1999, means net interest income would increase if interest rates trended downward. The opposite would occur if interest rates were to rise. Management feels that maintaining the gap within ten points of the parity line provides adequate protection against severe interest rate swings. In an effort to maintain the gap within ten points of parity, the Bank may utilize the FHLB advance program to control the repricing of a segment of liabilities.

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

  As another part of its interest rate risk analysis, the Bank uses an interest rate sensitivity model, which generates estimates of the change in the Bank's net portfolio value (NPV) over a range of interest rate scenarios. The OTS produces the data quarterly using its own model and data submitted by the Bank.

  NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. Modeling changes requires making certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to the changes in market interest rates. In this regard, the NPV model assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and that a particular change in interest rates is reflected uniformly across the yield curve. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market rates on the Bank's net interest income and will likely differ from actual results.


The following table sets forth the Bank's NPV as of December 31, 1998 (the latest NPV analysis prepared by the OTS), as calculated by the OTS.

     Change                                  Net Portfolio Value                                NPV as % of PV Assets
    in Rates                     $ Amount         $ Change           % Change                NPV Ratio           Change
----------------              ---------------------------------------------------      -------------------------------------

+400 bp            ..........        18,272             -17,343             -  49%                   5.81%          - 489 bp
+300 bp            ..........        23,397             -12,218             -  34%                   7.32%          - 339 bp
+200 bp            ..........        28,105             - 7,511             -  21%                   8.66%          - 205 bp
+100 bp            ..........        32,240             - 3,375             -   9%                   9.80%          -  91 bp
   0 bp            ..........        35,615                  --                --                   10.70%                --
-100 bp            ..........        38,660               3,045              +  9%                  11.50%          +  79 bp
-200 bp            ..........        42,441               6,826              + 19%                  12.46%          + 175 bp
-300 bp            ..........        48,474              12,859              + 36%                  13.96%          + 325 bp
-400 bp            ..........        56,124              20,508              + 58%                  15.78%          + 508 bp

Allowance for Loan Losses and Asset Quality

  The Bank considers many factors in determining the allowance for loan losses. These include the risk and size characteristics of loans, the prior years' loss experience, the levels of delinquencies, the prevailing economic conditions, the number of foreclosures, unemployment rates, interest rates, and the value of collateral securing the loans. No changes were made to the Bank's procedures with respect to maintaining the loan loss allowances as a result of any regulatory examinations.

  Additionally, the Bank's commercial loan officers review the financial condition of commercial loan customers on a regular basis and perform visual inspections of facilities and inventories. The Bank also has an internal audit and compliance program. Results of the audit and compliance programs are reported directly to the Audit Committee of the Bank's Board of Directors.

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

     The allowance for loan losses at March 31, 1999 was $3,149,129, compared to $3,117,068 at year-end 1998. As of March 31, 1999, the allowance included $2,763,435 in general reserves compared to $2,731,484 at year-end 1998. The total allowance represented 1.29% of total loans at March 31, 1999 versus 1.30% at year-end 1998. The allowance for loan losses as a percentage of non-performing assets was 103.69% at March 31, 1999, compared to 115.82% at December 31, 1998. During the first three months of 1999, the Bank had net charge-offs of $117 compared to $34,833 for the same period in 1998.

  Loans classified for regulatory purposes as loss, doubtful, substandard or special mention do not result from trends or uncertainties which the Bank reasonably expects will materially impact future operating results, liquidity, or capital resources. As of March 31, 1999, there were no other loans not included in the table below or discussed where known information about the possible credit problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

  Total classified loans, excluding special mention, as of March 31, 1999 were $5,198,223 compared to $5,356,046 at December 31, 1998. At March 31, 1999, loans classified as 90 days delinquent were $1,290,849 compared to $170,999 at
December 31, 1998.   At March 31, 1999, non-earning assets were $1,058,999
compared to $1,850,214 at year-end 1998. Total non-performing assets amounted to $3,037,251 and $2,691,366, for March 31, 1999 and December 31, 1998,
respectively.

The following table shows the breakdown of non-performing assets and non-performing assets as a percentage of total assets (dollars in thousands):

                                                       March 31,                     December 31,
                                                         1999                           1998
                                              -------------------------      -------------------------

90 day delinquent loans  /1/                    $        1,291     0.41%          $       171     0.05%
Non-earning assets /2/                                   1,059     0.33%                1,850     0.57%
Other real estate owned                                    687     0.22%                  670     0.21%
                                              -------------------------      -------------------------
Total non-performing assets                     $        3,037     0.96%          $     2,691     0.83%
                                              -------------------------      -------------------------
Troubled debt restructured                      $            -        -           $       114     0.04%
                                              =========================      =========================

/1/  All loans 90 days or more delinquent are placed on a non-accruing status.

/2/ Loans considered to be uncollectible, pending foreclosure, impaired, or in bankruptcy proceeding, are placed on a non-earning status.

The following table sets forth the allocation of the loan loss valuation allowance and the percentage of loans in each category to total loans (dollars in thousands):


                                                       March 31,                       December 31,
                                                         1999                             1998
                                              --------------------------      --------------------------
Real estate loans -

  Conventional                                     $     1,485        79%          $     1,473        79%
  Construction                                             125         1%                  123         2%
Collateral and Consumer                                     76        12%                   68        11%
Commercial and Municipal                                 1,011         8%                1,007         8%
Other loans                                                 66         -                    60         -
Impaired Loans                                             386         -                   386         -
                                              --------------------------      -------------------------
Valuation allowance                                $     3,149       100%          $     3,117       100%
                                              ==========================      ==========================
Total valuation allowance as a
  percentage of total loans                               1.29%                           1.30%
                                              ================                ================

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Results of Operations

  Net income for the three months ended March 31, 1999, was $710,608, or $0.34 per common share (assuming dilution) compared to $702,826, or $0.33 per common share (assuming dilution) for the same period in 1998.

     Net interest income increased $96,940, or 3.52%, from $2,751,971 for the first three months of 1998 to $2,848,911 for the first three months of 1999. The increase was due primarily to a decrease in the cost of deposits and a decrease in the average outstanding balance of FHLB advances.

  Total interest income for the quarter ended March 31, 1999 decreased by $281,055, or 4.83%, to $5,533,268 from $5,814,323 for the same period in 1998.
For the three months ended March 31, 1999, interest on loans decreased $613,660, or 11.74% to $4,614,301 from $5,227,961 for the same period in 1998. Total loans held in portfolio decreased from $250,582,342 at March 31, 1998 to $243,551,858 at March 31, 1999. The decrease in loan interest income was primarily attributable to lower yields on loans and a decrease in loans held in portfolio. As customers refinanced from variable rate into fixed rate loans, the Bank sold the loans into the secondary market in order to reduce interest rate risk. Fee income associated with the sales is recorded in other income. Somewhat offsetting the decrease in interest on loans, was a $332,605 increase in interest and dividends on investments. As mentioned above, proceeds from sold loans may be used to purchase investment securities. Total investment securities, including federal funds, increased $6,076,436 from $47,222,590 at March 31, 1998 to $53,299,026 for the same period in 1999.

  For the three months ended March 31, 1999, total interest expense decreased $377,995, or 12.34%. The decrease was a result of lower interest expense associated with deposits and FHLB advances. Higher balances in transaction-type accounts and lower balances in certificates of deposit accounts reduced the Bank's cost of deposits to 3.81% at March 31, 1999 from 4.27% for the same period in 1998. At March 31, 1999, advances from FHLB and other borrowed funds totaled $3,848,000 compared to $10,177,158 for the same period in 1998. During the same period, the Bank's cost of advances fell to 4.05% from 4.33%.

     Due to lower loan portfolio balances combined with management's assessment that reserve levels are adequate, the provision for loan losses remained consistent with 1998 levels. As of March 31, 1999, the net provision for loan losses totaled $30,000 compared to $14,520 for the same period in 1998. The total allowance represented 1.29% of total loans at March 31, 1999 versus 1.20% for the same period in 1998.

  For the quarter ended March 31, 1999, total other income increased by $222,807, or 57.01% from $390,822 in 1998 to $613,629 for the same period in
1999. The change was primarily a result of a $133,992, or 49.07% increase in loan origination and customer service fees. In addition, net gains on the sale of loans accounted for $47,873 of the increase. As mentioned above, the Bank originated a record $35.6 million of loans during the first quarter compared to $26.9 for the same period in 1998 and sold $13.1 million.

  Total operating expenses increased $312,437, or 14.95% for the three months ended March 31, 1999. Additional staffing and occupancy costs were realized as the Bank managed its increased loan volume through increased staffing and outsourcing. The Bank also recorded additional depreciation expense associated with system upgrades done throughout 1998.

                      SHATSWELL, MacLEOD & COMPANY, P.C.
                         CERTIFIED PUBLIC ACCOUNTANTS

                                83 PINE STREET
                    WEST PEABODY, MASSACHUSETTS 01960-3635
                            TELEPHONE (978)535-0206
                            FACSIMILE (978)535-9908





The Board of Directors
New Hampshire Thrift Bancshares, Inc.
Newport, New Hampshire


                        Independent Accountants' Report
                        -------------------------------

We have reviewed the accompanying consolidated statement of financial condition of New Hampshire Thrift Bancshares, Inc. and Subsidiary as of March 31, 1999, and the related consolidated statements of income and cash flows for the three-month period then ended. These consolidated financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.


                              /s/ Shatswell, MacLeod & Company, P.C.
                              SHATSWELL, MACLEOD & COMPANY, P.C.

May 12, 1999

PART  II.    NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                               OTHER INFORMATION


Item 1.  Legal Proceedings
         -----------------
         There is no material litigation pending in which the Company or its subsidiary is a party or which the property of the Company or its subsidiary is subject.

Item 2.  Changes in Securities
         ---------------------
         None

Item 3.  Defaults Upon Senior Securities
         -------------------------------
         None

Item 4.  Submission of Matters to a Vote of Common Shareholders
         ------------------------------------------------------
         At the Annual Meeting of Shareholders held on April 8, 1999, the following was voted:

         Directors of New Hampshire Thrift Bancshares, Inc. were re-elected for terms of three years, each expiring at the Annual Meeting 2002.

                                                  For           Withheld
------------------------------------------------------------------------
         Leonard R. Cashman                    1,680,822          30,776
         Stephen W. Ensign                     1,680,758          30,840
         Dennis A. Morrow                      1,680,322          31,276
         Kenneth D. Weed                       1,679,422          32,176

         The appointment of Shatswell, MacLeod & Company, P.C. as independent auditors was ratified.

                                                  For           Against         Withheld
----------------------------------------------------------------------------------------
                                                1,687,251        7,310           10,912

Item 5.  Other Information
         -----------------
         None

Item 6.  Exhibits and Reports on Form 8-K
         --------------------------------
         A.) Exhibits:

             Exhibit 10.8  Stock Purchase Agreement dated April 12, 1999

             Exhibit 10.9  Purchase and Assumption Agreement dated April 12,
                           1999
             Exhibit 10.10 Asset and Liability Allocation Agreement dated
                           April 12, 1999

             Exhibit 27    Financial Data Schedules (EDGAR filing only)

         B.) Reports on Form 8-K:

         A report on Form 8-K was filed on April 27, 1999, reporting the signing of an agreement for Lake Sunapee Bank to acquire three branch offices of New London Trust Company.

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARY
                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                               NEW HAMPSHIRE THRIFT BANCSHARES, INC.
                               -------------------------------------
                                           (Registrant)



Date: May 14, 1999              /s/ Stephen W. Ensign
     --------------------      -------------------------------------------
                               Stephen W. Ensign
                               Vice Chairman of the Board, President
                               and Chief Executive Officer


Date: May 14, 1999             /s/ Stephen R. Theroux
     --------------------      -------------------------------------------
                               Stephen R. Theroux
                               Executive Vice President and
                               Chief Operating Officer


Date: May 14, 1999             /s/ Daryl J. Cady
     --------------------      -------------------------------------------
                               Daryl J. Cady
                               Senior Vice President and
                               Chief Financial Officer
                               (Principal Accounting Officer)

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[LOGO OF NEW HAMPSHIRE THRIFT BANCSHARES, INC. APPEARS HERE]

                           Tucker Anthony Cleary Gull


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